Form 10-K/A, Exhibit 13
period 1997-12-31
UNION NATIONAL BANCORP INC
filed 1998-04-03
CIK 919871

117 EAST MAIN STREET
WESTMINSTER, MARYLAND 21157
410-848-7200


UNION NATIONAL
BANCORP, INC.
UNB

FINANCIAL HIGHLIGHTS

(IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                            % Change From Prior Year
                                                                                            ------------------------
FOR THE YEARS ENDING DECEMBER 31:                     1997            1996           1995       1997/96    1996/95
--------------------------------------------------------------------------------------------------------------------

    NET INCOME .............................   $     2,400     $     1,830     $     1,760        31.2%      4.0%
    Net Interest Income ....................   $     9,821     $     9,262     $     8,999         6.0%      2.9%
    Noninterest Income .....................         1,327           1,086             977        22.2      11.1
    Noninterest Expense ....................        (7,309)         (7,255)         (7,114)        0.7       2.0
    Provision for Loan Losses ..............          (275)           (329)           (212)      (16.4)     55.2
    Return on Average Assets ...............          1.02%           0.83%           0.82%
    Return on Average Equity ...............         12.71%          10.61%          11.34%

AVERAGE BALANCES:
    Assets .................................   $   234,206     $   221,146     $   214,620         5.9%      3.0%
    Deposits ...............................       199,435         193,895         182,201         2.9       6.4
    Gross Loans ............................       148,586         146,479         144,642         1.4       1.3
    Stockholders' Equity ...................        18,884          17,242          15,513         9.5      11.1

AT DECEMBER 31:
    Assets .................................   $   250,781     $   225,131     $   218,891        11.4%      2.9%
    Deposits ...............................       205,639         199,291         193,462         3.2       3.0
    Gross Loans ............................       158,348         147,351         146,822         7.5       0.4
    Stockholders' Equity ...................        20,064          17,900          16,421        12.1       9.0

PER SHARE DATA:
    Net Income .............................   $      1.43     $      1.10     $      1.06        30.0%      3.8%
    Dividends ..............................          0.34            0.29            0.26        19.3       9.6
    Stockholders' Equity ...................         11.98           10.73            9.84        11.6       9.1

RATIOS AND KEY DATA
    Loans (% of Deposits) ..................         77.00%          73.94%         75.89%

  Allowance for Credit Losses (% of Loans)          1.13%           1.20%          1.20%
    Net Charge-Offs (% of Average Loans) ...          0.17%           0.22%          0.08%
    Offices at year end ....................             8               8              7
    Employees (Full-time equivalent) .......           118             114            113         3.5%      0.9%
    Shares Outstanding .....................     1,674,800       1,668,000      1,668,000
    Shareholders ...........................           442             445            442
    Average Equity to Average Assets .......          8.06%           7.80%          7.23%
    Total Risk-based Capital Ratio .........          12.78%         12.80%         11.92%


SUMMARY:

EARNINGS: In 1997, earnings grew 31.2% to a record $2,400,102, up 18.8% after adjusting for a non-recurring expense in 1996.

DIVIDENDS: Grew 19.3% to $.34 per share, from $.29 in 1996.

REVENUES: Total revenues were $11,148,034, up 7.7%, or $799,906.
         Net interest income remains the major source of revenue at $9,821,344 and was up 6%, or $559,006.
         Noninterest income, on the other hand, grew 22.1% to $1,326,700.

EXPENSES: Noninterest expense growth was held to .7%.
         Salaries and benefits represented our largest expense and were up 4.6%. Legal and consulting fees were down dramatically to offset the increase.

ASSETS: Grew to over $250 million, up 11.4% from year-end 1996.
   Loans by year-end, were $158 million, up 7.5%.
   Deposits were up 3.2%, to $205.6 million.

                          UNION NATIONAL BANCORP, INC


                              PRESIDENT'S MESSAGE



1997 for Union National was a year of transition, preparation and growth. Internally, we rebuilt our infrastructure, repositioning under new management and retooling to compete and enhance our efficiencies. At the same time, we focused on building banking relationships, expanding our market share and increasing value for our shareholders, customers, employees and our community. Despite restrictive regulations and stiff competition in the banking environment and growth constraints in Carroll County, we were successful in generating new sources of income while controlling expenses. These efforts resulted in record earnings of $2,400,102, up 31% from 1996.

KEY TO OUR ACCOMPLISHMENTS WERE FIVE STRATEGIC INITIATIVES:

1. WE EXPANDED OUR PRODUCT LINE TO COMPETE AS A FULL FINANCIAL SERVICES PROVIDER. Today's banking landscape is intensely competitive, as non-banks -- be they mutual fund, captive finance companies of car dealers, or insurance companies -- are aggressively picking off the most profitable pieces of bank business. Given these challenges, we decided to compete by capitalizing on what UNB does best: relationship and service. Having made our decision, we are confident we will win -because UNB can provide the entire package of financial services through one source, which non banks can't do and do not want. We do. Thus, to traditional banking services, we added investments and retirement services to become a convenient, competitive "one-stop-shop" for all of our customers' financial needs. To direct our efforts, we hired Becky Lynch, a 10-year brokerage firm veteran, and developed a partnership with PrimeVest, a national broker through which our customers can select from more than 200 mutual funds and 10 annuities. Sixteen employees were trained and licensed to sell mutual funds or annuities, producing more than $200,000 in commissions. We were able to develop attractive home equity products and the techniques to market them, thereby shrinking our reliance on indirect loans. We also expanded offerings for our commercial customers. Among the range of non-credit services added were retirement services, direct deposit, payroll processing, electronic ZBAs and sweep accounts.

2. TO ACCOMPLISH THE FIRST INITIATIVE, WE NEEDED TO REINVEST IN OUR PEOPLE. Banks have traditionally been transaction-based. Today, customers want more. They want help and information -- which requires training. Under the leadership of Steve Stewart, our new VP of branches and marketing from Leggett, we improved service by retraining our employees in new services and coaching them to help customers find the services they need to meet their financial objectives.

3. WE OUTSOURCED SOME SERVICES. Technology has made it possible for smaller banks like UNB to provide services faster

[GRAPHIC]

                               ANNUAL REPORT 1997


and at competitive costs. By outsourcing selected services, we were able to take advantage of industry expertise and state-of-the-art economies of scale and, in so doing, continue to reduce our operating expenses -- up only 0.1% this year. Our outsourcing partners include FiServe (account processing); Guardian (employee benefits, including health insurance); Nova (merchant services); and MBNA (credit cards and check cards).

4. WE EXPANDED OUR SERVICE DELIVERY. Five new remote ATMs, a bank call center and telephone banking (voice response) brought bank services "home" to customers and gave them convenient access to their accounts, when they wanted it. The opening of our Eldersburg branch gained us a much-needed presence in one of the county's fastest growing communities. In January 1998, the Mt. Airy branch was opened for business.

5. WE RECONNECTED WITH THE COMMUNITY. Like branches, Advisory Boards offer us excellent opportunities to enhance our presence in the community and build strong banking relationships. This year, we welcomed Melvin L. Anderson, Gregory
C. Maier, Robert L. Moser and Margaret A. Miller to our Finksburg and Hampstead advisory boards. Melvin Mills, R. Kyle Pritts and David S. Bollinger have joined the new Westminster advisory board. The new Mt. Airy advisory board is taking shape.

     These five important initiatives were the foundation of a 4-year plan developed by our board and management team to direct UNB growth and enhance shareholder value. The plan was based on a strategic analysis of our environments. Key to our analysis was determining whether remaining an independent bank was our best course to enhance shareholder value.

     To provide an objective assessment of our plan, we engaged as our consultant Sandler O'Neill, one of the country's premier investment banking firms specializing in community banks. They confirmed our business plan and earnings projections but also recommended that to remain independent we needed to improve stock performance. This involved increasing liquidity and ensuring an efficient market in the stock. (See page 4 for more details.)

RECOGNITIONS

UNB is focused clearly on the future, yet we remain grateful to those who have helped us achieve our current success. Two loyal employees, Doris Schultz at the West Main branch and Shirley Zumbrum at the Hampstead branch, have retired. We thank them for their 41 years of dedicated service.

     On a sadder note, we mark the passing of Caroline R. Taylor, 93, whose legacy with UNB spanned her lifetime. Her father, James Pearre Wantz, Sr., was president of the bank when she was born. In 1960 Her brother, James Pearre Wantz, Jr., became President. Mrs. Taylor, who created her own unique place at Union National, died in May 1997.

     Finally, I want to thank Board Chairman K. Wayne Lockard and the board once again for their many hours of dedicated service to the bank. I also want to thank the management team and staff whose enthusiasm and commitment allowed us to deal so successfully with change, while improving earnings.

LOOKING AHEAD

In 1998, we are confident that earnings will increase 13%, and 13-15% over the next three years. We expect the ROE to be above 13%. These gains are sustainable. We are reaping the benefits of major initiatives in commercial lending with the average loan growth expected to be impressive next year -- in the 14% range. Much of the growth will come from our entry into South Carroll, one of the fastest growing markets in the state.

     Lastly, I believe that the many changes we've made this year have enabled us to deliver better service and better banking products at a competitive price -- while we keep our genuine commitment to the community we serve. UNB has become high-tech, while remaining high touch, by adhering to our strategies -- and to our principles --

     I am convinced that we will continue to grow, gain market share and create the value that our stakeholders expect.

Sincerely,

Virginia W. Smith

                               ANNUAL REPORT 1997


MANAGEMENT'S DISCUSSION AND
ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
AND RESULTS OF OPERATION


INFORMATION IN THE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS" OTHER THAN HISTORICAL INFORMATION, MAY CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, THE COMPANY'S INTEREST RATE RISK POSITION, CREDIT AND ECONOMIC TRENDS ON BOTH A REGIONAL AND NATIONAL BASIS, TECHNOLOGICAL CHANGE, THE NUMBER AND SIZE OF COMPETITORS IN THE COMPANY'S MARKET, AND THE IMPACT OF FUTURE LEGAL AND REGULATORY ACTIONS, INCLUDING THE ESTABLISHMENT OF FEDERAL DEPOSIT INSURANCE RATES. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD LOOKING STATEMENTS.

OVERVIEW

Union National Bancorp produced record earnings in 1997. Net income for the year was $2,400,102 or 31.2% over 1996's $1,830,028. The Company experienced a one time charge to earnings in 1996 as a result of legal expenses related to the termination of merger activity. Excluding this one time charge of $190,827 in 1996, the 1997 increase in net earnings was $379,248 or 18.8%. Net interest income was up $559,000 or 6% due to strong performance in investments and loans. Loans rose dramatically in the fourth quarter. Much of this growth came from Mt. Airy and our Home Equity Promotion. Noninterest income was up $241,000 over 1996. Noninterest expense was held to a .74% growth.

     Total assets were $250.8 million as of December 31, 1997, an increase of $25.6 million or 11.4% over the previous year. We experienced strong growth in investments from our customers in Sweep accounts and CD's. We also rolled out a new Non-Profit deposit product in the fourth quarter that showed respectable growth. Non-traditional bank product sales were up 235% over last year.

     Return on average assets in 1997 was 1.02% as compared to .83% in 1996 and .82% in 1995. The return on average equity was 12.71% in 1997 as compared to
10.61% in 1996 and 11.34% in 1995.

     Dividends on common stock rose to $.34 in 1997 from $.285 in 1996 and $.26 in 1995. This represents a 19.3% increase over 1996.

NET INTEREST INCOME

Net interest income remains the major component of the Company's earnings, and consists of the excess interest income from earning assets over the expense of interest-bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, are determinants of the changes in net interest income.


[graphic]

[graphic]

     Net interest income was $9,821,344 in 1997, $9,262,338 in 1996, and
$8,999,263 in 1995. The trend has shown continual improvement due to loan and investment growth. Net interest income on a tax-equivalent basis was $10,080,000, $9,502,000, and $9,240,000 in 1997, 1996, and 1995, respectively.
The net interest spread dropped to 3.92% in 1997, from 3.95% in 1996 and 4.01% in 1995. Surprisingly, we were able to hold the net interest margin as a percentage of earning assets at 4.53%, the same as it was in 1996, but down slightly from 4.56% in 1995.

     Average earning assets were $222,332,000 in 1997, up 6.16% from $209,433,000 in 1996 which was 3.37% more than the $202,610,000 in 1995. Total interest income on a tax-equivalent basis was up 4.9% to $18,473,000 over 1996 at $17,601,000. Tax-equivalent yield on earning assets fell to 8.31% from the 8.40% in 1996, which was down from 1995's 8.55%.

     Non-performing assets were down to $1,470,202 by year-end and several are in the process of resolution and are well secured.

     Average interest-bearing liabilities were $191,091,000 in 1997 up 5.06% from $181,884,000 in 1996 which was up 2.10% from $178,139,000 in 1995. These funds made up 81.59% of average assets in 1997 compared to 82.25% in 1996, and 83.01% in 1995. Total interest expense was $8,393,000 in 1997, up $294,000 or
3.64% from $8,099,000 in 1996 which was 0.08% higher than the 1995 level.

     The following table illustrates average balances of assets, liabilities, and stockholders' equity, as well as the related income and expense for each item and the average yields and cost for the years 1995 through 1997:

                               ANNUAL REPORT 1997


AVERAGE BALANCE SHEETS AND YIELD ANALYSIS


(IN THOUSANDS-TAX EQUIVALENT BASIS)                            1997                        1996                          1995
------------------------------------------------------------------------------------------------------------------------------------
                                                  Average                Yield/ Average              Yield/ Average           Yield/
                                                  Balance   Interest     Rate   Balance   Interest   Rate   Balance  Interest Rate
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
   Loans:
     Real estate:
        Mortgage .............................   $  94,804   $   8,997    9.49% $  90,443  $  8,728   9.65% $ 86,718  $ 8,412  9.70%
        Construction .........................       3,653         351    9.60      1,843       184   9.98     3,527      351  9.95
     Installment .............................      24,190       2,039    8.43     22,039     1,903   8.64    23,147    2,025  8.75
     Commercial ..............................      22,718       2,063    9.08     30,482     2,783   9.13    30,055    2,800  9.32
     Tax-exempt ..............................       3,221         306    9.50      1,672       164   9.79     1,195      112  9.38
                                                 ---------   ---------          ---------                   --------  -------
     TOTAL LOANS .............................     148,586      13,756    9.26    146,479    13,762   9.39   144,642   13,700  9.47
                                                 ---------   ---------          ---------   -------         --------  -------
   Investment securities available for sale:
     Taxable .................................      49,233       3,235    6.57     31,609     1,942   6.14    27,342    1,698  6.21
     Tax-exempt ..............................         591          73   12.35        598        65  10.89     3,729      327  8.78
                                                 ---------   ---------          ---------   -------         --------  -------
     TOTAL SECURITIES AVAILABLE FOR SALE .....      49,824       3,308    6.64     32,207     2,007   6.23    31,071    2,025  6.52
                                                 ---------   ---------          ---------   -------         --------  -------
   Investment securities held to maturity:
     Taxable .................................       9,985         559    5.60     15,198       859   5.65    20,819    1,164  5.59
     Tax-exempt ..............................       5,275         387    7.34      6,350       482   7.59     3,222      270  8.37
                                                 ---------   ---------          ---------   -------         --------  -------
     TOTAL SECURITIES HELD TO MATURITY .......      15,260         946    6.20     21,548     1,341   6.22    24,041    1,434  5.96
                                                 ---------   ---------          ---------   -------         --------  -------
   Interest-bearing deposits in other banks ..          58           4    6.90      1,101        61   5.54       328       20  6.10
   Federal funds sold ........................       8,604         459    5.33      8,098       430   5.31     2,528      153  6.05
                                                 ---------   ---------          ---------   -------         --------  -------
        TOTAL EARNING ASSETS .................     222,332      18,473    8.31%   209,433    17,601   8.40%  202,610   17,332  8.55%
                                                             ---------                      -------                   -------
   Less: allowance for credit losses .........      (1,832)                        (1,768)                    (1,759)
   Cash and due from banks ...................       5,850                          5,838                      6,034
   Bank premises and equipment, net ..........       3,980                          3,854                      3,596
   Other assets ..............................       3,876                          3,789                      4,139
                                                 ---------                      ---------                   --------
        TOTAL ASSETS .........................   $ 234,206                      $ 221,146                   $214,620
                                                 ---------                      ---------                   --------
                                                 ---------                      ---------                   --------

LIABILITIES AND STOCKHOLDERS' EQUITY
   Interest-bearing demand deposits ..........   $  19,787         403    2.04% $  18,462       379   2.05% $ 16,357      373  2.28%
   Regular savings deposits ..................      31,470         859    2.73     33,190       909   2.74    38,182    1,177  3.08
   Money market savings deposits .............      17,919         566    3.16     18,528       586   3.16    18,357      586  3.19
   Time deposits .............................     107,410       5,872    5.47    102,739     5,829   5.67    89,308    5,056  5.66
                                                 ---------   ---------          ---------   -------         --------  -------
   TOTAL INTEREST-BEARING DEPOSITS ...........     176,586       7,700    4.36    172,919     7,703   4.45   162,204    7,192  4.43
   Other borrowings ..........................      14,505         693    4.78      8,965       396   4.42    15,935      900  5.65
                                                 ---------   ---------          ---------   -------         --------  -------
        TOTAL INTEREST-BEARING LIABILITIES         191,091       8,393    4.39    181,884     8,099   4.45   178,139    8,092  4.54
                                                             ---------                      -------                   -------
        NET INTEREST SPREAD ..................               $  10,080    3.92%             $ 9,502   3.95%           $ 9,240  4.01%
                                                             ---------                      -------                   -------
                                                             ---------                      -------                   -------
   Non interest-bearing demand deposits ......      22,849                         20,976                     19,997
   Accrued expenses and other liabilities ....       1,382                          1,044                        971
   Stockholders' equity ......................      18,884                         17,242                     15,513
                                                 ---------                      ---------                   --------
        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY .................   $ 234,206                      $ 221,146                   $214,620
                                                 ---------                      ---------                   --------
                                                 ---------                      ---------                   --------
   Net interest income / earning assets ......                            8.31%                       8.40%                    8.55%
   Net interest expense / earning assets .....                            3.78                        3.87                     3.99
                                                                          -----                       ----                     -----
   NET INTEREST MARGIN .......................                            4.53%                       4.53%                    4.56%


1.       LOAN FEE INCOME OF $410,000, $483,000 AND $273,000 IN 1997,1996 AND
         1995, RESPECTIVELY, HAS BEEN INCLUDED IN INTEREST INCOME AND YIELDS ARE STATED TO INCLUDE ALL INCOME EARNED.

2. BALANCES OF NONACCRUAL LOANS AND RELATED INCOME HAVE BEEN INCLUDED FOR COMPUTATIONAL PURPOSES.

3. TAX-EXEMPT INCOME HAS BEEN CONVERTED TO A TAX-EQUIVALENT BASIS USING AN INCREMENTAL RATE OF 34%.

                           UNION NATIONAL BANCORP, INC


RATE AND VOLUME ANALYSIS

The following table reflects the impact on net interest income caused by changes in average balances and rates.

                                                                         YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------------------------
                                             1997 compared to 1996         1996 compared to 1995          1995 compared to 1994
                                         -----------------------------   ----------------------------  ----------------------------
                                          Increase      Change Due To     Increase    Change Due To     Increase    Change Due To
(IN THOUSANDS-TAX EQUIVALENT BASIS)      (Decrease)    Rate     Volume   (Decrease)   Rate     Volume  (Decrease)  Rate      Volume
------------------------------------------------------------------------------------------------------------------------------------

Interest Income:
Loans:
Real estate:
  Mortgage .............................. $   269    $  (152) $   421    $   316    $   (45)  $   361   $   442  $   165    $   277
  Construction ..........................     167        (14)     181       (167)         1      (168)      (52)       8        (60)
Installment .............................     136        (50)     186       (122)       (25)      (97)      694      122        572
Commercial ..............................    (720)       (11)    (709)       (17)       (57)       40       651      272        379
Tax-exempt ..............................     142        (10)     152         52          7        45       (15)     (12)        (3)
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
TOTAL LOANS .............................      (6)      (237)     231         62       (119)      181     1,720      555      1,165
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Investment securities available for sale:
    Taxable .............................   1,293        210    1,083        244        (21)      265      (226)     185       (411)
    Non-taxable .........................       8          9       (1)      (262)        13      (275)     (102)     (24)       (78)
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
TOTAL SECURITIES AVAILABLE FOR SALE .....   1,301        219    1,082        (18)        (8)      (10)     (328)     161       (489)
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Investment securities held to maturity:
    Taxable .............................    (300)        (5)    (295)      (305)         9      (314)      446       50        396
    Non-taxable .........................     (95)       (13)     (82)       212        (50)      262         8      (25)        33
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
TOTAL SECURITIES HELD TO MATURITY .......    (395)       (18)    (377)       (93)       (41)      (52)      454       25        429
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Time deposits with other banks ..........     (57)         1      (58)        41         (6)       47        20     --           20
Federal funds sold ......................      29          2       27        277        (60)      337        80       59         21
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
     TOTAL INTEREST INCOME ..............     872        (33)     905        269       (234)      503     1,946      800      1,146
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Interest Expense:
Interest-bearing demand deposits ........      24         (3)      27          6        (42)       48        (30)    (27)        (3)
Regular savings deposits ................     (50)        (3)     (47)      (268)      (114)     (154)       (396)   (88)      (308)
Money market savings deposits ...........     (20)        (1)     (19)      --           (5)        5        (32)     29        (61)
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Time deposits ...........................      43       (222)     265        773         13       760      1,705     912        793
      TOTAL INTEREST-BEARING DEPOSITS ...      (3)      (229)     226        511       (148)      659      1,247     826        421
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
Other borrowings ........................     297         52      245       (504)      (110)     (394)       526     276        250
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
      TOTAL INTEREST EXPENSE ............     294       (177)     471          7       (258)      265      1,773   1,102        671
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
NET INTEREST INCOME ..................... $   578    $   144  $   434    $   262    $    24   $   238   $    173  $ (302)   $   475
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------
                                          -------    -------- -------    -------     ------   -------   -------  -------    --------


1. THE CHANGE IN INTEREST DUE TO BOTH VOLUME AND RATE HAS BEEN ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH.

2. BALANCES OF NONACCRUAL LOANS AND RELATED INCOME HAVE BEEN INCLUDED FOR COMPUTATIONAL PURPOSES.

3. TAX-EXEMPT INCOME HAS BEEN CONVERTED TO A TAX-EQUIVALENT BASIS USING AN INCREMENTAL RATE OF 34%.

4. TAX-EQUIVALENT ADJUSTMENTS OF $157,000 FOR 1997, $186,000 FOR 1996 AND $203,000 FOR 1995 ARE INCLUDED IN THE CALCULATION OF TAX-EXEMPT INVESTMENT SECURITIES RATE VARIANCES.

5. TAX-EQUIVALENT ADJUSTMENTS OF $103,000 FOR 1997, $55,000 FOR 1996 AND $38,000 FOR 1995 ARE INCLUDED IN THE CALCULATION OF TAX-EXEMPT LOAN RATE VARIANCES.

                               ANNUAL REPORT 1997


NONINTEREST INCOME

Total noninterest income was $1,326,700 in 1997, up $240,900 or 22.2% from $1,085,800 in 1996 which was $108,250 or 11.1% higher than in 1995.

     Service charge income on deposit accounts was $1,023,404 in 1997, up $226,914 or 28.5% from $796,490 in 1996 which was $73,469 or 10.2% higher than
1995. In 1997, five new remote automatic teller machines (ATM) were added, resulting in an increase in ATM fee income. ATM fee income was $132,733 in 1997, up $49,566 or 59. 6% from $83,167 in 1996 which was $21,712 or 35.3% higher than
1995. Non-sufficient funds and overdraft fees were $619,320 in 1997, up $166,980 or 36.9% from $452,340 in 1996 which was $87,369 or 22.6% higher than 1995.The
1997 increase is a result of a change in the order in which items are posted and processed. Service fee income was $162,104 in 1997, up $9,339 or 6.1% from $152,765 in 1996 which was $5,581 or 3.5% less than 1995.

NONINTEREST EXPENSE

Noninterest expense in 1997 was $7,309,044, an increase of $54,066 or 0.7% from $7,254,978 in 1996 which was $140,533 or 2.0% over $7,114,445 in 1995. These increases are generally direct reflections of the growth in assets as well as the related investment in services and expansion of facilities.

     Salaries and benefits totaled $4,057,005 in 1997, up $177,682 or 4.6% from $3,879,323 in 1996 which was $157,893 or 4.2% over 1995. Personnel expense represented 55.5% of total noninterest expense in 1997 compared to 53.5% in 1996 and 52.3% in 1995. Full-time equivalent employees at year end were 118 in 1997, 114 in 1996, and 113 in 1995. Salaries in 1997 were $3,474,757, up $309,305 or
9.8% over 1996. The expense increase was due mainly to a full year of expense relating to branch expansion and the addition of an internal item processing unit. While the total staff has generally grown, the average assets per employee have increased from $1.90 million in 1995 to $1.94 million in 1996 and $1.98 million in 1997. The efficiency ratio has also improved from 71.3% in 1995 to 70.1% in 1996 and 65.6% in 1997.

     Occupancy and equipment expense totaled $1,186,869 in 1997 an increase of $49,290 or 4.3% from $1,137,579 in 1996 which was $129,778 or 12.9% over
1995. The increase in 1997 is related to depreciation expense due to branch expansion. Deprecation expense was $641,442 in 1997, up $76,426 or 13.5% from $565,016 in 1996 which was up $94,091 or 19.9% over 1995.

INCOME TAXES

Income tax expense was $1,163,898 in 1997, $934,132 in 1996, and $890,395 in
1995. The Company's effective tax rate was 32.7% of income before taxes in 1997, 33.8% in 1996 and 33.6% in 1995. Federal income tax accounted for 89.0% of total tax in 1997 compared to 81.9% in 1996 and 78.9% in 1995. See note 11 to the consolidated financial statements for a reconciliation of expected income taxes at stationary rates to actual income taxes and effective tax rates for the past three years.

                           UNION NATIONAL BANCORP, INC


SECURITIES PORTFOLIO

INVESTMENT SECURITIES PORTFOLIO COMPOSITION


                                                                           1997         1996            1995
--------------------------------------------------------------------------------------------------------------

U.S. Treasury securities and obligations of U.S. government agencies   $37,890,940   $26,115,700   $18,082,210
Obligations of states and political subdivisions ...................     5,811,063     6,250,734     7,362,851
Mortgage-backed securities .........................................    27,093,435    22,368,159    25,791,958
Other securities ...................................................     1,395,161     1,205,179     1,183,512
                                                                       -----------   -----------   -----------
    TOTAL INVESTMENT SECURITIES ....................................   $72,190,599   $55,939,772   $52,420,531
                                                                       -----------   -----------   -----------
                                                                       -----------   -----------   -----------
Available for Sale (Fair Value) ....................................   $58,770,760   $38,866,761   $27,040,617
Held to Maturity (Amortized Cost) ..................................    13,419,839    17,073,011    25,379,914
                                                                       -----------   -----------   -----------
    TOTAL INVESTMENT SECURITIES ....................................   $72,190,599   $55,939,772   $52,420,531
                                                                       -----------   -----------   -----------
                                                                       -----------   -----------   -----------


SECURITIES PORTFOLIO

Total holdings in the investment portfolio at year-end were $72,190,599 in 1997, $55,939,772 in 1996, and $52,420,531 in 1995. During 1997, the
investment portfolio increased due to lack of growth in the loan portfolio in the first three quarters. The spread between overnight funds and the treasury curve widened and it was advantageous to invest longer term. The total portfolio had an average maturity of 2.1 years on December 31, 1997 compared with 2.9 years in 1996 and 3.8 years in 1995. These maturities represent estimates of the actual life of the instruments considering mortgage-back pay downs and calls of tax-exempt securities.

     In 1997, there were $58,770,760 classified as available for sale and $13,419,839 as held to maturity compared with $38,866,761 and $17,073,011, respectively, in 1996. In 1996, declines in some rates caused a small increase in values, and the Company reported a net unrealized gain on securities of $438,854 by year end. In 1997, further declines in rates caused an additional increase in values, and net unrealized gains rose to $639, 723.

                               ANNUAL REPORT 1997


MATURITY OF THE INVESTMENT SECURITIES PORTFOLIO



                                     1 Year or Less        1-5 Years         5-10 Years         Over 10 Years           Totals
                                     --------------    ---------------     ---------------    ----------------    ---------------
                                      Book Average      Book Average         Book Average       Book Average       Book    Average
                                     Value    Yield    Value     Yield      Value    Yield     Value    Yield      Value    Yield
-----------------------------------------------------------------------------------------------------------------------------------

Held to Maturity:
U.S. Treasury securities and
  obligations of U.S. government
  agencies ..................... $   496,411   6.30% $   382,971   5.37% $      --     -- %  $      --    --  %  $   879,382   5.89%
Obligations of states and
  political subdivisions .......     251,265   9.52    2,019,396   6.89    2,963,002  7.31%         --    --      5,233,663   7.24
                                 -----------         -----------         -----------          ---------         -----------
Mortgage-backed securities .....   2,664,594   7.15    4,607,910   7.76         --     --        34,290   4.74%   7,306,794   7.54
                                 -----------         -----------         -----------          ---------         -----------
  TOTAL HELD TO MATURITY .......   3,412,270   7.20%   7,010,277   7.38%   2,963,002  7.31%      34,290   4.74%  13,419,839   7.31%
                                 -----------         -----------         -----------          ---------         -----------
Available for Sale:
U.S. Treasury securities and
  obligations of U.S. government
  agencies .....................   4,997,459   5.39%  16,928,179   6.96%  14,991,582  6.83%         --    --     36,917,220   6.69%
Obligations of states and
  political subdivisions .......        --      --         --       --       500,000 14.57          --    --        500,000  14.57
Mortgage-backed securities .....   3,585,292   6.46    6,870,454   6.33    3,405,658  6.61    5,822,207   7.08%   19,683,61   6.62
Equity securities ..............        --      --         --       --          --     --     1,257,456   6.40    1,257,456   6.40
  TOTAL AVAILABLE FOR SALE .....   8,582,751   5.84%  23,798,633   6.78%  18,897,240  7.00%   7,079,663   6.96%  58,358,287   6.73%
                                 -----------         -----------         -----------          ---------         -----------
    TOTAL SECURITIES ........... $11,995,021   6.22% $30,808,910   6.91% $21,860,242  7.04% $ 7,113,953   6.95% $71,778,126   6.84%
                                 -----------         -----------         -----------          ---------         -----------
                                 -----------         -----------         -----------          ---------         -----------



LOAN PORTFOLIO

Total loans outstanding on December 31, 1997 were $158,347,687 compared with $147,350,540 in 1996. The portfolio represented 63.20% of total assets on December 31, 1997 compared with 65.5% in 1996.

     The Company's loan portfolio mix has remained relatively constant over the years and is composed of commercial loans, residential loans, and consumer installment loans (including indirect auto). At December 31, 1997, the commercial portfolio (including commercial real estate) represents 60.6% of the total portfolio and is comprised of commercial real estate mortgages, lines of credit, tax-exempt loans through local municipalities, and demand notes for various purposes, including but not limited to, working capital and equipment purchases. The great majority of commercial loans are collateralized by some form of real estate. The residential portfolio at December 31, 1997 represents 18.8% of the overall loan portfolio and is a mix of well-seasoned mortgages along with more recent loans. Only a minimal number of these loans have a loan to value ratio greater than 80%. Most residential mortgages are kept "in house", however the Company is involved in selling mortgages on the secondary market. The consumer portfolio at December 31, 1997 makes up the remaining 20.6%. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidation, home improvements, and indirect installment loans purchased from approximately six auto dealerships, and one farm equipment dealer. In 1997, indirect lending decreased significantly as a percentage of the total consumer portfolio. Home equity loans (fixed term and variable rate lines of credit) offset this decline and continue to increase as a percentage of the consumer portfolio. Unsecured personal lines of credit and personal time and demand loans comprise the remainder of the portfolio. The Company does not engage in foreign lending, and involvement in speculative real estate and land development is minimal. It is the Company's practice to lend primarily in the Carroll County market area and to meet the needs of the community.

                           UNION NATIONAL BANCORP, INC


     Some risk is involved in all types of lending. The Company, however, attempts to minimize potential losses in all portfolios. Concentrations in commercial loans continue to be minimal except in the general area of real estate secured loans. Although some losses have resulted from recent devaluation of property values, the remaining portion of such loans at risk is not large, barring any future major economic crises. Additionally, the Company continues to expand the financial analysis and credit functions to enhance its capability of identifying potential risk in the commercial portfolio. Residential loans are generally well secured. Standard debt to income ratios are adhered to, and loan to value ratios greater than 80% require private mortgage insurance to reduce risk. The largest segment of the consumer portfolio is secured by motor vehicles. Use of debt to income ratios and recent Credit Bureau scores have assisted in the approval process. The collection department works delinquent accounts quickly and attempts to minimize losses in the consumer portfolio. Net charge-offs were reduced in 1997, compared to 1996, as a result of these efforts.

     The following table summarizes the composition of the loan portfolio for the periods indicated:

LOAN PORTFOLIO


DECEMBER 31,                             1997             1996             1995            1994              1993
--------------------------------------------------------------------------------------------------------------------

Commercial .....................   $  27,239,983    $  27,563,398    $  28,929,165    $  28,265,832    $  26,132,068
Real Estate-- construction .....       5,893,105        1,842,538        2,494,150        4,147,476        4,147,986
Real Estate-- mortgage .........     103,041,363       91,262,059       89,709,340       85,709,692       84,728,316
Installment ....................      22,609,757       27,219,780       26,368,732       22,313,141       14,259,506
                                   -------------    -------------    -------------    -------------     ------------
  GROSS LOANS ..................     158,784,208      147,887,775      147,501,387      140,436,141      129,267,876
Net deferred loan fees and costs        (436,521)        (537,235)        (679,793)        (706,234)        (769,906)
                                   -------------    -------------    -------------    -------------     ------------
  GROSS LOANS (NET OF DEFERRED
    FEES AND COSTS) ............     158,347,687      147,350,540      146,821,594      139,729,907      128,497,970
Allowance for loan losses ......      (1,793,112)      (1,772,433)      (1,769,077)      (1,670,940)      (1,503,371)
                                   -------------    -------------    -------------    -------------     ------------
                                   -------------    -------------    -------------    -------------     ------------
  NET LOANS ....................   $ 156,554,575    $ 145,578,107    $ 145,052,517    $ 138,058,967    $ 126,994,599



MATURITY SCHEDULE OF LOANS

                                                              Over One
----------------------------------------------------------------------------------------------------------------
                                      One year or less    Within Five years   Over Five years          Total

Commercial .........................   $ 18,018,715        $  7,870,000        $  1,351,268         $ 27,239,983
Real Estate-construction ...........      4,870,926           1,022,179                --              5,893,105
Real Estate-mortgage ...............     43,387,095          53,798,207           5,856,061          103,041,363
Installment ........................      6,653,833          15,955,045                 879           22,609,757
                                       ------------        ------------        ------------         ------------
  TOTAL ............................   $ 72,930,569        $ 78,645,431        $  7,208,208         $158,784,208
                                       ------------        ------------        ------------         ------------
                                       ------------        ------------        ------------         ------------

Total Loans with Predetermined Rates   $  5,436,602        $ 63,844,483        $  7,207,329         $ 76,488,414
                                       ------------        ------------        ------------         ------------
Total Loans with Variable Rates ....     67,493,967          14,800,948                 879           82,295,794
                                       ------------        ------------        ------------         ------------
                                       ------------        ------------        ------------         ------------
  TOTAL ............................   $ 72,930,569        $ 78,645,431        $  7,208,208         $158,784,208


                               ANNUAL REPORT 1997


ALLOWANCE FOR CREDIT LOSSES AND MANAGEMENT OF CREDIT RISK

A comparative analysis of the allowance for credit losses, including charge-off activity, is present below:

ALLOWANCE FOR CREDIT LOSSES


YEARS ENDED DECEMBER 31,                      1997             1996             1995             1994           1993
------------------------------------------------------------------------------------------------------------------------

Average total loans .....................   $148,586,476    $146,478,690    $144,641,805    $130,920,960    $130,726,190
                                            ------------    ------------    ------------    ------------    ------------
                                            ------------    ------------    ------------    ------------    ------------
Balance, beginning of period ............   $  1,772,433    $  1,769,077    $  1,670,940    $  1,503,371    $  1,365,464
                                            ------------    ------------    ------------    ------------    ------------
Less charge-offs:
  Commercial ............................        174,899         263,682          84,063          87,845          26,429
  Installment ...........................        127,434         123,050         122,824         116,007         236,044
  Residential real estate ...............          9,047            --              --            32,483          69,247
                                            ------------    ------------    ------------    ------------    ------------
    TOTAL CHARGE-OFFS ...................        311,380         386,732         206,887         236,335         331,720
                                            ------------    ------------    ------------    ------------    ------------
Plus recoveries:
  Commercial ............................         21,891          17,051           2,668           1,249          12,359
  Installment ...........................         35,160          44,037          37,356          60,655          32,268
  Residential real estate ...............              8            --            53,000            --              --
                                            ------------    ------------    ------------    ------------    ------------
    TOTAL RECOVERIES ....................         57,059          61,088          93,024          61,904          44,627
                                            ------------    ------------    ------------    ------------    ------------
Net charge-offs .........................        254,321         325,644         113,863         174,431         287,093
                                            ------------    ------------    ------------    ------------    ------------
Provision for loan losses ...............        275,000         329,000         212,000         342,000         425,000
                                            ------------    ------------    ------------    ------------    ------------
Balance, end of period ..................   $  1,793,112    $  1,772,433    $  1,769,077    $  1,670,940    $  1,503,371
                                            ------------    ------------    ------------    ------------    ------------
                                            ------------    ------------    ------------    ------------    ------------
Allowance for credit losses to period-end
  gross loans - net .....................           1.13%           1.20%           1.21%           1.20%           1.17%
Allowance for credit losses to
  nonaccrual loans ......................         252.78          140.72          322.48          716.00          478.92
Net charge-offs to average total loans ..           0.17            0.22            0.08            0.13            0.22


The following table allocates the allowance for credit losses by loan type. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific categories in which future charge-offs may ultimately occur.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES


                                            1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------

Commercial ..........................   $1,140,580   $  853,418   $  455,916   $  572,029   $  255,993
Real Estate-construction ............         --           --          4,095         --           --
Real Estate-mortgage ................      160,978      302,760      110,694      163,717      156,327
Installment .........................      271,757      309,883      355,320      467,891      245,136
Unallocated Portion .................      219,797      306,372      843,052      467,303      845,915
                                        ----------   ----------   ----------   ----------   ----------
    TOTAL ALLOWANCE FOR CREDIT LOSSES   $1,793,112   $1,772,433   $1,769,077   $1,670,940   $1,503,371
                                        ----------   ----------   ----------   ----------   ----------
                                        ----------   ----------   ----------   ----------   ----------


LOAN CATEGORIES BY PERCENTAGES


                          1997   1996   1995   1994   1993
----------------------------------------------------------

Commercial ............    60%    57%    57%    56%    56%
Residential real estate    19     22     22     23     28
Installment ...........    21     21     21     21     16
                          ----   ----   ----   ----   ----
    TOTAL .............   100%   100%   100%   100%   100%
                          ----   ----   ----   ----   ----
                          ----   ----   ----   ----   ----

An increase in the level of the allowance is warranted because of the increase in the size of the loan portfolio and the risk factors of the loans. Management uses a detailed analyses of the portfolio to determine the adequacy of the allowance for credit losses. Prior loss history along with current trends, both nationally and locally, are taken into consideration.
Additionally: (i) specific reserves are established on all classified loans where a loss seems imminent; (ii) a general reserve is established on identified problem loans where specific potential losses are not yet determined, but likely; (iii) smaller reserves are also established on criticized loans that have identifiable weaknesses but are not yet classified; and (iv) a general overall reserve is calculated on the entire remainder of the portfolio by loan type and included as an unallocated reserve allowance. It is the Company's practice to manage the risk elements of lending through rigorous credit evaluation of prospective borrowers, continuous review of the portfolio, diversification of the types of borrowers, and by maintaining a well collateralized portfolio.

                           UNION NATIONAL BANCORP, INC


     The following table details information concerning nonaccrual, restructured, and past due loans, as well as foreclosed assets. It is the policy of the Company to consider a loan not in process of collection when there is doubt of the full repayment of the principal and interest or when the loan is 90 days past due. When either event occurs, the loan is placed on nonaccrual status, any previously accrued income is charged against income, and no future income is accrued until performance is restored.

NONPERFORMING ASSETS

                                                                                   DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                          1997          1996         1995          1994           1993
------------------------------------------------------------------------------------------------------------------------

Nonaccrual loans ..................................   $  709,348    $1,259,558    $  548,578    $  233,373    $  313,911
Restructured loans ................................         --            --            --            --            --
Loans past due 90 or more days accruing interest ..      545,854        40,192          --            --         585,044
                                                      ----------    ----------    ----------    ----------    ----------
  TOTAL NONPERFORMING LOANS .......................    1,255,202     1,299,750       548,578       233,373       898,955
                                                      ----------    ----------    ----------    ----------    ----------
Foreclosed Assets .................................      215,000       391,236       183,067       288,960       159,844
                                                      ----------    ----------    ----------    ----------    ----------
  TOTAL NONPERFORMING ASSETS ......................   $1,470,202    $1,690,986    $  731,645    $  522,333    $1,058,799
                                                      ----------    ----------    ----------    ----------    ----------
                                                      ----------    ----------    ----------    ----------    ----------
Nonperforming loans to gross loans at period-end ..         0.79%         0.88%         0.37%         0.17%         0.70%
Nonperforming assets to period-end gross loans plus
  foreclosed assets ...............................         0.93%         1.14%         0.50%         0.37%         0.82%



NONPERFORMING ASSETS

The loans listed above as nonaccrual are significantly past due and not considered to be in the process of collection. Income was recorded on these loans in the amount of $38,709, $41,050 and $24,774 compared to income expected under the original loan agreements of $132,144, $136,213 and $66,798 for the years ended December 31, 1997, 1996 and 1995, respectively. Once the collection is deemed to be unlikely over the foreseeable future, a loan is charged-off. Even though a loan is charged-off, the Company continues to work with a borrower to collect the entire balance whenever possible. In addition to the above loans, certain other loans, estimated to aggregate $5,956,078 at December 31, 1997, are currently being paid out in accordance with their terms but, in the opinion of management, there is doubt as to the ability of the borrowers to comply with the repayment terms in the future. Although this total has increased significantly from $3,921,754 at December 31,1996, the increase is attributed to one relationship and is not indicative of any deterioration of total loan portfolio quality. While management does not anticipate any loss not previously provided for on these loans, changes in the financial condition of these borrowers may necessitate future modifications in the repayment terms.

DEPOSITS

The Company uses deposits as the primary funding source of its assets.The Company has experienced continuous growth of deposits, especially in certificates of deposit. The Company offers individuals, businesses and non-profit organizations a variety of accounts. These accounts, including checking, savings, money market, and CD's, are obtained primarily from the communities which the Company serves. The following table details the average amount, the average rate paid on, and the percent of the total, of the following primary deposit categories for the past three years:

AVERAGE DEPOSIT COMPOSITION AND COST


                                                1997                          1996                            1995
                                     --------------------------    --------------------------      ------------------------
                                     Average              % of     Average               % of      Average            % of
(IN THOUSANDS)                       Balance      Rate    Total    Balance      Rate     Total     Balance   Rate     Total
----------------------------------------------------------------------------------------------------------------------------

NONINTEREST BEARING DEMAND
  DEPOSITS ......................   $ 22,849       --      11.46%  $ 20,976       --      10.82%  $ 19,997    --      10.98%
                                    --------              ------   --------              ------   --------           ------
Interest-bearing demand deposits      19,787      2.04%     9.92     18,462      2.05%     9.52     16,357   2.28%     8.98
Regular savings deposits ........     31,470      2.73     15.78     33,190      2.74     17.12     38,182   3.08     20.95
Money market savings deposits ...     17,919      3.16      8.98     18,528      3.16      9.56     18,357   3.19     10.07
Time deposits ...................    107,410      5.47     53.86    102,739      5.67     52.98     89,308   5.66     49.02
                                    --------      ----    ------   --------      ----    ------   --------   ----    ------
  TOTAL INTEREST-BEARING DEPOSITS   $176,586      4.36     88.54   $172,919      4.45     89.18   $162,204   4.43     89.02
                                    --------      ----    ------   --------      ----    ------   --------   ----    ------
    TOTAL DEPOSITS ..............   $199,435      3.86%   100.00%  $193,895      3.97%   100.00%  $182,201   3.95%   100.00%
                                    --------      ----    ------   --------      ----    ------   --------   ----    ------
                                    --------      ----    ------   --------      ----    ------   --------   ----    ------



     Total deposits were $205,638,796 on December 31, 1997 as compared to $199,291,435 one year earlier. The main source of deposits in 1997 was certificates of deposit which grew $1.7 million or 1.9% over year-end 1996. In addition, checking accounts rose $4.6 million or 7.7%. Regular savings and money market accounts generally remained the same with less than .1% increases. The main source in 1996 was certificates of deposit which grew $5.6 million or 5.6% over December 31, 1995. Checking accounts increased $4.5 million or 11.2% as compared to one year earlier. This growth was partially offset by declines in regular savings of $2.2 million or 6.6%, and $2.0 million or 10.4% in money market accounts.

                               ANNUAL REPORT 1997


The following is a summary of the maturity distribution of certificates of deposit in the amount of $100,000 or more as of December 31, 1997:

MATURITIES OR REPRICING OF CD'S OF $100,000 OR MORE ON DECEMBER 31, 1997



                                                 1997                   1996                  1995
                                         --------------------     -----------------     -----------------
(IN THOUSANDS)                           Amount       Percent     Amount    Percent     Amount    Percent
---------------------------------------------------------------------------------------------------------

Maturing in:
Three months or less ................   $ 4,689        23.42%    $ 3,176     13.56%    $13,255     60.87%
Over three months through six months      2,559        12.78       4,983     21.29       1,370      6.29
Over six months through twelve months     3,692        18.44      11,195     47.83       2,596     11.92
Over twelve months ..................     9,084        45.36       4,053     17.32       4,556     20.92
                                         ------       -------     ------    -------     ------    -------
                                        $20,024       100.00%    $23,407    100.00%    $21,777    100.00%
                                         ------       -------     ------    -------     ------    -------
                                         ------       -------     ------    -------     ------    -------


OTHER BORROWINGS

Short-term borrowings consist of federal funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank or the Federal Home Loan Bank. In September of 1997 management drew down $10,000,000 on its line of credit with the Federal Home Loan Bank to fund increased loan growth and securities purchases. Because deposit and loan growth occurred at different times, borrowed funds were utilized increasingly during 1995, but borrowing was curtailed in 1996.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE



YEARS ENDED DECEMBER 31,                             1997           1996           1995
                                                     ----           ----           ----

Total outstanding at year end ................   $13,776,373    $ 6,808,596    $ 3,140,710
Average amount outstanding during the year ...    11,771,647      8,555,503      9,827,284
Maximum outstanding at any month-end .........    21,670,304     17,802,839     21,103,781
Weighted average interest rate at year-end ...          5.02%          4.50%          5.94%
Weighted average interest rate during the year          4.56%          4.30%          5.49%



LIQUIDITY

Assuring adequate liquidity involves meeting future cash flow needs. This liquidity can be provided by reducing asset balances, increasing deposits and short-term borrowings, or a combination of both may be employed. Traditionally, the Company has maintained a strong liquidity position because core deposit growth has been able to match loan growth. Federal funds sold is the bank's most liquid earning asset. Other sources include money market instruments and securities classified as available-for-sale. In addition to these sources, the Bank has unused credit lines of $33 million available from correspondent banks.

     On December 31, 1997 securities available for sale and federal funds sold totaled $64,843,156 compared with $47,749,311 in 1996 and $30,090,617 in 1995.
These funds averaged $58,427,657 in 1997, $40,304,499 in 1996, and $33,599,064
in 1995. Asset liquidity is also provided by managing the maturities of loans, securities, and certificates of deposit.

INTEREST RATE SENSITIVITY

An important element of both earnings performance and in the maintenance of sufficient liquidity is maintaining an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is a measure of the vulnerability of net interest income to changes in the level of rates. An interest rate sensitivity gap results when assets and liabilities reprice at different intervals. If the gap is negative or liability sensitive, the impact on earnings is negative if rates rise. A positive or asset sensitive gap implies the risk of lower earnings if rates decline. To offset this risk, the Company regularly forecasts its exposure to rate changes and monitors its performance. In addition, the net interest margin is calculated weekly so that interest rate changes and asset restructuring may be made as needed.

     The Company's rate-sensitivity position reflected in the following table, "Interest Rate Sensitivity Analysis," shows an asset sensitive gap. This table presents a position that existed at a particular point in time and although this position can change continually, it is similar to positions maintained at other times as well. This analysis makes several assumptions. First, both noninterest-bearing and savings accounts are not rate sensitive. However, management projects a potential 4% run-off in savings accounts over a three month period and for money market and interest checking they project a potential 30% run-off of balances over a three month period. Convertible CD's are shown by their maturity dates and in a rapidly rising rate environment, this category would exhibit additional sensitivity. Second, mortgage-backed securities are projected at the average levels experienced over the most recent three months. Finally, repayment of loan principal is projected at the most recent level.

                           UNION NATIONAL BANCORP, INC


INTEREST RATE SENSITIVITY ANALYSIS-DECEMBER 31, 1997


                                                                                      Maturing or repricing in:
                                                                 -------------------------------------------------------------
                                                                    1-90        91-180       181-365       1-5          Over 5
(IN THOUSANDS)                                                      Days         Days         Days        Years         Years
------------------------------------------------------------------------------------------------------------------------------

RATE-SENSITIVE ASSETS
  Loans ......................................................   $  45,353    $  14,077    $  24,897    $  55,257    $  18,764
  Securities .................................................      10,111       12,723        8,948       21,529       18,905
  Federal funds sold .........................................       6,072         --           --           --           --
                                                                 ---------    ---------    ---------    ---------    ---------
    TOTAL RATE-SENSITIVE ASSETS ..............................   $  61,536    $  26,800    $  33,845    $  76,786    $  37,669
                                                                 ---------    ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------    ---------
  Cumulative rate-sensitive assets ...........................   $  61,536    $  88,336    $ 122,181    $ 198,967    $ 236,636
                                                                 ---------    ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------    ---------
RATE-SENSITIVE LIABILITIES
  Interest-bearing checking ..................................   $   6,555    $    --      $    --      $    --      $  15,299
  Money market deposits ......................................       5,373         --           --           --         12,542
  Regular savings ............................................       1,263         --           --           --         30,288
  Certificates of deposits ...................................      17,240       14,107       21,929       54,670          276
  Other borrowings ...........................................      13,776         --           --         10,000         --
                                                                 ---------    ---------    ---------    ---------    ---------
    TOTAL RATE-SENSITIVE LIABILITIES .........................   $  44,207    $  14,107    $  21,929    $  64,670    $  58,405
                                                                 ---------    ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------    ---------
  Cumulative rate-sensitive liabilities ......................   $  44,207    $  58,314    $  80,243    $ 144,913    $ 203,318
                                                                 ---------    ---------    ---------    ---------    ---------
                                                                 ---------    ---------    ---------    ---------    ---------
Period gap ...................................................   $  17,329    $  12,693    $  11,916    $  12,116    $ (20,736)
Cumulative gap ...............................................   $  17,329    $  30,022    $  41,938    $  54,054    $  33,318
Cumulative rate-sensitive assets to rate-sensitive liabilities     139.20%        151.4       152.26%      137.30%      116.39%
Cumulative gap to total assets ...............................       6.91%        11.97%       16.72%       21.55%       13.29%



PRINCIPAL AMOUNT MATURING IN:



(IN THOUSANDS)                          1998       1999-2000      2001-2002    THEREAFTER      TOTAL
-------------------------------------------------------------------------------------------------------

RATE SENSITIVE ASSETS:
Fixed interest rate loans .......   $    3,661    $   13,033    $   24,475    $   32,089    $   73,258
  Average interest rate .........         8.87%         8.97%         8.73%         8.39%         8.63%
Variable interest rate loans ....   $   15,090    $   12,324    $    4,741    $   52,935    $   85,090
  Average interest rate .........         9.73%         9.77%        10.60%         9.30%         9.52%
Fixed interest rate securities ..   $    6,989    $    1,945    $   20,256    $   39,705    $   68,895
  Average interest rate .........         5.64%         5.65%         6.73%         6.47%         6.44%
Variable interest rate securities   $      500          --      $      366    $    2,430    $    3,296
  Average interest rate .........         5.89%         --            5.96%         5.95%         5.94%
Other interest bearing assets ...   $    6,072          --            --            --      $    6,072
  Average interest rate .........         5.34%         --            --            --            5.34%



                                            1998      1999-2000                THEREAFTER     TOTAL
-------------------------------------------------------------------------------------------------------

RATE SENSITIVE LIABILITIES:
Noninterest-bearing checking ........   $     --      $     --    $     --      $   26,097  $   26,097
  Average interest rate .............         --            --          --            --          --
Savings and interest bearing checking         --            --    $   71,319    $   71,319  $   71,319
  Average interest rate .............         --            --          2.64%         2.64%       2.64%
Time deposits .......................   $   38,855    $   46,811  $     --      $   23,557  $  108,223
  Average interest rate .............         4.96%         5.66%       --            6.11%       5.52%
Fixed interest rate borrowings ......         --            --          --      $   10,000  $   10,000
  Average interest rate .............         --            --          --            5.66%       5.66%
Variable interest rate borrowings ...   $   13,776          --          --            --    $   13,776
Average interest rate ...............         4.55%         --          --            --          4.55%


                               ANNUAL REPORT 1997

CAPITAL MANAGEMENT

Banking regulatory authorities have implemented strict capital guidelines directly related to the credit risk associated with an institution's assets. Banks and bank holding companies are required to maintain capital levels based on their "risk-adjusted" assets so that categories of assets with higher "defined credit risks" will require more capital support than assets with lower risk. Additionally, capital must be maintained to support certain off-balance sheet instruments.

   Capital is classified as Tier I (common stockholders' equity less certain intangible assets as defined in the regulations) and Total capital (Tier I plus the allowance for credit losses). Minimum required levels must at least equal 4% for Tier I capital and 8% for Total capital. In addition, institutions must maintain a minimum of a 4% leverage capital ratio (Tier I capital to average total assets).

   The Company's capital position is presented in the following table:

                                                          December 31,
                                                    ---------------------      Regulatory
                                                     1997           1996       Requirement
                                                    ------         ------      -----------
Tier 1 capital to risk weighted assets .......       11.7%          11.6%            4.0%
Total capital to risk weighted assets ........       12.8%          12.8%            8.0%
Capital leverage ratio .......................        8.0%           8.1%            4.0%



RECENT STOCK PRICE RANGES AND DIVIDENDS

The Company's stock is sold and exchanged principally among area residents. There were 442 stockholders of record as of December 31, 1997. The table below shows the range from the lowest price paid to the highest along with dividend payments each quarter.

                                    1997                         1996                          1995
                      ----------------------------- ----------------------------  -----------------------------
                          Price Range                   Price Range                  Price Range
                      ------------------  Dividends ------------------ Dividends  -----------------   Dividends
                        Low        High    Declared   Low       High    Declared    Low       High     Declared
1st Quarter(1)        $16.00     $18.50     $.075   $14.00     $14.00     $.070   $13.00     $13.50     $.065
2nd Quarter(1)         16.50      18.625     .080    15.50      16.00      .070    13.25      13.50      .065
3rd Quarter(1)         16.625     18.50      .090    15.00      16.875     .070    14.50      15.125     .065
4th Quarter(1)         16.625     19.00      .095    16.00      17.94      .075    15.00      15.00      .065

(1) The quarterly stock prices and dividends have been restated for the effects of a two-for-one stock split effected in the form of a 100% stock dividend that was declared on January 27, 1998.

INFLATION

The effect of changing prices on financial institutions is typically different than on non-banking companies since virtually all of a bank's assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes are directly related to price level indices; therefore, the Company can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expenses.

YEAR 2000 CONVERSION AND COMPLIANCE

The Company has conducted a comprehensive review of computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems.

   The Company's Year 2000 conversion project addresses all necessary renovations, testing and implementation. Project completion is planned for the middle of 1999. Based on current analysis and projections, management believes that the cost to convert the Company's information to year 2000 compliance will not have a material impact on the Company's consolidated financial statements. Although the date conversion project considers timely compliance of other companies on which the Company relies, there can be no assurance that the systems of other companies will be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company. The Company expects its Year 2000 date conversion project to be completed on a timely basis.

SECURITIES AND EXCHANGE COMMISSION WEB SITE INFORMATION

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company; that address is: HTTP:\\WWW.SEC.GOV.

                           UNION NATIONAL BANCORP, INC

SELECTED FINANCIAL DATA 1993-1997

(IN THOUSANDS EXCEPT PER SHARE DATA)                                                          YEAR ENDED DECEMBER 31,
                                                              1997         1996         1995         1994         1993
                                                             ------       ------       ------       ------       ------
RESULTS FROM OPERATIONS

Interest Income .......................................     $18,214      $17,361      $17,091      $15,109      $14,789
Interest Expense ......................................       8,393        8,099        8,092        6,289        6,170
                                                             ------       ------       ------       ------       ------
  Net Interest Income .................................       9,821        9,262        8,999        8,820        8,619
Provision for Credit Losses ...........................         275          329          212          342          425
                                                             ------       ------       ------       ------       ------
  Net Interest Income after Provision for Credit Losses       9,546        8,933        8,787        8,478        8,194

Noninterest Income ....................................       1,327        1,086          977        1,314        1,029
Noninterest Expense ...................................       7,309        7,255        7,114        6,849        6,224
                                                             ------       ------       ------       ------       ------
  Income Before Income Taxes ..........................       3,564        2,764        2,650        2,943        2,999
  Provisions for Income Taxes .........................       1,164          934          890          970          992
                                                             ------       ------       ------       ------       ------
   NET INCOME .........................................      $2,400       $1,830       $1,760       $1,973       $2,007
                                                             ------       ------       ------       ------       ------
                                                             ------       ------       ------       ------       ------
FINANCIAL CONDITION

Total assets ..........................................    $250,781     $225,131     $218,891     $207,281     $192,324
Investment securities (including available for sale) ..      72,191       55,940       52,421       54,938       48,724
Loans, net of unearned income .........................     158,348      147,351      146,822      139,730      128,498
Allowance for loan losses .............................       1,793        1,772        1,769        1,671        1,503
Deposits ..............................................     205,639      199,291      193,462      182,533      172,816
Stockholders' equity ..................................      20,064       17,900       16,421       13,858       13,999

PER SHARE DATA

Net income (basic and diluted) ........................       $1.43        $1.10        $1.06        $1.18        $1.20
Dividends .............................................        0.34         0.29         0.26         0.25         0.23
Stockholders' equity ..................................       11.98        10.73         9.84         8.31         8.39

PERFORMANCE RATIOS

Return on average assets ..............................        1.02%        0.83%        0.82%         .99%        1.09%
Return on average equity ..............................       12.71        10.61        11.34        14.22        15.42
Net interest margin on average earning assets .........        4.53         4.53         4.56         4.83         5.12
Efficiency (noninterest expense / (net interest
  income + noninterest income) ........................       65.56        70.11        71.30        67.58        67.48

LIQUIDITY AND CAPITAL RATIOS

Stockholders' equity (% assets) .......................        8.00%        7.95%        7.50%        6.69%        7.28%
Risk-based:
  Tier 1 Capital ......................................       11.73        11.60        10.78        10.35        10.57
  Total Capital .......................................       12.78        12.80        11.92        11.69        10.89
Dividends (% net income) ..............................       23.79        25.98        24.64        21.14        18.86
Loans to deposits .....................................       77.00        73.94        75.89        76.55        74.36

ASSET QUALITY RATIOS

Allowance for credit losses to total loans ............        1.13%        1.20%        1.20%        1.20%        1.17%
Allowance for credit losses to non-performing loans ...      142.85       136.34       322.24       717.14       167.23
Net loan charge-offs to average total loans ...........        0.17         0.22         0.08         0.13         0.22

                               ANNUAL REPORT 1997

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

We have audited the accompanying consolidated balance sheet of Union National Bancorp, Inc. and its subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union National Bancorp, Inc. and its subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

   Frederick, Maryland
   January 14, 1998, except for Note 20 as to which the date is January 27, 1998

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

We have audited the accompanying consolidated balance sheet of Union National Bancorp, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union National Bancorp, Inc. and subsidiary as of December 31, 1996, and the consolidated results of their operations and cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the financial statements, an error resulting in an understatement of the previously reported accrued liability for deferred directors' compensation was discovered by management of the Company during 1997. Accordingly, the financial statements for the years ended December 31, 1996 and 1995 as well as retained earnings as of January 1, 1995 have been restated to correct this error.

   Baltimore, Maryland
   January 8, 1997, except as to Note 2, which is dated January 16, 1998

                                                                        UNB  27

                           UNION NATIONAL BANCORP, INC

UNION NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1997 AND 1996

                                                                                     1997               1996
                                                                                 ------------      ------------
ASSETS

Cash and due from banks ....................................................       $7,870,449        $6,910,561
Interest bearing deposits with banks .......................................           25,108           160,821
Federal funds sold .........................................................        6,072,396         8,882,550
Investment securities available for sale-at fair value .....................       58,770,760        38,866,761
Investment securities held to maturity-at amortized cost - fair value of
  $13,647,089 in 1997 and $17,304,150 in 1996 ..............................       13,419,839        17,073,011
Loans ......................................................................      158,347,687       147,350,540
Less: allowance for credit losses ..........................................       (1,793,112)       (1,772,433)
                                                                                 ------------      ------------
Loans - net ................................................................      156,554,575       145,578,107
                                                                                 ------------      ------------
Premises and equipment .....................................................        4,205,824         3,928,561
Foreclosed real estate .....................................................          215,000           391,236
Accrued interest receivable ................................................        1,708,814         1,292,194
Other assets ...............................................................        1,938,115         2,047,669

  TOTAL ASSETS .............................................................     $250,780,880      $225,131,471
                                                                                 ------------      ------------
                                                                                 ------------      ------------
LIABILITIES
Deposits:

  Noninterest-bearing deposits .............................................      $26,096,600       $23,694,607
  Interest-bearing deposits ................................................      179,542,196       175,596,828
                                                                                 ------------      ------------
    TOTAL DEPOSITS .........................................................      205,638,796       199,291,435
Short-term borrowings ......................................................       13,776,373         6,808,596
Federal Home Loan Bank borrowings ..........................................       10,000,000              --
Accured expenses and other liabilities .....................................        1,301,385         1,131,100
                                                                                 ------------      ------------
    TOTAL LIABILITIES ......................................................      230,716,554       207,231,131
                                                                                 ------------      ------------
STOCKHOLDERS' EQUITY

Common stock - $.01 par; 10,000,000 shares authorized;

  1,674,800 shares in 1997 and 834,000 shares in 1996 issued and outstanding           16,748             8,340
Surplus ....................................................................        8,469,115         8,342,055
Unrealized gain (loss) on securities available for sale ....................          149,136           (58,586)
Retained earnings ..........................................................       11,429,327         9,608,531
                                                                                 ------------      ------------
    TOTAL STOCKHOLDERS' EQUITY .............................................       20,064,326        17,900,340
                                                                                 ------------      ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............................     $250,780,880      $225,131,471
                                                                                 ------------      ------------
                                                                                 ------------      ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ANNUAL REPORT 1997

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              1997             1996            1995
                                                          ------------     ------------     ------------
INTEREST INCOME:
Interest and fees on loans ..........................     $ 13,652,870     $ 13,707,367     $ 13,661,957
Interest and dividends on investment securities:
  Taxable interest on mortgage backed securities ....        1,361,956        1,453,544        1,530,218
  Other taxable interest and dividends ..............        2,432,532        1,346,903        1,330,984
  Nontaxable interest ...............................          303,532          361,482          394,366
Interest on deposits at other banks .................            3,762           61,229           20,400
Interest on federal funds sold ......................          459,479          430,342          153,442
                                                          ------------     ------------     ------------
  TOTAL INTEREST INCOME .............................       18,214,131       17,360,867       17,091,367
                                                          ------------     ------------     ------------
INTEREST EXPENSE:
Interest on deposits:

  Certificates of deposits of $100,000 and more .....        1,021,731        1,097,504          959,967
  Other deposits ....................................        6,677,699        6,604,581        6,232,214
                                                          ------------     ------------     ------------
    TOTAL INTEREST ON DEPOSITS ......................        7,699,430        7,702,085        7,192,181
Interest on short-term borrowings ...................          537,058          370,144          513,642
Interest on Federal Home Loan Bank borrowings .......          156,299           26,300          386,281
                                                          ------------     ------------     ------------
    TOTAL INTEREST EXPENSE ..........................        8,392,787        8,098,529        8,092,104
                                                          ------------     ------------     ------------
Net interest income .................................        9,821,344        9,262,338        8,999,263
   Provision for credit losses ......................          275,000          329,000          212,000
                                                          ------------     ------------     ------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES        9,546,344        8,933,338        8,787,263
                                                          ------------     ------------     ------------
NONINTEREST INCOME:

  Service charges on deposit accounts ...............        1,023,404          796,490          723,021
  Other service charges .............................          162,104          152,765          158,346
  Gain on sale of loans .............................             --             19,791            4,300
  Net securities losses .............................             --               --             (1,065)
  Other income ......................................          141,192          116,754           92,948
                                                          ------------     ------------     ------------
    TOTAL NONINTEREST INCOME ........................        1,326,700        1,085,800          977,550
                                                          ------------     ------------     ------------
NONINTEREST EXPENSE:

  Salaries and employee benefits ....................        4,057,005        3,879,323        3,721,430
  Occupancy expense .................................          756,231          802,443          666,070
  Equipment expenses ................................          430,638          335,136          341,731
  Computer service fees .............................          418,459          598,147          597,656
  FDIC assessment ...................................           24,559            2,000          208,912
  Legal and professional ............................          173,399          199,965          290,716
  Check clearing fees ...............................           71,031           40,784          103,913
  Expenses related to terminated merger activities ..             --            287,824             --
  Other expenses ....................................        1,377,722        1,109,356        1,184,017
                                                          ------------     ------------     ------------
    TOTAL NONINTEREST EXPENSES ......................        7,309,044        7,254,978        7,114,445
                                                          ------------     ------------     ------------
INCOME BEFORE INCOME TAXES ..........................        3,564,000        2,764,160        2,650,368
                                                          ------------     ------------     ------------
PROVISION FOR INCOME TAXES ..........................        1,163,898          934,132          890,395
                                                          ------------     ------------     ------------
NET INCOME ..........................................     $  2,400,102     $  1,830,028     $  1,759,973
                                                          ------------     ------------     ------------
                                                          ------------     ------------     ------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE .........     $       1.43     $       1.10     $       1.06
                                                          ------------     ------------     ------------
                                                          ------------     ------------     ------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                        UNB  29

                           UNION NATIONAL BANCORP, INC

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                              Unrealized
                                                                             Gain (Loss)
                                                                            on Securities
                                              Common                           Available         Retained
                                               Stock           Surplus         for Sale          Earnings            Total
                                            ------------     ------------     ------------      ------------      ------------
BALANCE AT JANUARY 1, 1995, AS
  PREVIOUSLY REPORTED .................     $      8,340     $  8,342,055     $ (1,414,122)     $  7,012,169      $ 13,948,442
Adjustment (Note 2) ...................             --               --               --             (84,578)          (84,578)
                                            ------------     ------------     ------------      ------------      ------------
BALANCE AT JANUARY 1, 1995, AS RESTATED            8,340        8,342,055       (1,414,122)        6,927,591      $ 13,863,864
Net income ............................             --               --               --           1,759,973         1,759,973
Cash dividends ($.26 per share) .......             --               --               --            (433,681)         (433,681)
Unrealized appreciation on securities
  available for sale (net of tax) .....             --               --          1,231,047              --           1,231,047
                                            ------------     ------------     ------------      ------------      ------------
BALANCE AT DECEMBER 31, 1995 ..........            8,340        8,342,055         (183,075)        8,253,883      $ 16,421,203
Net income ............................             --               --               --           1,830,028         1,830,028
Cash dividends ($.285 per share) ......             --               --               --            (475,380)         (475,380)
Unrealized appreciation on securities
  available for sale (net of tax) .....             --               --            124,489              --             124,489
                                            ------------     ------------     ------------      ------------      ------------
BALANCE AT DECEMBER 31, 1996 ..........            8,340        8,342,055          (58,586)        9,608,531      $ 17,900,340
Net income ............................             --               --               --           2,400,102         2,400,102
Cash dividends ($.34  per share) ......             --               --               --            (567,120)         (567,120)
Dividend reinvestment plan ............               34          127,060             --              (3,812)          123,282
Two-for-one stock split effected in
  the form of a 100% stock dividend ...            8,374             --               --              (8,374)             --
Unrealized appreciation on securities
  available for sale (net of tax) .....             --               --            207,722              --             207,722
                                            ------------     ------------     ------------      ------------      ------------
BALANCE AT DECEMBER 31, 1997 ..........     $     16,748     $  8,469,115     $    149,136      $ 11,429,327      $ 20,064,326
                                            ------------     ------------     ------------      ------------      ------------
                                            ------------     ------------     ------------      ------------      ------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ANNUAL REPORT 1997

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


CASH FLOWS FROM OPERATING ACTIVITIES                                                1997                1996             1995
                                                                                 ------------      ------------      ------------
Net Income .................................................................     $  2,400,102      $  1,830,028      $  1,759,973
Adjustments to reconcile net income to net cash provided by operating activities:

Provisions for credit losses ...............................................          275,000           329,000           212,000
Depreciation and amortization ..............................................          641,442           565,016           470,925
Net losses on available for sale securities ................................             --                --               1,065
Gain on sale of other real estate and other assets .........................          (21,128)          (50,227)          (39,507)
Provision for deferred income taxes ........................................          (21,378)          (29,433)         (104,705)
Provision for foreclosed properties ........................................           75,000              --                --
Non-cash contribution ......................................................            1,571              --                --
Net decrease (increase) in accrued interest receivable .....................         (416,620)          108,996           (52,032)
Net increase (decrease) in accrued expenses & other liabilities ............          170,285           263,979          (138,098)
Other - net ................................................................           26,689           201,992           507,482
                                                                                 ------------      ------------      ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES ...............................        3,130,963         3,219,351         2,617,103

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of available-for-sale securities .................................      (34,962,184)      (18,009,500)       (6,373,418)
Proceeds from sale of available-for-sale securities ........................             --                --           2,856,390
Proceeds from maturities of available-for-sale securities ..................       15,235,953         6,176,022         4,119,062
Purchase of held-to-maturity securities ....................................             --            (650,000)       (3,492,632)
Proceeds from maturities of held-to-maturity securities ....................        3,785,800         9,272,045         6,854,751
Proceeds from sale of other real estate and other assets ...................          537,364           351,413           265,940
Net increase in loans ......................................................      (11,666,468)       (1,301,595)       (7,410,114)
  Premises and equipment acquired ..........................................         (918,705)         (642,719)       (1,040,722)
Foreclosed real estate acquired ............................................             --            (124,451)         (111,540)
                                                                                 ------------      ------------      ------------
  NET CASH USED IN INVESTING ACTIVITIES ....................................      (27,988,240)       (4,928,785)       (4,332,283)
                                                                                 ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits ...................................................        6,347,360         5,829,593        10,928,790
Net increase (decrease) in short-term borrowings ...........................        6,967,776         3,667,886        (6,736,602)
Proceeds from Federal Home Loan Bank borrowings ............................       10,000,000              --          18,000,000
Repayments of Federal Home Loan Bank borrowings ............................             --          (5,000,000)      (13,000,000)
Dividend reinvestment plan .................................................          123,282              --                --
Cash dividends paid ........................................................         (567,120)         (475,380)         (433,681)
                                                                                 ------------      ------------      ------------
  NET CASH PROVIDED BY FINANCING ACTIVITIES ................................       22,871,298         4,022,099         8,758,507
                                                                                 ------------      ------------      ------------
Net Increase (Decrease) In Cash And Cash Equivalents .......................       (1,985,979)        2,312,665         7,043,327
Cash And Cash Equivalents At Beginning Of Year .............................       15,953,932        13,641,267         6,597,940
                                                                                 ------------      ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...................................     $ 13,967,953      $ 15,953,932      $ 13,641,267
                                                                                 ------------      ------------      ------------
                                                                                 ------------      ------------      ------------
Supplemental Disclosure Of Cash Flow Information:
  Interest paid ............................................................     $  8,367,151      $  8,112,787      $  8,291,567
                                                                                 ------------      ------------      ------------
                                                                                 ------------      ------------      ------------
  Income taxes paid ........................................................     $  1,490,000      $    922,000      $  1,076,040
                                                                                 ------------      ------------      ------------
                                                                                 ------------      ------------      ------------
Non-Cash Investing Activites
  Transfer from loans to foreclosed real estate ............................     $    415,000      $    384,904      $       --
                                                                                 ------------      ------------      ------------
  Transfer from available for sale securities to held to maturity securities     $        --       $        --       $  6,300,000
                                                                                 ------------      ------------      ------------
                                                                                 ------------      ------------      ------------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                        UNB  31

                           UNION NATIONAL BANCORP, INC

UNION NATIONAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Union National Bancorp, Inc (the "Parent Company") is one bank holding company that provides a full range of banking and certain non-banking services to individuals and businesses through its wholly-owned subsidiary Union National Bank (the Bank) The Bank's primary deposit products include certificates of deposit and demand, savings, NOW, and money market accounts. Its primary loan products include commercial and consumer loans and real estate mortgages. The Bank's principal market area encompasses Carroll County, Maryland and the surrounding region. Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.

The accounting and reporting policies of Union National Bancorp, Inc. and its wholly-owned subsidiary (collectively the "Company") conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in the current year. The following is a summary of the Company's significant accounting policies:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Parent Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation. In the Parent Company's unconsolidated financial statements the investment in subsidiary is accounted for using the equity method of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and valuation allowances for real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of these allowances, management may obtain independent appraisals for significant properties.

   While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for credit losses and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

INVESTMENT SECURITIES AVAILABLE FOR SALE

Securities available for sale represent those securities which management may sell as part of its asset/liability management strategy or that may be sold in response to changing interest rates or liquidity needs. Investment securities available for sale are carried at fair value, with any unrealized gains and losses reported, net of related income tax effects, in stockholders' equity. The cost of securities sold is recognized using the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY

Investment securities to be held to maturity are those the Company has the ability and intent to hold until maturity. These investments are carried at cost adjusted for amortization of premiums and accretion of discounts.

INTEREST ON LOANS

Loans are carried at their current unpaid balance. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized over the contractual life of the loan as a yield adjustment.

   Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest payments received on such loans generally are applied as a reduction of the loan principal balance unless the likelihood of further loss is remote.

                               ANNUAL REPORT 1997

IMPAIRED LOANS

Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual status. Management considers the financial condition of the borrower, loan cash flows and the value of the related collateral when evaluating loan impairment. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans which are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of collateral, if repayment is expected to be provided by the collateral. The majority of the Company's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis when the likelihood of further loss is remote.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. Management's evaluation of the loan portfolio, considers the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of properties are computed using the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance and repairs are charged to operations. Expenditures for improvements which extend the life of an asset are capitalized and depreciated over the asset's remaining useful life.

FORECLOSED REAL ESTATE

Real estate acquired through foreclosure is carried at the lower of cost or fair market value minus estimated cost of disposal. Fair market value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of the loan balance over fair market value is charged to the allowance for credit losses. Gains and losses on sales of foreclosed real estate are included in other operating income.

INCOME TAXES

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes on temporary differences between the amount of taxable income and pretax financial income and between tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at current enacted tax rates and represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

BASIC AND DILUTED EARNINGS PER COMMON SHARE

In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS")No. 128, "Earnings per Share." This Statement establishes new standards for computing and presenting earnings per share ("EPS"). It replaces the former presentation of primary EPS with a presentation of basic EPS and, when applicable, requires the dual presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted-average number of common shares for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised. Per share amounts are based on weighted-average number of shares outstanding during each year as follows:

                                                      1997          1996          1995
                                                    ---------     ---------     ---------
Basic EPS weighted-average shares outstanding .     1,668,009     1,668,000     1,668,000
Effect of stock options .......................          --            --            --
                                                    ---------     ---------     ---------
Diluted EPS weighted-average shares outstanding     1,668,009     1,668,000     1,668,000
                                                    ---------     ---------     ---------
                                                    ---------     ---------     ---------

CASH FLOWS

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Interest bearing deposits with banks and Federal funds sold.

                                                                        UNB  33

                           UNION NATIONAL BANCORP, INC

2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the year ended December 31,1997, it was discovered that the liability for deferred directors' compensation was understated on a cumulative pretax basis by $248,170 during the years 1992 through 1996. Management of the Company has elected to restate previously issued financial statements. Accordingly, the financial statements for the years ended December 31, 1996 and 1995 as well as retained earnings as of January 1, 1995 included in this report have been restated to reflect the additional accrual, net of related tax benefit. The reduction in net income was $30,348 and $34,255 for 1996 and 1995, respectively, or $.02 per share in both 1996 and 1995.

3. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amount of such reserves totaled $1,600,000 and $1,035,000 at December 31, 1997 and 1996, respectively. The average daily reserve balance maintained during 1997 and 1996 was $1,322,000 and $1,769,656 respectively.

4. INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale at December 31, were as follows:

AVAILABLE-FOR-SALE:

                                                                         Gross          Gross
                                                      Amortized       Unrealized      Unrealized       Fair
1997                                                     Cost            Gains          Losses         Value
                                                     -----------     -----------     -----------     -----------
U.S. Treasury securities and obligations of
  U.S. government agencies .....................     $36,917,220     $   112,812     $    18,474     $37,011,558
Obligations of states and political subdivisions         500,000          77,400            --           577,400
Mortgage-backed securities .....................      19,683,611         167,942          64,912      19,786,641
                                                     -----------     -----------     -----------     -----------
Total debt securities ..........................      57,100,831         358,154          83,386      57,375,599
Equity securities ..............................       1,257,456         137,705            --         1,395,161
                                                     -----------     -----------     -----------     -----------
TOTAL ..........................................     $58,358,287     $   495,859     $    83,386     $58,770,760
                                                     -----------     -----------     -----------     -----------
                                                     -----------     -----------     -----------     -----------

1996

U.S. Treasury securities and obligations of

  U.S. government agencies .....................     $23,498,767     $   104,588     $    38,405     $23,564,950
Obligations of states and political subdivisions         496,150         106,350            --           602,500
Mortgage-backed securities .....................      13,570,902          75,132         151,902      13,494,132
                                                     -----------     -----------     -----------     -----------
Total debt securities ..........................      37,565,819         286,070         190,307      37,661,582
Equity securities ..............................       1,093,227         111,952            --         1,205,179
                                                     -----------     -----------     -----------     -----------
TOTAL ..........................................     $38,659,046     $   398,022     $   190,307     $38,866,761
                                                     -----------     -----------     -----------     -----------
                                                     -----------     -----------     -----------     -----------

                               ANNUAL REPORT 1997

The amortized cost and estimated fair values of securities to be held to maturity at December 31, were as follows:

HELD-TO-MATURITY:

                                                                        Gross          Gross
                                                      Amortized       Unrealized     Unrealized         Fair
1997                                                     Cost           Gains          Losses           Value
                                                     -----------     -----------     -----------     -----------
U.S. Treasury securities and obligations of
  U.S. government agencies .....................     $   879,382     $     2,819     $     2,394     $   879,807
Obligations of states and political subdivisions       5,233,663         104,824             265       5,338,222
Mortgage-backed securities .....................       7,306,794         123,858           1,592       7,429,060
                                                     -----------     -----------     -----------     -----------
TOTAL ..........................................     $13,419,839     $   231,501     $     4,251     $13,647,089
                                                     -----------     -----------     -----------     -----------
                                                     -----------     -----------     -----------     -----------

1996

U.S. Treasury securities and obligations of
  U.S. government agencies .....................     $ 2,550,750     $     4,908     $     5,770     $ 2,549,888
Obligations of states and political subdivisions       5,648,234          46,370           2,455       5,692,149
Mortgage-backed securities .....................       8,874,027         188,086            --         9,062,113
                                                     -----------     -----------     -----------     -----------
TOTAL ..........................................     $17,073,011     $   239,364     $     8,225     $17,304,150
                                                     -----------     -----------     -----------     -----------
                                                     -----------     -----------     -----------     -----------


Gross realized gains and losses on sales of securities available for sale for the years ended December 31, were:

                                                1997         1996         1995
                                               ------       ------       -------
GROSS REALIZED GAINS: ..............           $  --        $  --        $23,940
                                               ------       ------       -------
                                               ------       ------       -------
GROSS REALIZED LOSSES: .............           $  --        $  --        $25,005
                                               ------       ------       -------
                                               ------       ------       -------

The scheduled maturities of securities held to maturity and securities available for sale at December 31,1997, were as follows:

                                    Securities held to maturity    Securities available for sale
                                    ---------------------------    -----------------------------
                                      Amortized         Fair         Amortized         Fair
                                        Cost            Value           Cost           Value
                                    -----------     -----------     -----------     -----------
Due in one year or less .......     $ 3,412,270     $ 3,419,756     $ 8,582,752     $ 8,597,704
Due from one year to five years       7,010,277       7,149,425      23,798,632      23,886,913
Due from five to ten years ....       2,963,002       3,043,756      18,897,240      19,014,269
Due after ten years ...........          34,290          34,152       5,822,207       5,876,713
                                    -----------     -----------     -----------     -----------
TOTAL DEBT SECURITIES .........     $13,419,839     $13,647,089     $57,100,831     $57,375,599
                                    -----------     -----------     -----------     -----------
                                    -----------     -----------     -----------     -----------


For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

   Securities with an amortized cost book value of $26,990,800 at December 31, 1997 and $22,241,003 at December 31, 1996 were pledged as collateral for certain deposits and repurchase agreements as required or permitted by law.

   There were no state, county and municipal securities whose book value, as to any issuer, exceeded ten percent of stockholders' equity at December 31, 1997 or 1996.

                                                                        UNB  35

                                                UNION NATIONAL BANCORP, INC

5. LOANS AND ALLOWANCES FOR CREDIT LOSSES At December 31, 1997 and 1996 loans were as follows:

                                                    1997               1996
                                               -------------      -------------
Real estate:
  Construction ...........................     $   5,893,105      $   1,842,538
  Conventional mortgages .................       101,246,580         91,262,210
Loans to farmers .........................         3,135,651          1,638,900
Commercial and industrial loans ..........        22,715,372         22,551,859
Loans to individuals .....................        22,379,555         27,111,321
Tax-exempt loans to political subdivisions         3,183,743          3,372,488
All other loans ..........................           230,202            108,459
                                               -------------      -------------
  Gross loans ............................       158,784,208        147,887,775
Net deferred loan fees and costs .........          (436,521)          (537,235)
                                               -------------      -------------
  TOTAL LOANS ............................     $ 158,347,687      $ 147,350,540
                                               -------------      -------------
                                               -------------      -------------


Changes in the allowance for credit losses for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                                1997            1996              1995
                                            -----------      -----------      -----------
Balance at beginning of year ..........     $ 1,772,433      $ 1,769,077      $ 1,670,940
Provision charged to operating expenses         275,000          329,000          212,000
Recoveries ............................          57,059           61,088           93,024
Loans charged off .....................        (311,380)        (386,732)        (206,887)
                                            -----------      -----------      -----------
BALANCE AT END OF YEAR ................     $ 1,793,112      $ 1,772,433      $ 1,769,077
                                            -----------      -----------      -----------
                                            -----------      -----------      -----------


Information regarding impaired loans for the years ending December 31, 1997, 1996 and 1995 is as follows:

                                                                                  1997           1996          1995
                                                                               ----------     ----------     ----------
Impaired loans with a valuation allowance ................................     $3,557,871     $  109,495     $   73,043
Impaired loans without a valuation allowance .............................           --        1,150,063        475,535
                                                                               ----------     ----------     ----------
  TOTAL IMPAIRED LOANS ...................................................     $3,557,871     $1,259,558     $  548,578
                                                                               ----------     ----------     ----------
                                                                               ----------     ----------     ----------
Allowance for credit losses related to impaired loans ....................     $  221,178     $   96,314     $   52,748
Allowance for credit losses related to other than impaired loans 1,571,934      1,676,119      1,716,329
                                                                               ----------     ----------     ----------
  TOTAL ALLOWANCE FOR CREDIT LOSSES ......................................     $1,739,112     $1,772,433     $1,769,077
                                                                               ----------     ----------     ----------
                                                                               ----------     ----------     ----------
Average impaired loans for the year ......................................     $1,281,158     $  965,871     $  437,223
                                                                               ----------     ----------     ----------
                                                                               ----------     ----------     ----------
Interest income on impaired loans recognized on a cash basis .............     $   63,256     $     --       $   24,774
                                                                               ----------     ----------     ----------
                                                                               ----------     ----------     ----------

   The Company's loans are widely dispersed among individuals and industries. On December 31, 1997, there was no concentration of loans in any single industry that exceeded 5% of total loans.

   The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit.

   The Company's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   The Company generally requires collateral or other security to support financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty.

                               ANNUAL REPORT 1997

The contract amounts of financial instruments which represent credit risk at December 31, 1997 and 1996 were as follows:

                                     1997            1996
                                 -----------     -----------
Commitments to extend credit     $29,376,732     $17,438,032
Standby letters of credit ..       2,237,699       2,308,082


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

6. PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 1997 and 1996:


                                                  1997             1996
                                              -----------      -----------
Land ....................................     $   204,756      $   204,756
Buildings and leasehold improvements ....       5,124,858        4,827,439
Equipment ...............................       3,226,904        2,605,618
                                              -----------      -----------
                                                8,556,518        7,637,813
Accumulated depreciation and amortization      (4,350,694)      (3,709,252)
                                              -----------      -----------
TOTAL ...................................     $ 4,205,824      $ 3,928,561
                                              -----------      -----------
                                              -----------      -----------


Depreciation and amortization charged to operations amounted to $641,442 in 1997, $565,016 in 1996, and $470,924 in 1995.

7. DEPOSITS

Interest-bearing deposits include certificates of deposit and other time deposits in denominations of $100,000 or more which totaled $20,024,381 and $23,406,549 at December 31,1997 and 1996 respectively.

   At December 31, 1997, the maturity distribution of certificates of deposit is as follows:

Maturing in:

1998 .....................................    $50,872,154
1999 .....................................     16,755,604
2000 .....................................     30,916,171
2001 .....................................      2,364,942
2002 .....................................      1,410,948
Thereafter ...............................        276,814
                                             ------------
TOTAL ....................................   $102,596,633
                                             ------------
                                             ------------


Interest on deposits for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                  1997           1996           1995
                                               ----------     ----------     ----------
Saving deposits ..........................     $1,828,015     $1,873,911     $2,136,685
Certificates of deposit ($100,000 or more)      1,021,731      1,097,504        959,967
Other deposits ...........................      4,849,684      4,730,670      4,095,529
                                               ----------     ----------     ----------
TOTAL AT DECEMBER 31 .....................     $7,699,430     $7,702,085     $7,192,181
                                               ----------     ----------     ----------
                                               ----------     ----------     ----------

                                                                        UNB  37

                           UNION NATIONAL BANCORP, INC

8. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase. Selected information at December 31, 1997 and 1996 is as follows:

                                                   1997            1996
                                               -----------      -----------
Average amount outstanding during year ...     $11,771,647      $ 8,555,503
Weighted average interest rate during year            4.56%            4.30%
Amount outstanding at year end ...........     $13,776,373      $ 6,808,596
Weighted average interest rate at year-end            5.02%            4.50%
Highest amount outstanding during the year     $21,670,304      $17,802,839

   At December 31,1997, the Company had unused lines of credit in the total amount of $33,000,000.

9. FEDERAL HOME LOAN BANK BORROWINGS

At December 31,1997, the Company had received an advance from the Federal Home Loan Bank in the amount of $10,000,000 which is due September 24, 2002, callable in September 1999, bearing interest at 5.66%. The Company has pledged $22,000,000 of conventional mortgage loans as collateral on advances from this source.

10. EMPLOYEE BENEFIT PLANS DEFINED BENEFIT PENSION:

The Company sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Net pension cost for the years ended December 31, 1997, 1996 and 1995 includes the following components:

                                                     1997          1996           1995
                                                  ---------      ---------      ---------
Service cost--benefits earned during the year     $  83,251      $  86,195      $  71,154
Interest cost on projected benefit obligation        65,815         84,964         88,382
Actual return on plan assets ................       (93,269)      (103,395)      (139,897)
Net amortization and deferral ...............        61,321         54,406         76,498
                                                  ---------      ---------      ---------
                                                  $ 117,118      $ 122,170      $  96,137
Additional expense related to settlement of
  pension obligations .......................        88,718        155,612           --
                                                  ---------      ---------      ---------
TOTAL .......................................     $ 205,836      $ 277,782      $  96,137
                                                  ---------      ---------      ---------
                                                  ---------      ---------      ---------


   During 1997 and 1996, the Company's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits." This settlement resulted in additional pension expense of $88,718 and $155,612 for the years ended December 31, 1997 and 1996, respectively.

   The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% for 1997 and 7.50% in 1996 and 1995. The expected long-term rate of return on assets was 7.25% for 1997 and 7.50% in 1996 and 1995.

                               ANNUAL REPORT 1997

   The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996:

                                                                          1997             1996
                                                                       -----------      -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of
  $676,150 in 1997 and $779,681 in 1996 ..........................     $   691,160      $   786,243
                                                                       -----------      -----------
Plan assets at fair value, primarily in debt and equity securities         688,437          832,418
Projected benefit obligation for service rendered to date ........      (1,035,496)      (1,160,553)
                                                                       -----------      -----------
Projected benefit obligation in excess of plan assets ............        (347,059)        (328,135)
Unrecognized net gain from past experience different from that
  assumed and effects of changes in assumptions ..................         205,652          252,538
Prior service cost not yet recognized in net periodic pension cost            (278)            (616)
Unrecognized net obligation at December 15, 1988 being
  recognized over 15 years .......................................          23,309           29,136
                                                                       -----------      -----------
Accrued pension cost .............................................     $  (118,376)     $   (47,077)
                                                                       -----------      -----------
                                                                       -----------      -----------

EMPLOYEE SAVINGS AND INVESTMENT PLAN:

The Company has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the Plan, the Company will match 50% of employee contributions up to 6% of compensation. The Company's contributions to the Plan were $62,564 for 1997, $56,314 for 1996, and $56,978 for 1995.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

The Company has entered into supplemental executive retirement agreements with certain executive officers and members of its Board of Directors to provide retirement benefits. The present value of the benefits to be paid by the Company upon retirement is being accrued over the number of years remaining to the retirement date of those individuals. The expense (income)

recognized for this plan was $(9,754) in 1997, $116,129 in 1996, and $107,916 in 1995.

STOCK OPTION PLAN:

On April 15, 1997 the Company established the 1997 Key Employee Stock Option Plan (the "1997 Plan"). The Plan is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations.

   Had compensation expense for the 1997 Plan been determined based on the fair value of each option on the date of grant using an option-pricing model as prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," there would have been no effect on the Company's net income and basic and diluted earnings per share for the year ended December 31, 1997.

   The 1997 Plan provides that 60,000 shares of the Company's common stock will be reserved for the granting of both incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase these shares. At December 31, 1997, reserved shares remaining for future grants under this Plan totaled 40,100. The exercise price per share for incentive stock options and non-qualified stock options shall be equal to the fair market value on the date the options are granted. However, in the case of incentive stock options, if at the time the options are granted the participant owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the exercise price shall not be less than 110% of the fair market value of the shares on the date the options are granted.

   The options granted will become exercisable in increments of 20% on each anniversary date of the grant of the options, so that the options will become fully exercisable on the fifth anniversary of the date the options were granted.

                                                                        UNB  39

                           UNION NATIONAL BANCORP, INC

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 1997:

Dividend yield ..................................................       2.00%
Expected volatility .............................................       9.90%
Risk free interest rate .........................................       5.74%
Expected life, in years .........................................    10 years
Weighted-average fair value of options granted during the year ..       $5.43

   During 1997, the Company granted options to purchase 19,900 shares with an exercise price of $21. None of these shares were exercisable at December 31, 1997. These options were not included in the computation of diluted EPS because their exercise price was greater than the average market price of the common shares.

11. INCOME TAXES

The provision for income taxes for the years ended December 31, 1997, 1996 and 1995 consist of the following:

                                    1997                               1996                                1995
                    ----------------------------------    --------------------------------    --------------------------------
                      Federal      State      Total       Federal      State       Total      Federal      State      Total
                    ----------   --------   ----------    --------    --------    --------    --------    --------    --------
Currently payable   $1,061,389   $123,887   $1,185,276    $788,837    $174,728    $963,565    $788,575    $206,525    $995,100
Deferred tax
  (benefits) ....      (25,491)     4,113      (21,378)    (24,098)     (5,335)    (29,433)    (85,726)    (18,979)   (104,705)
                    ----------   --------   ----------    --------    --------    --------    --------    --------    --------
TOTAL ...........   $1,035,898   $128,000   $1,163,898    $764,739    $169,393    $934,132    $702,849    $187,546    $890,395
                    ----------   --------   ----------    --------    --------    --------    --------    --------    --------
                    ----------   --------   ----------    --------    --------    --------    --------    --------    --------


   Deferred tax benefits resulting from temporary differences in the tax bases of assets and liabilities for tax and financial statement purposes for the years ended December 31, 1997, 1996 and 1995 are attributable to:

                                 1997       1996       1995
                               --------   --------   ---------
Provision for credit losses .   $(8,267)    $5,647    $(37,880)
Deferred loan fees ..........    (3,918)    89,941      25,480
Depreciation and amortization   (41,104)   (49,801)    (30,550)
Pension expense .............     9,664    (22,933)     (4,704)
Deferred compensation .......     3,071    (40,148)    (41,666)
Loan income .................     9,770    (23,905)    (16,008)
Health insurance ............      --       23,638        --
Other .......................     9,406    (11,872)        623
                               --------   --------   ---------
TOTAL DEFERRED TAX (BENEFIT)   $(21,378)  $(29,433)  $(104,705)
                               --------   --------   ---------
                               --------   --------   ---------


  Accumulated deferred tax benefits of $1,105,089 at December 31, 1997 and $1,234,653 at December 31, 1996 are included in other assets and consist of the following:

                                                                 1997          1996
                                                              ----------    ----------
Provision for credit losses ...............................     $549,456      $541,189
Deferred loan fees ........................................      181,450       177,532
Unrealized (gains) losses on investment securities (93,836)       36,924
Depreciation and amortization .............................      217,738       205,602
Deferred compensation .....................................      241,330       244,401
Pension expense ...........................................      (26,363)      (16,699)
Loan income ...............................................       36,110        45,880
Health insurance ..........................................         --            --
Other .....................................................         (796)         (176)
                                                              ----------    ----------
NET DEFERRED TAX ASSET ....................................   $1,105,089    $1,234,653
                                                              ----------    ----------
                                                              ----------    ----------

                               ANNUAL REPORT 1997

   A reconciliation of the maximum statutory income tax to the provision for income taxes included in the consolidated statements of income for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                                           1997                      1996                     1995
                                                -------------------------   -----------------------    ------------------------
                                                                 Percent                   Percent                    Percent
                                                                of Pretax                 of Pretax                  of Pretax
                                                  Amount         Income       Amount        Income      Amount         Income
                                                ----------      ---------    --------      --------     --------      ---------
Computed tax at statutory rate                  $1,211,760        34.0%      $939,815        34.0%      $901,125        34.0%
Increases (decreases) in taxes
  resulting from:
Tax-exempt interest income ................       (172,797)       (4.8)      (159,792)       (5.8)      (163,881)       (6.2)
State income taxes, net of federal
  income tax benefit ......................         78,151         2.2        111,800         4.1        123,781         4.7
Nondeductible interest expense ............         37,166         1.1         26,271          .9         22,919          .8
Officers and directors life insurance                4,936          .1          7,306          .3          1,452      --
Other .....................................          4,682          .1          8,732          .3          4,999          .3
                                                ----------        ----       --------        ----       --------        ----
                                                $1,163,898        32.7%      $934,132        33.8%      $890,395        33.6%
                                                ----------        ----       --------        ----       --------        ----
                                                ----------        ----       --------        ----       --------        ----


Included in the above amounts are income tax benefits totaling $413, resulting from net securities losses in 1995.

12. LEASES

The Company is obligated under noncancelable lease agreements for certain premises. The leases generally contain renewal options and provide that the Company pay property taxes, insurance and maintenance costs.

   Future minimum lease payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

Years ending December 31,              Amount
------------------------            ----------
1998 ............................    $302,464
1999 ............................     310,409
2000 ............................     232,033
2001 ............................     214,929
2002 ............................     187,726
Thereafter ......................     839,324


   The Company has entered into an agreement to lease a branch banking facility from a director through 2001 at a minimum annual rental of $37,800. The lease also contains one five-year renewal option. The Company also has an agreement with an advisory board member to lease a branch facility through November, 2002 at minimum annual rental of $21,532.

13. STOCKHOLDERS' EQUITY RESTRICTIONS ON DIVIDENDS:

The amount of dividends that the Bank can pay to the Company without approval is limited to its net profits for the current year plus its retained net profits for the preceeding two years. Amounts available for the payment of dividends during 1997 aggregated $5,015,000.

REPURCHASE PLAN:

On October 1, 1997, the Board of Directors authorized a stock repurchase program. Pursuant to the terms of this program, the Company may repurchase up to 6% of its common stock during the ten year period ending September 30, 2007. As of December 31, 1997 no shares had been purchased.

DIVIDEND REINVESTMENT PLAN:
The Company maintains a Dividend Reinvestment and Stock Purchase Plan for all stockholders of the Company. This Plan provides that 300,000 shares, as adjusted for stock distributions, of the Company's common stock will be reserved for issuance under the Plan. At December 31, 1997, reserved shares remaining for future issuance under this Plan totaled 293,130. The terms of this Plan allow participating shareholders to purchase additional shares of common stock in the Company by reinvesting the dividends paid on shares registered in their name, by making optional cash payments, or both. Shares purchased under the Plan

                                                                        UNB  41

                           UNION NATIONAL BANCORP, INC

with reinvested dividends or optional cash payment can be acquired at 97% of current market prices. Optional cash payments to this Plan are limited and may not exceed $10,000 in any calendar quarter. The Company reserves the right to amend, modify, suspend or terminate this Plan at any time at its discretion.

CAPITAL:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 1997 that the Company and the Bank meet all capital adequacy requirements to which they are subject.

   As of December 31,1997, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

   The Company's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                To be Well
                                                                                             Capitalized Under
                                                                          For Capital        Prompt Corrective
                                                       Actual          Adequacy Purposes     Action Provisions
                                                Amount       Ratio     Amount       Ratio    Amount      Ratio
As of December 31,1997:
Total Capital (to risk-weighted assets)

     Consolidated .......................    $21,708,111      12.8%  $13,585,475      8.0%         N/A
     Union National Bank ................    $21,431,005      12.7%  $13,565,425      8.0%  $16,956,781      10.0%
Tier 1 Capital (to risk-weighted assets)

     Consolidated .......................    $19,914,999      11.7%   $6,792,738      4.0%         N/A
     Union National Bank ................    $19,637,893      11.6%   $6,782,712      4.0%  $10,174,069       6.0%
Tier 1 Capital (average assets)

     Consolidated .......................    $19,914,999       8.0%   $9,872,109      4.0%         N/A
     Union National Bank ................    $19,637,893       8.0%   $9,865,349      4.0%  $12,331,686       5.0%

As of December 31,1996:
  Total Capital (to risk-weighted assets)

     Consolidated .......................    $19,731,359      12.8%  $12,332,099      8.0%         N/A
     Union National Bank ................    $19,590,689      12.7%  $12,340,591      8.0%  $15,425,739      10.0%
Tier 1 Capital (to risk-weighted assets)

     Consolidated .......................    $17,958,926      11.6%   $6,192,733      4.0%         N/A
     Union National Bank ................    $17,818,256      11.5%   $6,197,654      4.0%   $9,296,481       6.0%
Tier 1 Capital (average assets)

     Consolidated .......................    $17,958,926       8.1%   $8,868,605      4.0%         N/A
     Union National Bank ................    $17,818,256       8.0%   $8,909,128      4.0%  $11,136,410       5.0%

N/A = NOT APPLICABLE

14. RELATED PARTY TRANSACTIONS

Certain members of the Board of Directors and senior officers had loan transactions with the Bank. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with outsiders.

                               ANNUAL REPORT 1997

   The following schedule summarizes changes in the amount of loans outstanding to directors and senior officers, both direct and indirect, during 1997.

Balance at January 1,1997 ...........      $4,644,364
Additions ...........................         926,143
Repayments ..........................        (380,020)
                                           ----------
Balance at December 31,1997 .........      $5,190,487
                                           ----------
                                           ----------


15. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. This standard excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value presented does not represent the underlying value of the Company.

   The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as of December 31, 1997 and 1996:

   Cash and due from banks: The carrying amounts reported in the balance sheets approximate their fair value.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated with discounted cash flow techniques, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

   Off-balance sheet instruments: Fair values for the Company's off-balance sheet instruments, consisting entirely of lending commitments, are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Short-term borrowings: The carrying amounts of short-term borrowings approximate their fair values.

   Federal Home Loan Bank Borrowings: Fair value for these borrowings is based on quoted market prices.

   The estimated fair value of the Company's financial instruments were as follows at:

                                                               December 31, 1997               December 31,1996
                                                         ---------------------------    ----------------------------
                                                           Carrying                       Carrying
                                                            Amount       Fair Value         Amount       Fair Value
                                                         -----------     -----------     -----------     -----------
FINANCIAL ASSETS:
  Cash and due from banks, interest-bearing deposits
    with banks, and federal funds sold .............     $13,967,953     $13,967,953     $15,953,932     $15,953,932
  Investment securities available for sale .........      58,770,760      58,770,760      38,866,761      38,866,761
  Investment securities held to maturity ...........      13,419,839      13,647,089      17,073,011      17,304,150
  Loans receivable .................................     158,347,687     157,021,020     147,350,540     145,814,000
  Accrued interest receivable ......................       1,708,814       1,708,814       1,292,194       1,292,194
FINANCIAL LIABILITIES:
  Deposit liabilities ..............................     205,638,796     209,204,688     199,291,435     199,964,000
  Short-term borrowings ............................      13,776,373      13,776,373       6,808,596       6,808,596
  Federal Home Loan Bank borrowings ................      10,000,000      10,159,000            --              --

                                                                        UNB  43

                           UNION NATIONAL BANCORP, INC

16. PARENT COMPANY FINANCIAL INFORMATION

The Condensed financial statement for Union National Bancorp, Inc. (Parent Only) pertaining to the periods covered by the Company's consolidated financial statement are presented below:

BALANCE SHEETS, DECEMBER 31,                                                1997            1996
                                                                         -----------     -----------
ASSETS
  Cash and due from banks ..........................................         $26,480          $9,007
  Investment in subsidiary .........................................      19,787,220      17,759,670
  Other assets .....................................................         136,082          23,220
  Due from subsidiary ..............................................         114,544         108,443
                                                                         -----------     -----------
    TOTAL ASSETS ...................................................     $20,064,326     $17,900,340
                                                                         -----------     -----------
                                                                         -----------     -----------
LIABILITIES ........................................................    $       --      $       --
                                                                         -----------     -----------
STOCKHOLDERS' EQUITY

  Common stock .....................................................          16,748           8,340
  Surplus ..........................................................       8,469,115       8,342,055
  Unrealized gain (loss) on investment securities available for sale         149,136         (58,586)
  Retained earnings ................................................      11,429,327       9,608,531
                                                                         -----------     -----------
    TOTAL STOCKHOLDERS' EQUITY .....................................      20,064,326      17,900,340
                                                                         -----------     -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................     $20,064,326     $17,900,340
                                                                         -----------     -----------
                                                                         -----------     -----------



STATEMENTS OF INCOME, YEARS ENDED DECEMBER 31,                      1997           1996            1995
                                                                 ----------      ----------      ----------
Income
  Dividends from subsidiary ................................       $592,120        $660,380        $525,260
  Expenses .................................................         17,947         287,824          13,420
                                                                 ----------      ----------      ----------
  Income before income taxes and equity in undistributed

    income of subsidiary ...................................        574,173         372,556         511,840
  Income tax expense (benefit) .............................         (6,102)        (97,860)         (4,563)
                                                                 ----------      ----------      ----------
  Income before equity in undistributed income of subsidiary        580,275         470,416         516,403
  Equity in undistributed income of subsidiary .............      1,819,827       1,359,612       1,243,570
                                                                 ----------      ----------      ----------
    NET INCOME .............................................     $2,400,102      $1,830,028      $1,759,973
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------

STATEMENTS OF CASH FLOWS, YEARS ENDED DECEMBER 31, .........        1997           1996            1995
                                                                 ----------      ----------      ----------
Cash Flows from Operating Activities:
  Net Income ...............................................     $2,400,102      $1,830,028      $1,759,973
  Equity in undistributed income of subsidiary .............     (1,819,827)     (1,359,612)     (1,243,570)
  Amortization of organization cost ........................         10,419          13,181          10,419
  Increase in amount due from subsidiary ...................         (6,101)        (97,860)           --
  Decrease in other assets .................................           --            88,385            --
                                                                 ----------      ----------      ----------
    Net cash provided by operating activities ..............        584,593         474,122         526,822
                                                                 ----------      ----------      ----------
Cash Flows from Investing Activities:
  Expenditures related to proposed acquisition .............           --              --           (92,877)
                                                                 ----------      ----------      ----------
    Net cash used in investing activities ..................           --              --           (92,877)
                                                                 ----------      ----------      ----------
Cash Flows from Financing Activities:
  Dividends paid ...........................................       (567,120)       (475,380)       (433,680)
                                                                 ----------      ----------      ----------
    Net cash used in financing activities ..................       (567,120)       (475,380)       (433,680)
                                                                 ----------      ----------      ----------
Net increase (decrease) in cash and cash equivalents .......         17,473          (1,258)            265
Cash and Cash Equivalents at Beginning of Year .............          9,007          10,265          10,000
                                                                 ----------      ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR ...................        $26,480          $9,007         $10,265
                                                                 ----------      ----------      ----------
                                                                 ----------      ----------      ----------

                               ANNUAL REPORT 1997

17. TERMINATION OF PROPOSED ACQUISITION

On October 25, 1995, the Company entered into a definitive agreement to acquire Maryland Permanent Bank & Trust Company ("Maryland Permanent") of Owings Mills, Maryland. On July 26, 1996, prior to the consummation of the merger the Company, as provided in the definitive agreement, terminated negotiations with Maryland Permanent. Costs associated with the proposed affiliation, consisting primarily of professional fees totaling $287,824, were expensed in 1996.

18. CURRENT ACCOUNTING DEVELOPMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which will become effective for fiscal years beginning after December 15, 1997. Comprehensive income, as defined by SFAS No. 130, is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. In addition to an enterprise's net income, change in equity components under comprehensive income reporting would also include such items as the net change in unrealized gain or loss on available-for-sale securities and foreign currency translation adjustments. SFAS No. 130 requires disclosure of comprehensive income and its components with the same prominence as the Company's other financial statements. The Company is currently evaluating the alternative format for reporting comprehensive income in 1998.

   In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will become effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the manner in which a publicly-held enterprise reports certain information about operating segments of their business in both annual and interim financial reports provided to stockholders. The information required to be disclosed for an entity's operating segments not only consists of financial information, but also certain related disclosures on the segment's products and services, geographic areas, and major customers. The requirements of the new standard are being evaluated but the Company currently believes that it will not have any segment reporting requirements related to this pronouncement.

                                                                        UNB  45

                           UNION NATIONAL BANCORP, INC

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company's unaudited quarterly results of operations:

1997                                                                                 Three months ended
                                                                  ---------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)              December 31  September 30    June 30       March 31
                                                                  -----------  ------------   --------       --------
Interest Income ............................................        $4,825        $4,511        $4,496        $4,382
Net Interest Income ........................................         2,557         2,432         2,438         2,394
Provision for credit losses ................................           130            30            55            60
Income before income taxes .................................           880           929           882           873
Net Income .................................................           594           628           592           586
Basic and diluted earnings per share(1) ....................          0.35          0.38          0.35          0.35

1996                                                                                  Three months ended
                                                                  ---------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)              December 31  September 30    June 30       March 31
                                                                  -----------  ------------   --------       --------
Interest Income ............................................        $4,361        $4,335        $4,356        $4,309
Net Interest Income ........................................         2,304         2,335         2,348         2,275
Provision for credit losses ................................            78            60           122            69
Income before income taxes .................................           687           587           801           689
Net Income .................................................           476           379           515           460
Basic and diluted earnings per share(1) ....................          0.29          0.23          0.31          0.28


(1) BASIC AND DILUTED EARNINGS PER SHARE HAVE BEEN RESTATED FOR THE TWO-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND THAT WAS DECLARED ON

      JANUARY 27, 1998.

20. SUBSEQUENT EVENT

On January 27, 1998, the Company's Board of Directors declared a two-for-one split effected in the form of a 100% stock dividend for stockholders of record on January 30, 1998. Common shares outstanding and per common share data in the consolidated financial statements have been retroactively adjusted to reflect the effects of this transaction.