Form 10-K405, Exhibit 13
period 1998-12-31
UNION NATIONAL BANCORP INC
filed 1999-03-25
CIK 919871

                                                              1998 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Union National Bancorp earnings for 1998 were $2,637,824 or 9.9% over 1997. Net interest income was up $719,934 or 7.3% due to strong performance in investments and loans. Much of this growth came from the opening of our new branch in Mount Airy. Noninterest income was up $227,754 or 17.1% over 1997 while noninterest expense was up 11.6% over last year. Professional services increased significantly due to the initial start-up cost for joining NASDAQ, as well as additional cost relating to becoming a Securities and Exchange Commission registrant.

Total assets were $283.9 million at December 31, 1998, an increase of $33.1 million or 13.2% over the previous year. We experienced strong growth in investments from our customers in Sweep accounts, Savings, Super NOW's, and CD's.

Return on average assets in 1998 was .98% as compared to 1.02% in 1997, and .83% in 1996. The return on average equity was 12.46% in 1998 as compared to 12.71% in 1997 and 10.61% in 1996.

Dividends on common stock rose to $.40 in 1998 from $.31 in 1997 and from $.26 in 1996. This represents a 29.4% rise over 1997.

NET INTEREST INCOME

Net interest income is the major component of the Company's earnings, and consists of the excess of interest income from earning assets less the expense of interest bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, are determinants of the changes in net interest income.

Net interest income was $10,541,278 in 1998, $9,821,344 in 1997, and $9,262,338
in 1996. The trend has shown continual improvement due to loan and investment growth. Net interest income on a tax-equivalent basis was $10,965,000 in 1998, $10,080,000 in 1997, $9,502,000 in 1996. The net interest spread dropped to 3.69% in 1998, from 3.92% in 1997 and from 3.95% in 1996. The net interest margin as a percentage of earning assets was 4.29% in 1998, compared to 4.53% in 1997 and 1996.

Average earning assets were $255,842,000 in 1998 up 15.1%, from $222,332,000 in 1997, up 6.2% from $209,433,000 in 1996. Total interest income on a tax-equivalent basis was up 12.6% to $20,801,000 in 1998 over $18,473,000 in 1997, which had moved up 4.9% from 1996 at $17,601,000. Tax-equivalent yield on earning assets fell, in 1998, to 8.13% from 8.31% in 1997 and 8.40% in 1996.

Non-performing assets were down to $1,233,752 by year-end and several are in the process of resolution and are well secured.

Average interest-bearing liabilities were $221,609,000 in 1998 up 16.0%, from $191,091,000 in 1997 up 5.1% from $181,884,000 in 1996. These funds made up
82.5% of average assets in 1998 compared to 81.6% in 1997, and 82.3% in 1996. Total interest expense was $9,835,888 in 1998, up $1,443,101 or 17.2%, from $8,392,787 in 1997, up $294,258 or 3.6% from $8,098,529 in 1996.

The following table illustrates average balances of assets, liabilities, and stockholders' equity, as well as the related income and expense for each item and the average yields and cost for the years 1996 through 1998:

UNION NATIONAL BANCORP, INC.

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

                                                           1998                               1997                   1996
                                             ---------------------------------  ---------------------------------  ---------
                                               Average                  Yield/    Average                  Yield/    Average
(IN THOUSANDS-TAX EQUIVALENT BASIS)            Balance  Interest(3)       Rate    Balance  Interest(3)       Rate    Balance

----------------------------------------------------------------------------------------------------------------------------
ASSETS
  Loans(1,2):
    Real estate:
      Construction                           $   5,802   $     543        9.36% $   3,653   $     351        9.60% $   1,843
      Mortgage                                 103,520       9,622        9.29     94,804       8,997        9.49     90,443
    Installment                                 21,872       1,901        8.69     24,190       2,039        8.43     22,039
    Commercial                                  25,100       2,257        8.99     22,718       2,063        9.08     30,482
    Tax-exempt                                   3,874         356        9.19      3,221         306        9.50      1,672
                                             ---------  -----------             ---------  -----------             ---------
    TOTAL LOANS                                160,168      14,679        9.16    148,586      13,756        9.26    146,479
                                             ---------  -----------             ---------  -----------             ---------
  Investment securities available for sale:
    Taxable                                     63,668       4,106        6.45     49,233       3,235        6.57     31,609
    Non-taxable                                    593          73       12.31        591          73       12.35        598
                                             ---------  -----------             ---------  -----------             ---------
    TOTAL SECURITIES AVAILABLE FOR SALE         64,261       4,179        6.50     49,824       3,308        6.64     32,207
                                             ---------  -----------             ---------  -----------             ---------
  Investment securities held to maturity:
    Taxable                                      6,438         388        6.03      9,985         559        5.60     15,198
    Non-taxable                                 11,542         817        7.08      5,275         387        7.34      6,350
                                             ---------  -----------             ---------  -----------             ---------
    TOTAL SECURITIES HELD TO MATURITY           17,980       1,205        6.70     15,260         946        6.20     21,548
                                             ---------  -----------             ---------  -----------             ---------
  Interest-bearing deposits in other banks          41           4        9.76         58           4        6.90      1,101
  Federal funds sold                            13,393         734        5.48      8,604         459        5.33      8,098
                                             ---------  -----------             ---------  -----------             ---------
      TOTAL EARNING ASSETS                     255,843      20,801        8.13%   222,332      18,473        8.31%   209,433
                                             ---------  -----------             ---------  -----------             ---------
  Less: allowance for credit losses             (1,784)                            (1,832)                            (1,768)
  Cash and due from banks                        6,857                              5,850                              5,838
  Bank premises and equipment, net               4,226                              3,980                              3,854
  Other Assets                                   3,472                              3,876                              3,789
                                             ---------                          ---------                          ---------
      TOTAL ASSETS                           $ 268,614                          $ 234,206                          $ 221,146
                                             ---------                          ---------                          ---------
                                             ---------                          ---------                          ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing demand deposits           $  25,107   $     491        1.96% $  19,787   $     403        2.04% $  18,462
  Regular savings deposits                      33,274         904        2.72     31,470         859        2.73     33,190
  Money market savings deposits                 18,075         553        3.06     17,919         566        3.16     18,528
  Time deposits                                113,554       6,264        5.52    107,410       5,872        5.47    102,739
                                             ---------  -----------             ---------  -----------             ---------
    TOTAL INTEREST-BEARING DEPOSITS            190,010       8,212        4.32    176,586       7,700        4.36    172,919
  Other borrowings                              31,599       1,624        5.14     14,505         693        4.78      8,965
                                             ---------  -----------             ---------  -----------             ---------
      TOTAL INTEREST-BEARING LIABILITIES       221,609       9,836        4.44    191,091       8,393        4.39    181,884
                                                        -----------                        -----------
    NET INTEREST SPREAD                                  $  10,965        3.69%             $  10,080        3.92%
                                                        -----------  ---------             -----------  ---------
                                                        -----------  ---------             -----------  ---------
  Noninterest-bearing demand deposits           24,370                             22,849                             20,976
  Accrued expenses and other liabilities         1,470                              1,382                              1,044
  Stockholders' equity                          21,165                             18,884                             17,242
                                             ---------                          ---------                          ---------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                               $ 268,614                          $ 234,206                          $ 221,146
                                             ---------                          ---------                          ---------
                                             ---------                          ---------                          ---------
  Net interest income / earning assets                                    8.13%                              8.31%
  Net interest expense / earning assets                                   3.84                               3.78
                                                                     ---------                          ---------
  NET INTEREST MARGIN                                                     4.29%                              4.53%
                                                                     ---------                          ---------
                                                                     ---------                          ---------


                                                             Yield/
(IN THOUSANDS-TAX EQUIVALENT BASIS)          Interest(3)       Rate
-------------------------------------------
ASSETS
  Loans(1,2):
    Real estate:
      Construction                            $     184        9.98%
      Mortgage                                    8,728        9.65
    Installment                                   1,903        8.64
    Commercial                                    2,783        9.13
    Tax-exempt                                      164        9.79
                                             -----------
    TOTAL LOANS                                  13,762        9.39
                                             -----------
  Investment securities available for sale:
    Taxable                                       1,942        6.14
    Non-taxable                                      65       10.89
                                             -----------
    TOTAL SECURITIES AVAILABLE FOR SALE           2,007        6.23
                                             -----------
  Investment securities held to maturity:
    Taxable                                         859        5.65
    Non-taxable                                     482        7.59
                                             -----------
    TOTAL SECURITIES HELD TO MATURITY             1,341        6.22
                                             -----------
  Interest-bearing deposits in other banks           61        5.54
  Federal funds sold                                430        5.31
                                             -----------
      TOTAL EARNING ASSETS                       17,601        8.40%
                                             -----------
  Less: allowance for credit losses
  Cash and due from banks
  Bank premises and equipment, net
  Other Assets

      TOTAL ASSETS

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing demand deposits            $     379        2.05%
  Regular savings deposits                          909        2.74
  Money market savings deposits                     586        3.16
  Time deposits                                   5,829        5.67
                                             -----------
    TOTAL INTEREST-BEARING DEPOSITS               7,703        4.45
  Other borrowings                                  396        4.42
                                             -----------
      TOTAL INTEREST-BEARING LIABILITIES          8,099        4.45
                                             -----------
    NET INTEREST SPREAD                       $   9,502        3.95%
                                             -----------  ---------
                                             -----------  ---------
  Noninterest-bearing demand deposits
  Accrued expenses and other liabilities
  Stockholders' equity

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY

  Net interest income / earning assets                         8.40%
  Net interest expense / earning assets                        3.87
                                                          ---------
  NET INTEREST MARGIN                                          4.53%
                                                          ---------
                                                          ---------

1. LOAN FEE INCOME OF $449,000, $410,000 AND $483,000 IN 1998, 1997 AND 1996,
    RESPECTIVELY, HAS BEEN INCLUDED IN INTEREST INCOME, AND YIELDS.

2. BALANCES OF NONACCRUAL LOANS AND RELATED INCOME HAVE BEEN INCLUDED FOR COMPUTATIONAL PURPOSES.

3. TAX-EXEMPT INCOME HAS BEEN CONVERTED TO A TAX-EQUIVALENT BASIS USING AN INCREMENTAL RATE OF 34%.

                                                              1998 ANNUAL REPORT

RATE AND VOLUME ANALYSIS

The following table reflects the impact on net interest income caused by changes in average balances and rates.

                                                                                                                 1996 compared
                                           1998 compared to 1997                  1997 compared to 1996             to 1995
                                   -------------------------------------  -------------------------------------  -------------
                                                        Change Due to(1)                       Change Due to(1)
(IN THOUSANDS-TAX EQUIVALENT            Increase  ----------------------       Increase  ----------------------       Increase
  BASIS)                              (Decrease)       Rate       Volume     (Decrease)       Rate       Volume     (Decrease)
------------------------------------------------------------------------------------------------------------------------------
Interest Income:
  Loans:
    Real estate:
      Construction                   $     192    $     (14)  $     206     $     167    $     (14)  $     181     $    (167)
      Mortgage                             625         (202)        827           269         (152)        421           316
    Installment                           (138)          57        (195)          136          (50)        186          (122)
    Commercial                             194          (22)        216          (720)         (11)       (709)          (17)
    Tax-exempt(2,4)                         50          (12)         62           142          (10)        152            52
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
    TOTAL LOANS                            923         (193)      1,116            (6)        (237)        231            62
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
  Investment securities available
    for sale:
    Taxable                                871          (77)        948         1,293          210       1,083           244
    Non-taxable(2,3)                        --           --          --             8            9          (1)         (262)
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
    TOTAL SECURITIES AVAILABLE
      FOR SALE                             871          (77)        948         1,301          219       1,082           (18)
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
  Investment securities held to
    maturity:
    Taxable                               (171)          28        (199)         (300)          (5)       (295)         (305)
    Non-taxable(2,3)                       430          (30)        460           (95)         (13)        (82)          212
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
    TOTAL SECURITIES HELD TO
      MATURITY                             259           (2)        261          (395)         (18)       (377)          (93)
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
  Interest-bearing deposits in
    other banks                             --            1          (1)          (57)           1         (58)           41
  Federal funds sold                       275           20         255            29            2          27           277
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
      TOTAL INTEREST INCOME              2,328         (251)      2,579           872          (33)        905           269
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------

Interest Expense:
  Interest-bearing demand
    deposits                                88          (20)        108            24           (3)         27             6
  Regular savings deposits                  45           (4)         49           (50)          (3)        (47)         (268)
  Money market savings deposits            (13)         (18)          5           (20)          (1)        (19)           --
  Time deposits                            392           56         336            43         (222)        265           773
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
    TOTAL INTEREST-BEARING
      DEPOSITS                             512           14         498            (3)        (229)        226           511
  Other borrowings                         931          114         817           297           52         245          (504)
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
      TOTAL INTEREST EXPENSE             1,443          128       1,315           294         (177)        471             7
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
  NET INTEREST INCOME                $     885    $    (379)  $   1,264     $     578    $     144   $     434     $     262
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------
                                   -------------  ---------  -----------  -------------  ---------  -----------       ------


                                         Change Due to(1)
(IN THOUSANDS-TAX EQUIVALENT       ----------------------
  BASIS)                                Rate       Volume
---------------------------------
Interest Income:
  Loans:
    Real estate:
      Construction                 $       1   $    (168)
      Mortgage                           (45)        361
    Installment                          (25)        (97)
    Commercial                           (57)         40
    Tax-exempt(2,4)                        7          45
                                   ---------  -----------
    TOTAL LOANS                         (119)        181
                                   ---------  -----------
  Investment securities available
    for sale:
    Taxable                              (21)        265
    Non-taxable(2,3)                      13        (275)
                                   ---------  -----------
    TOTAL SECURITIES AVAILABLE
      FOR SALE                            (8)        (10)
                                   ---------  -----------
  Investment securities held to
    maturity:
    Taxable                                9        (314)
    Non-taxable(2,3)                     (50)        262
                                   ---------  -----------
    TOTAL SECURITIES HELD TO
      MATURITY                           (41)        (52)
                                   ---------  -----------
  Interest-bearing deposits in
    other banks                           (6)         47
  Federal funds sold                     (60)        337
                                   ---------  -----------
      TOTAL INTEREST INCOME             (234)        503
                                   ---------  -----------
Interest Expense:
  Interest-bearing demand
    deposits                             (42)         48
  Regular savings deposits              (114)       (154)
  Money market savings deposits           (5)          5
  Time deposits                           13         760
                                   ---------  -----------
    TOTAL INTEREST-BEARING
      DEPOSITS                          (148)        659
  Other borrowings                      (110)       (394)
                                   ---------  -----------
      TOTAL INTEREST EXPENSE            (258)        265
                                   ---------  -----------
  NET INTEREST INCOME              $      24   $     238
                                   ---------  -----------
                                   ---------  -----------

1. THE CHANGE IN INTEREST DUE TO BOTH VOLUME AND RATE HAS BEEN ALLOCATED TO VOLUME AND RATE CHANGES IN PROPORTION TO THE RELATIONSHIP OF THE ABSOLUTE DOLLAR AMOUNTS OF THE CHANGE IN EACH.

2. TAX-EXEMPT INCOME HAS BEEN CONVERTED TO A TAX-EQUIVALENT BASIS USING AN INCREMENTAL RATE OF 34%.

3. TAX-EQUIVALENT ADJUSTMENTS OF $303,000 FOR 1998, $157,000 FOR 1997 AND $186,000 FOR 1996 ARE INCLUDED IN THE CALCULATION OF TAX-EXEMPT INVESTMENT SECURITIES RATE VARIANCES.

4. TAX-EQUIVALENT ADJUSTMENTS OF $121,000 FOR 1998, $103,000 FOR 1997 AND $55,000 FOR 1996 ARE INCLUDED IN THE CALCULATION OF TAX-EXEMPT LOAN RATE VARIANCES.

UNION NATIONAL BANCORP, INC.

NONINTEREST INCOME

Noninterest income is derived from service charges and service fees. Service charge income includes account charges and automatic teller machine income. Service fee income is mostly made up of commissions and gains.

For the year ended December 31, 1998, noninterest income was $1,554,454. This is an increase of $227,754 or 17.2% from $1,326,700 at December 31, 1997. The increase is due to a full year of revenue from five new automatic teller machines, increased activity on the secondary mortgage market, and security gains. Automatic teller machine income increased to $262,588 in 1998. This is up $129,855 or 97.8% from $132,733 in 1997. Commission from the sales of loans in 1998 was $93,235 compared to $17,118 in 1997. This increase of $76,117, or 444.7%, is the result of a $7.6 million increase in loan sales. The Bank took advantage of market conditions and repositioned a portion of its securities portfolio by selling available for sale securities. The proceeds were then reinvested in securities at prices closer to par while generating $107,111 gain on the sales.

For the year ended December 31, 1997, noninterest income increased $240,900 or 22.2% as compared to the previous year. The increase was primarily due to a change in the order of posting and processing items, and additional automatic teller machines. These changes resulted in additional income of $216,546 in 1997.

NONINTEREST EXPENSE

For the year ended December 31, 1998, noninterest expense was $8,156,501. This is an increase of $847,457 or 11.6% from $7,309,044 the previous year which had risen only 0.7% from 1996. This increase is a result of growth, additional expansion of facilities, and one-time expenses of becoming a public company.

Noninterest expense is composed of salaries and benefits, occupancy and equipment, and other operating expenses. Salaries and benefits represent the largest portion of total noninterest expense at 55.5%. Full time equivalent employees increased to 125 in 1998 from 118 in 1997 and 114 in 1996. Salaries and benefits totaled $4,522,630 in 1998, up $465,625 or 11.5% from $4,057,005 in
1997, which was 4.6% higher than $3,879,323 the previous year. Branch expansion into the Mount Airy region and mortgage lenders have increased personnel expense, but have enabled the Company to grow average assets per average full time equivalent employee to $2.27 million in 1998, from $2.13 million in 1997.

Occupancy and equipment expense totaled $1,284,356 in 1998, up $97,487 from $1,186,869 in 1997 and $1,137,579 in 1996. Additional fixed assets needed for expansion and the implementation of year 2000 technologies contribute largely to the increase. Depreciation and maintenance expenses represent 69.6% of occupancy and equipment.

Other operating expense totaled $2,349,515 in 1998, up $284,345 from $2,065,170 in 1997, which had decreased from $2,238,076 the previous year. Much of the 1998 increase is related to the professional services and initial start-up cost relating to NASDAQ, as well as additional costs of becoming registered with the Securities and Exchange Commission. The Company began publicly trading stock on the NASDAQ Small Cap market in April 1998. Professional services increased $133,069 or 132.3% to $233,626 in 1998, from $100,557 in 1997.

INCOME TAXES

Income tax expenses decreased in 1998 as the creation of a passive investment company in Delaware had a positive impact on state income tax expense. See note 10 to the consolidated financial statements for a reconciliation of expected income taxes at stationary rates to actual income taxes and effective tax rates for the past three years.

                                                                     Effective tax rate
                                                                                     of     Federal income
                                                         Income tax       income before                tax
                                                           expenses               taxes  as % of total tax
----------------------------------------------------------------------------------------------------------
1998                                                     $1,055,407                28.6%             101.1%
1997                                                     $1,163,898                32.7%              89.0%
1996                                                     $  934,132                33.8%              81.9%

                                                              1998 ANNUAL REPORT

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

                                                                             1998        1997        1996
---------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S. government agencies   $28,437,893 $37,890,940 $26,115,700
Obligations of states and political subdivisions                       18,431,799   5,811,063   6,250,734
Mortgage-backed securities                                             48,003,701  27,093,435  22,368,159
Other securities                                                        3,937,264   1,395,161   1,205,179
                                                                       ----------  ----------  ----------
    TOTAL INVESTMENT SECURITIES                                        $98,810,657 $72,190,599 $55,939,772
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

Available for Sale (Fair Value)                                        $76,804,462 $58,770,760 $38,866,761
Held to Maturity (Amortized Cost)                                      22,006,195  13,419,839  17,073,011
                                                                       ----------  ----------  ----------
    TOTAL INVESTMENT SECURITIES                                        $98,810,657 $72,190,599 $55,939,772
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

SECURITIES PORTFOLIO

Total holdings in the investment portfolio at year-end were $98,810,657 in 1998 and $72,190,599 in 1997. During 1997 the investment portfolio increased due to lack of growth in the loan portfolio in the first three quarters. The spread between overnight funds and the treasury curve widened and it was advantageous to invest longer term. In 1998 the investment portfolio growth was due to increases in deposits, slower loan demand and borrowings from the Federal Home Loan Bank. The total portfolio had a duration of 3.7 years on December 31, 1998 compared to 2.1 years on December 31, 1997. These maturities represent estimates of the actual life of the instruments considering mortgage-back pay downs and calls for tax-free securities.

In 1998 there were $76,804,462 classified as available for sale and $22,006,195 as held to maturity, compared with $58,770,760 available for sale and $13,419,839 held to maturity in 1997. In 1997, declining rates caused an increase in values, and the fair value was $639,723 above amortized cost by year-end. In 1998 further declines in rates caused additional increases in values, and the fair value was $786,980 above amortized cost by year-end.

The Bank took advantage of the declining rates in 1998 by repositioning the portfolio. With the rates dropping there was concern that prepayment speeds on the mortgage-backed securities would increase. By selling securities with large premiums and high coupons and reinvesting in securities with small premiums and lower coupons the Bank was able to lessen the probability of prepayments and recognize an overall gain on the sale of $107,111.

UNION NATIONAL BANCORP, INC.

MATURITY OF THE INVESTMENT SECURITIES PORTFOLIO

                                        1 Year or Less             1-5 Years              5-10 Years             Over 10 Years
                                    ----------------------  -----------------------  ---------------------  -----------------------
                                         Book      Average        Book      Average        Book    Average        Book      Average
                                        Value        Yield       Value        Yield       Value      Yield       Value        Yield
-----------------------------------------------------------------------------------------------------------------------------------
Held to Maturity:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                          $ 173,606        5.37%  $        -           -   $        -             $        -
Obligations of states and
  political subdivisions (1)                -           -    2,771,059        6.90%   2,364,325       7.25% 12,740,151        6.81%
Mortgage-backed Securities                  -           -            -           -    2,214,808       7.42   1,742,246        7.43
                                    ---------               ----------               ----------             ----------
  TOTAL HELD TO MATURITY              173,606        5.37%   2,771,059        6.90%   4,579,133       7.33% 14,482,397        6.88%
                                    ---------               ----------               ----------             ----------

Available for Sale:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                          4,103,023        4.98%  16,008,306        6.15%   7,992,525       6.54%          -
Obligations of states and
  political subdivisions (1)                -           -            -           -      500,000      14.57           -
Mortgage-backed Securities                  -           -    2,180,672        5.94    2,299,696       6.16  39,502,171        6.60%
Equity Securities                           -           -            -           -    2,551,062       5.95   1,256,070        7.00
                                    ---------               ----------               ----------             ----------
  TOTAL AVAILABLE FOR SALE          4,103,023        4.98%  18,188,978        6.12%  13,343,283       6.66% 40,758,241        6.61%
                                    ---------               ----------               ----------             ----------

    TOTAL SECURITIES                $4,276,629       5.00%  $20,960,037       6.23%  $17,922,416      6.83% $55,240,638       6.68%
                                    ---------               ----------               ----------             ----------
                                    ---------               ----------               ----------             ----------

                                           Totals
                                    ---------------------
                                          Book   Average
                                         Value    Yield
----------------------------------
Held to Maturity:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                          $  173,606       5.37%
Obligations of states and
  political subdivisions (1)        17,875,535       6.87
Mortgage-backed Securities           3,957,054       7.42
                                    ----------
  TOTAL HELD TO MATURITY            22,006,195       6.96%
                                    ----------
Available for Sale:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                          28,103,854       6.07%
Obligations of states and
  political subdivisions (1)           500,000      14.57
Mortgage-backed Securities          43,982,539       6.48
Equity Securities                    3,807,132       6.27
                                    ----------
  TOTAL AVAILABLE FOR SALE          76,393,525       6.37%
                                    ----------
    TOTAL SECURITIES                $98,399,720      6.50%
                                    ----------
                                    ----------

1. YIELDS, CALCULATED USING AMORTIZED COST BOOK VALUES, ARE PRESENTED ON A FULLY TAXABLE EQUIVALENT BASIS USING THE FEDERAL STATUTORY RATE OF 34%.

LOAN PORTFOLIO

Total loans outstanding on December 31, 1998 were $163,464,538 compared with $158,347,687 in 1997. This increase of $5,116,851 from the previous year is primarily in the commercial and real estate secured portfolios. The portfolio represented 57.6% of total assets on December 31, 1998 compared with 63.2% in 1997.

The Company's loan portfolio mix has remained relatively constant over the years and is composed of commercial loans, residential loans and consumer installment loans (including indirect auto). At December 31, 1998, the commercial portfolio (including commercial real estate) represents 65.4% of the total portfolio and is comprised of commercial real estate mortgages, lines of credit, tax-exempt loans through local municipalities, and demand notes for various purposes, including but not limited to, working capital and equipment purchases. Some form of real estate collateralizes the great majority of commercial loans. The residential portfolio at December 31, 1998 represents 16.5% of the overall loan portfolio and is a mix of well-seasoned mortgages along with more recent loans. Only a minimal number of these loans have a loan to value greater than 80%. Most residential mortgages are kept "in house", however the Company is involved in selling mortgages on the secondary market. The consumer portfolio at December 31, 1998 makes up the remaining 18.1%. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidation, home improvements, and indirect installment loans purchased from approximately six auto dealerships, and one farm equipment dealer. Since 1997, home equity loans (fixed term and variable rate lines of credit) continue to increase as a percentage of the consumer portfolio as indirect lending decreases. Unsecured personal lines of credit and personal time and demand loans comprise the remainder of the portfolio. The Company does not engage in foreign lending, and involvement in speculative real estate and land development is minimal. It is the Company's practice to lend primarily in the Carroll County market area and to meet the needs of the community.

Some risk is involved in all types of lending. The Company, however, attempts to minimize potential losses in all portfolios. Concentrations in commercial loans continue to be minimal except in the general area of real estate secured loans. Although some losses have resulted from recent devaluation of property values, the remaining portion of such loans at risk is not large, barring any future major economic crisis. Additionally, the Company continues to expand the financial analysis and credit functions to enhance its capability of identifying potential risk in the commercial portfolio.

                                                              1998 ANNUAL REPORT

Residential loans are generally well secured. Standard debt to income ratios are adhered to, and loan to value ratios greater than 80% require private mortgage insurance to reduce risk. The largest segment of the consumer portfolio is secured by motor vehicles. Use of debt to income ratios and recent Credit Bureau scores have assisted in the approval process. The collection department works delinquent accounts quickly and attempts to minimize losses in the consumer portfolio. Net Charge-offs as a percentage of total loans were reduced in 1997 and held at that level in 1998 as a result of these efforts.

The following table summarizes the composition of the loan portfolio at the periods indicated:

LOAN PORTFOLIO

DECEMBER 31,                                    1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------
Commercial                               $31,170,049  $27,239,983  $27,563,398  $28,929,165  $28,265,832
Real Estate-Construction                   4,646,007    5,893,105    1,842,538    2,494,150    4,147,476
Real Estate-Mortgage                     109,948,918  103,041,363   91,262,059   89,709,340   85,709,692
Installment                               18,020,174   22,609,757   27,219,780   26,368,732   22,313,141
                                         -----------  -----------  -----------  -----------  -----------
  GROSS LOANS                            163,785,148  158,784,208  147,887,775  147,501,387  140,436,141
Net deferred loan fees and costs            (320,610)    (436,521)    (537,235)    (679,793)    (706,234)
                                         -----------  -----------  -----------  -----------  -----------
  GROSS LOANS (NET OF DEFERRED FEES AND
    COSTS)                               163,464,538  158,347,687  147,350,540  146,821,594  139,729,907
Allowance for loan losses                 (1,772,895)  (1,793,112)  (1,772,433)  (1,769,077)  (1,670,940)
                                         -----------  -----------  -----------  -----------  -----------
  NET LOANS                              $161,691,643 $156,554,575 $145,578,107 $145,052,517 $138,058,967
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------

MATURITY SCHEDULE OF LOANS

                                                               Over One
                                                            Within Five
                                     One year or less             years   Over Five years             Total
-----------------------------------------------------------------------------------------------------------
Commercial                                $ 3,627,861       $24,906,777       $ 2,635,411       $31,170,049
Real Estate-Construction                      991,714         2,243,268         1,411,024         4,646,006
Real Estate-Mortgage                        7,601,357        10,547,381        91,800,181       109,948,919
Installment                                 3,069,300        13,052,989         1,897,885        18,020,174
                                     ----------------  ----------------  ----------------  ----------------
  TOTAL                                   $15,290,232       $50,750,415       $97,744,501      $163,785,148
                                     ----------------  ----------------  ----------------  ----------------
                                     ----------------  ----------------  ----------------  ----------------

Total Loans with Predetermined
  Rates                                    $4,307,684       $36,271,144       $32,804,989       $73,383,817
Total Loans with Variable rates            10,982,548        14,479,271        64,939,512        90,401,331
                                     ----------------  ----------------  ----------------  ----------------
  TOTAL                                   $15,290,232       $50,750,415       $97,744,501      $163,785,148
                                     ----------------  ----------------  ----------------  ----------------
                                     ----------------  ----------------  ----------------  ----------------

UNION NATIONAL BANCORP, INC.

ALLOWANCE FOR CREDIT LOSSES AND MANAGEMENT OF CREDIT RISK

A comparative analysis for the allowance for credit losses, including charge-off activity, is presented below:

YEARS ENDED DECEMBER 31,                        1998         1997         1996         1995         1994
--------------------------------------------------------------------------------------------------------
Average total loans                      $160,168,014 $148,586,476 $146,478,690 $144,641,805 $130,920,960
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------
Balance, beginning of period             $ 1,793,112  $ 1,772,433  $ 1,769,077  $ 1,670,940  $ 1,503,371
                                         -----------  -----------  -----------  -----------  -----------
Less charge-offs:
  Commercial                                 265,953      174,899      263,682       84,063       87,845
  Installment                                 90,772      127,434      123,050      122,824      116,007
  Residential real estate                     15,000        9,047            -            -       32,483
                                         -----------  -----------  -----------  -----------  -----------
    TOTAL CHARGE-OFFS                        371,725      311,380      386,732      206,887      236,335
                                         -----------  -----------  -----------  -----------  -----------

Plus recoveries:
  Commercial                                  17,225       21,891       17,051        2,668        1,249
  Installment                                 83,850       35,160       44,037       37,356       60,655
  Residential real estate                      4,433            8            -       53,000            -
                                         -----------  -----------  -----------  -----------  -----------
    TOTAL RECOVERIES                         105,508       57,059       61,088       93,024       61,904
                                         -----------  -----------  -----------  -----------  -----------

Net charge-offs                              266,217      254,321      325,644      113,863      174,431
                                         -----------  -----------  -----------  -----------  -----------
Provision for credit losses                  246,000      275,000      329,000      212,000      342,000
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------
Balance, end of period                   $ 1,772,895  $ 1,793,112  $ 1,772,433  $ 1,769,077  $ 1,670,940
                                         -----------  -----------  -----------  -----------  -----------
                                         -----------  -----------  -----------  -----------  -----------
Allowance for credit losses to
  period-end gross loans-net                    1.08%        1.13%        1.20%        1.21%        1.20%
Allowance for credit losses to
  nonaccrual loans                            349.61       252.78       140.72       322.48       716.00
Net charge-offs to average total loans          0.17         0.17         0.22         0.08         0.13

The following table allocates the allowance for credit losses by loan type. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific categories in which future charge-offs may ultimately occur.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                                        1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------------------
Commercial                                         $1,016,957 $1,140,580 $ 853,418  $ 455,916  $ 572,029
Real Estate-mortgage                                 163,516    160,978    302,760    110,694    163,717
Real Estate-construction                             102,515          -          -      4,095          -
Installment                                          312,936    271,757    309,883    355,320    467,891
Unallocated portion                                  176,971    219,797    306,372    843,052    467,303
                                                   ---------  ---------  ---------  ---------  ---------
  TOTAL ALLOWANCE FOR CREDIT LOSSES                $1,772,895 $1,793,112 $1,772,433 $1,769,077 $1,670,940
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

                                                              1998 ANNUAL REPORT

LOAN CATAGORIES BY PERCENTAGES

                                                                   1998         1997         1996         1995         1994
---------------------------------------------------------------------------------------------------------------------------
Commercial                                                          65%          60%          57%          57%          56%
Residential Real Estate                                             17           19           22           22           23
Installment                                                         18           21           21           21           21
                                                                   ---          ---          ---          ---          ---
  TOTAL                                                            100%         100%         100%         100%         100%
                                                                   ---          ---          ---          ---          ---
                                                                   ---          ---          ---          ---          ---

A decrease in the level of the allowance, both in dollars and as a percentage of total loans, is warranted because of improvement in the quality of the loan portfolio and the reduced risk factors of the loans. Management uses a detailed analysis of the portfolio to determine the adequacy of the allowance for credit losses. Prior loss history along with current trends, both nationally and locally, is taken into consideration. Additionally: (i) specific reserves are established on all classified loans where a loss seems imminent; (ii) a general reserve is established on identified problem loans where specific potential losses are not yet determined, but likely; (iii) smaller reserves are also established on criticized loans that have identifiable weaknesses but are not yet classified; and (iv) a general overall reserve is calculated on the entire remainder of the portfolio by loan type and included as an unallocated reserve allowance. It is the Company's practice to manage the risk elements of lending through rigorous credit evaluation of prospective borrowers, continuous review of the portfolio, diversification of the types of borrowers, and by maintaining a well-collateralized portfolio.

The following table details information concerning nonaccrual, restructured, and past due loans, as well as foreclosed assets. It is the policy of the Company to consider a loan not in the process of collection when there is doubt of the full repayment of the principal and interest or when the loan is 90 days past due. When either event occurs, the loan is placed on nonaccrual status, any previously accrued income is charged against income, and no future income is accrued until performance is restored.

NONPERFORMING ASSETS

DECEMBER 31,                                               1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------
Nonaccrual loans                                      $ 507,105  $ 709,348  $1,259,558 $ 548,578  $ 233,373
Restructured loans                                            -          -          -          -          -
Loans past due 90 or more days accruing interest        726,647    545,854     40,192          -          -
                                                      ---------  ---------  ---------  ---------  ---------
  TOTAL NONPERFORMING LOANS                           1,233,752  1,255,202  1,299,750    548,578    233,373
Foreclosed assets                                             -    215,000    391,236    183,067    288,960
                                                      ---------  ---------  ---------  ---------  ---------
  TOTAL NONPERFORMING ASSETS                          $1,233,752 $1,470,202 $1,690,986 $ 731,645  $ 522,333
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
Nonperforming loans to gross loans at period-end           0.76%      0.79%      0.88%      0.37%      0.17%
Nonperforming assets to period-end gross loans plus
  foreclosed assets                                        0.76%      0.93%      1.14%      0.50%      0.37%

The loans listed above as nonaccrual are significantly past due and not considered to be in the process of collection. Income recorded on these loans as compared to income expected under the original loan agreements for the years ended December 31, 1998, 1997 and 1996 is detailed in the following table.

                                                                          Income recorded  Income expected
----------------------------------------------------------------------------------------------------------
1998                                                                              $29,598         $ 43,440
1997                                                                               38,709          132,144
1996                                                                               41,050          136,213

Once the collection is deemed to be unlikely over the foreseeable future, a loan is charged-off. Even though a loan is charged-off, the Company continues to work with a borrower to collect the entire balance whenever possible. In addition

UNION NATIONAL BANCORP, INC.

to the above loans, certain other loans, estimated to aggregate $2,600,755 at December 31, 1998, are currently being paid out in accordance with their terms but, in the opinion of management, there is doubt as to the ability of the borrowers to comply with the repayment terms in the future. As evidenced by the 1998 figures, much of management's effort in 1998 was focussed on improving the quality of the loan portfolio by working on problem loans that have existed for several years. While management does not anticipate any loss not previously provided for on these loans, changes in the financial condition of these borrowers may necessitate future modifications in the repayment terms.

DEPOSITS

The Company uses deposits as the primary source of funding of its assets. The Company has experienced continuous growth of deposits, especially in certificates of deposit. The Company offers individuals, businesses and non-profit organizations a variety of accounts. These accounts, including checking, savings, money market, and certificates of deposit, are obtained primarily from the communities that the Company serves. The following table details the average amount, the average rate paid on, and the percent of the total, of the following primary deposit categories for the past three years:

AVERAGE DEPOSIT COMPOSITION AND COST

                                                       1998                             1997                        1996
                                          -------------------------------  -------------------------------  --------------------
                                            Average                  % of    Average                  % of    Average
(IN THOUSANDS)                              Balance       Rate      Total    Balance       Rate      Total    Balance       Rate
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEMAND DEPOSITS       $  24,370          -      11.37% $  22,849          -      11.46% $  20,976          -
                                          ---------             ---------  ---------             ---------  ---------
Interest-bearing demand deposits             25,107       1.96%     11.71     19,787       2.04%      9.92     18,462       2.05%
Regular savings deposits                     33,274       2.72      15.52     31,470       2.73      15.78     33,190       2.74
Money market savings deposits                18,075       3.05       8.43     17,919       3.16       8.98     18,528       3.16
Time deposits                               113,554       5.52      52.97    107,410       5.47      53.86    102,739       5.67
                                          ---------             ---------  ---------             ---------  ---------
  TOTAL INTEREST-BEARING DEPOSITS         $ 190,010       4.32      88.63  $ 176,586       4.36      88.54  $ 172,919       4.45
                                          ---------             ---------  ---------             ---------  ---------
    TOTAL DEPOSITS                        $ 214,380       3.83%    100.00% $ 199,435       3.86%    100.00% $ 193,895       3.97%
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                               % of
(IN THOUSANDS)                                Total
----------------------------------------
NONINTEREST-BEARING DEMAND DEPOSITS           10.82%
                                          ---------
Interest-bearing demand deposits               9.52
Regular savings deposits                      17.12
Money market savings deposits                  9.56
Time deposits                                 52.98
                                          ---------
  TOTAL INTEREST-BEARING DEPOSITS             89.18
                                          ---------
    TOTAL DEPOSITS                           100.00%
                                          ---------
                                          ---------

Total deposits were $226,337,379 on December 31, 1998 as compared to $205,638,796 on December 31, 1997. The main source of deposits in 1998 was time deposits, which grew $8.3 million or 7.7% to $116,891,963. In addition, checking accounts, regular savings and money market accounts rose $12.6 million or 13.1% to $109,445,416 driven by strong growth in interest-bearing demand deposits.

The following is a summary of the maturity distribution of certificates of deposit in the amount of $100,000 or more as of December 31, 1998:

MATURITIES OR REPRICING OF CD'S OF $100,000 OR MORE ON DECEMBER 31,

                                                           1998                      1997                      1996
                                                 ------------------------  ------------------------  ------------------------
(IN THOUSANDS)                                        Amount      Percent       Amount      Percent       Amount      Percent
-----------------------------------------------------------------------------------------------------------------------------
Maturing in:
Three months or less                              $   4,250        18.77%   $   4,689        23.42%   $   3,176        13.56%
Over three months through six months                  3,406        15.04        2,559        12.78        4,983        21.29
Over six months through twelve months                 5,376        23.74        3,692        18.44       11,195        47.83
Over twelve months                                    9,615        42.45        9,084        45.36        4,053        17.32
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                  $  22,647       100.00%   $  20,024       100.00%   $  23,407       100.00%
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

                                                              1998 ANNUAL REPORT

OTHER BORROWINGS

Short-term borrowings consist of Federal Funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank or the Federal Home Loan Bank. In June of 1998 Management drew on $10,000,000 of its line of credit with the Federal Home Loan Bank to fund securities purchases. In September of 1997 $10,000,000 of the line of credit with the Federal Home Loan Bank was used to fund increased loan growth and securities purchases. Borrowings from the Federal Home Loan Bank averaged $15,000,000 during 1998 and $2,684,931 during 1997.

Repurchase agreements averaged $16,362,656 during 1998 compared to $11,771,647 during 1997. At year-end, they were $13,577,689 in 1998 and $13,776,373 in 1997.
These funds included customer repurchase agreements in addition to those funds that were obtained solely to provide liquidity.

FED FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

YEARS ENDED DECEMBER 31,                                                     1998        1997        1996
---------------------------------------------------------------------------------------------------------
Total outstanding at year end                                          $13,577,689 $13,776,373 $6,808,596
Average amount outstanding during the year                             16,362,656  11,771,647   8,555,503
Maximum outstanding at any month-end                                   30,005,162  21,670,304  17,802,839
Weighted-average interest rate at year-end                                   3.92%       5.02%       4.50%
Weighted-average interest rate during the year                               4.71%       4.56%       4.30%

LIQUIDITY

Assuring adequate liquidity involves meeting future cash flow needs. Reducing asset balances, increasing deposits and short term borrowings can provide this liquidity, or a combination of both may be employed. Traditionally, the Company has maintained a strong liquidity position because core deposit growth has been able to match loan growth. Federal Funds sold is the Bank's most liquid earning asset. Other sources include money market instruments and securities classified as available for sale. In addition to these sources, the Bank has total credit lines of $47.5 million available from correspondent banks of which $20 million were in use at year-end.

On December 31, 1998 securities available for sale and federal funds sold totaled $84,520,602, compared with $64,843,156 in 1997. These funds averaged $77,653,773 in 1998 and $58,427,657 in 1997. Managing the maturities of loans, securities, and certificates of deposit also provides asset liquidity.

INTEREST RATE SENSITIVITY

An important element of both earnings performance and the maintenance of sufficient liquidity is maintaining an appropriate balance between rate-sensitive assets and rate-sensitive liabilities. Interest rate sensitivity analysis is a measure of the vulnerability of net interest income to changes in the level of rates. An interest rate sensitivity gap results when assets and liabilities reprice at different intervals. If the gap is negative or liability sensitive, the impact on earnings is negative if rates rise. A positive or asset sensitive gap implies the risk of lower earnings if rates decline. To offset this risk, the Company regularly forecasts its exposure to rate changes and monitors its performance. In addition, the net interest margin is calculated weekly so that interest rate changes and asset restructuring may be made as needed.

The Company's rate-sensitivity position reflected in the following table, "Interest Rate Sensitivity Analysis," shows an asset sensitive gap. This analysis makes several assumptions. First, both noninterest-bearing and savings accounts are not rate sensitive. However, management projects a potential 10% run-off in savings accounts over a three month period, for money market they project a potential 30% of balances over a three month period, and for interest-bearing deposits they project a potential 50% of balances over a three month period. Convertible CD's are shown by their maturity dates and in a rapidly rising rate environment, this category would exhibit additional sensitivity. Second, mortgage-backed securities are projected at the average levels experienced over the most recent three months. Finally, repayment of loan principal is projected at the most recent level.

UNION NATIONAL BANCORP, INC.

INTEREST RATE SENSITIVITY ANALYSIS-DECEMBER 31, 1998

                                                                          Maturing or repricing in:
                                                            -----------------------------------------------------
                                                                 1-90     91-180    181-365        1-5     Over 5
(IN THOUSANDS)                                                   Days       Days       Days      Years      Years
-----------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS
  Loans                                                     $  40,243  $   7,614  $  12,852  $  18,304  $  84,451
  Securities                                                   15,092      9,747     14,366     34,019     25,586
  Federal funds sold                                            7,716          -          -          -          -
                                                            ---------  ---------  ---------  ---------  ---------
    TOTAL RATE-SENSITIVE ASSETS                             $  63,051  $  17,361  $  27,218  $  52,323  $ 110,037
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
  Cumulative rate-sensitive assets                          $  63,051  $  80,412  $ 107,630  $ 159,953  $ 269,990
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

RATE-SENSITIVE LIABILITIES
  Interest bearing checking                                 $  14,118  $       -  $       -  $       -  $  14,118
  Money market deposits                                         5,688          -          -          -     13,277
  Regular savings                                               3,399          -          -          -     30,599
  Certificates of deposits                                     15,492     14,516     29,291     57,402        190
  Other borrowings                                             13,578          -          -     20,000          -
                                                            ---------  ---------  ---------  ---------  ---------
    TOTAL RATE-SENSITIVE LIABILITIES                        $  52,275  $  14,516  $  29,291  $  77,402  $  58,184
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
  Cumulative rate-sensitive liabilities                     $  52,275  $  66,791  $  96,082  $ 173,484  $ 231,668
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
Period gap                                                  $  10,776  $   2,845  $  (2,073) $ (25,079) $  51,853
Cumulative gap                                              $  10,776  $  13,621  $  11,548  $ (13,531) $  38,322
Cumulative rate-sensitive assets to rate-sensitive
  liabilities                                                  120.61%    120.39%    112.02%     92.20%    116.54%
Cumulative gap to total assets                                   3.80%      4.80%      4.07%     (4.77)%     13.50%

The following table provides information about the Company's financial instruments that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities. For core deposits (e.g. DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates in the longest designated maturity classification.

PRINCIPAL AMOUNTS MATURING IN:
(IN THOUSANDS)                                           1999       2000       2001       2002       2003   Thereafter
----------------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS:
  Fixed interest rate loans                         $   4,308  $   4,509  $   8,520  $  14,700  $   8,542   $  32,805
    Average interest rate                                8.35%      9.29%      8.95%      8.70%      8.53%       8.04%
  Variable interest rate loans                      $  10,982  $   8,243  $   3,793  $   1,466  $     977   $  64,940
    Average interest rate                                8.80%      8.42%      9.61%      9.57%      9.46%       8.55%
  Fixed interest rate securities                    $   4,271  $     977  $   6,136  $   4,320  $   9,564   $  71,816
    Average interest rate                                4.89%      5.87%      5.75%      4.58%      5.99%       5.68%
  Variable interest rate securities                 $       -  $       -  $       -  $       -  $       -   $   1,726
    Average interest rate                                   -          -          -          -          -        5.91%
  Other interest-bearing assets                     $   7,716  $       -  $       -  $       -  $       -   $       -
    Average interest rate                                4.75%         -          -          -          -           -

                                                              1998 ANNUAL REPORT

PRINCIPAL AMOUNTS MATURING IN:
(IN THOUSANDS)                                           1999       2000       2001       2002       2003   Thereafter
----------------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE LIABILITIES:
  Noninterest-bearing checking                      $       -  $       -  $       -  $       -  $       -   $  28,247
    Average interest rate                                   -          -          -          -          -           -
  Savings and interest-bearing checking             $       -  $       -  $       -  $       -  $       -   $  81,198
    Average interest rate                                   -          -          -          -          -        2.11%
  Time deposits                                     $  59,340  $  40,024  $  13,787  $   1,967  $   1,584   $     190
    Average interest rate                                5.08%      5.92%      4.67%      5.67%      5.23%       5.30%
  Fixed interest rate borrowings                    $       -  $       -  $       -  $  10,000  $       -   $  10,000
    Average interest rate                                   -          -          -       5.66%         -        5.51%
  Variable interest rate borrowings                 $  13,578  $       -  $       -  $       -  $       -   $       -
    Average interest rate                                3.93%         -          -          -          -           -

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

The Company's capital position is presented in the following table:

CAPITAL MANAGEMENT

                                                                                December 31,
                                                                            --------------------       Regulatory
                                                                                 1998       1997      Requirement
-----------------------------------------------------------------------------------------------------------------
Tier 1 capital to risk-weighted assets                                          12.1%      11.7%          4.0%
Total capital to risk-weighted assets                                           13.1%      12.8%          8.0%
Capital leverage ratio                                                           8.2%       8.0%          4.0%

RECENT STOCK PRICE RANGES AND DIVIDENDS

The Company's stock, although now publicly traded, is sold and exchanged principally among area residents. There were 473 stockholders of record as of December 31, 1998. The table below shows the range from the lowest price paid to the highest along with dividend payments each quarter.

                                                    1998                               1997                         1996
                                      ---------------------------------  ---------------------------------  --------------------
                                          Price Range                        Price Range                        Price Range
                                      --------------------    Dividends  --------------------    Dividends  --------------------
                                            Low       High     Declared        Low       High     Declared        Low       High
--------------------------------------------------------------------------------------------------------------------------------
1st Quarter(1)                        $   16.82  $   22.75   $   0.091   $   14.55  $   16.82   $   0.068   $   12.73  $   12.73
2nd Quarter(1)                            19.09      30.45       0.095       15.00      16.93       0.073       14.09      14.55
3rd Quarter(1)                            25.45      28.18       0.100       15.11      16.82       0.082       13.64      15.34
4th Quarter(1)                            29.00      32.00       0.110       15.11      17.27       0.086       14.55      16.31


                                        Dividends
                                         Declared
------------------------------------
1st Quarter(1)                         $   0.064
2nd Quarter(1)                             0.064
3rd Quarter(1)                             0.064
4th Quarter(1)                             0.068

(1) THE QUARTERLY STOCK PRICES AND DIVIDENDS HAVE BEEN RESTATED FOR THE EFFECTS OF A 10% STOCK DIVIDEND THAT WAS DISTRIBUTED ON OCTOBER 22, 1998.

UNION NATIONAL BANCORP, INC.

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

YEAR 2000 CONVERSION AND COMPLIANCE

The Year 2000 brings a potentially critical problem to all computers, software and microchip dependent systems. Many computer programs use only a two digit character for the year ("1998" would appear as "98"). Computers that use these programs are not able to distinguish between the years 1900 and 2000. Left uncorrected, this situation will result in incorrect calculations, data and reports, inability to carry out electronic funds transfers and the shut down of entire systems. Additionally, some computer systems may have trouble with the fact that the Year 2000 is a leap year.

In November 1997, we formed the Year 2000 Committee to develop and execute plans to address our Year 2000 issues. Members include employees from all areas of the bank. Management assigned a full time senior level manager to lead these efforts. The Board of Directors approved a plan, using the five-phase approach recommended by the Federal Financial Institution Examination Council. These five phases include:

    - Awareness

    - Assessment

    - Renovation

    - Validation

    - Implementation

We completed the initial assessments of risk associated with service providers and material customers. We will continue to monitor the Year 2000 progress of these parties.

Mission critical system tests are nearly completed. Fiserv, Incorporated and Information Technology, Incorporated provide the core accounting software and processing environment used to calculate and process customer transactions. Phases one and two of testing at the Fiserv data center prove that this core software processes dates in and beyond the Year 2000. Phase three tested the systems that allow us to communicate with the Fiserv data center. These systems are compliant. We use off-the-shelf software for spreadsheets, word processing and forms generation. We have and will continue to rely on the manufacturers' recommendations for upgrades and our test results to verify this software is compliant. The elevators and security systems in our facilities are not impacted by the Year 2000.

Management estimates the total project cost to be $85,373. This expense will not have a material impact on future operating results or our financial condition. As of December 31, 1998, we spent $42,817 to evaluate, upgrade and test our systems and to communicate Year 2000 progress to our customers. The project is ongoing and actual costs could differ from what has been anticipated.

One of the most significant risks that we face is the potential for liquidity issues resulting from public panic or Year 2000 related financial difficulties of our customers. In anticipation of this possibility, we developed and implemented a consumer awareness program that includes:

    - Educational seminars

    - Brochures

    - Posters

    - Direct mail pieces

    - Statement inserts

                                                              1998 ANNUAL REPORT

We issue a quarterly "Year 2000 Readiness Disclosure" to report our progress to our customers. The Year 2000 Readiness Disclosure is available at all of our branch locations. Customers can request the report through our call center and on our web page. Relationship managers meet with material commercial customers to raise awareness and to evaluate the progress of their project. The Financial Manager and the Chief Operating Officer are addressing the potential increase on liquidity demands in the Company's contingency plans.

The Company is completing contingency plans that outline the steps we will take to restore major bank functions in the event there are any system failures as the century date changes. These plans will be tested to verify they provide satisfactory results and maintain adequate service levels. In addition, we established target dates for mission critical service providers to certify their systems as Year 2000 ready. We will secure alternate providers if current vendors do not adequately meet the target dates.

The Company's Year 2000 Program is currently on schedule to conclude by July 1, 1999.

SECURITIES AND EXCHANGE COMMISSION WEB SITE INFORMATION

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company; that address is: HTTP:\\WWW.SEC.GOV.

UNION NATIONAL BANCORP, INC.

SELECTED FINANCIAL DATA 1994 - 1998

(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)                     FOR THE YEARS ENDED DECEMBER 31,
                                                          -----------------------------------------------------
                                                               1998       1997       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------
RESULTS FROM OPERATIONS
---------------------------------------------------------------------------------------------------------------
Interest Income                                           $  20,377  $  18,214  $  17,361  $  17,091  $  15,109
Interest Expense                                              9,836      8,393      8,099      8,092      6,289
                                                          ---------  ---------  ---------  ---------  ---------
  Net Interest Income                                        10,541      9,821      9,262      8,999      8,820
Provision for Credit Losses                                     246        275        329        212        342
                                                          ---------  ---------  ---------  ---------  ---------
  Net Interest Income after Provision for Credit Losses      10,295      9,546      8,933      8,787      8,478
Noninterest Income                                            1,554      1,327      1,086        977      1,314
Noninterest Expense                                           8,156      7,309      7,255      7,114      6,849
                                                          ---------  ---------  ---------  ---------  ---------
  Income Before Income Taxes                                  3,693      3,564      2,764      2,650      2,943
  Provision for Income Taxes                                  1,055      1,164        934        890        970
                                                          ---------  ---------  ---------  ---------  ---------
    NET INCOME                                            $   2,638  $   2,400  $   1,830  $   1,760  $   1,973
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------

FINANCIAL CONDITION
---------------------------------------------------------------------------------------------------------------
Total assets                                              $ 283,913  $ 250,781  $ 225,131  $ 218,891  $ 207,281
Investment securities (including available for sale)         98,811     72,191     55,940     52,421     54,938
Loans, net of unearned income                               163,465    158,348    147,351    146,822    139,730
Allowance for loan losses                                     1,773      1,793      1,772      1,769      1,671
Deposits                                                    226,337    205,639    199,291    193,462    182,533
Stockholders' Equity                                         22,237     20,064     17,900     16,421     13,858

PER SHARE DATA
---------------------------------------------------------------------------------------------------------------
Net income (basic and diluted)                            $    1.43  $    1.30  $    1.00  $    0.96  $    1.07
Dividends                                                      0.40       0.31       0.26       0.24       0.23
Stockholders' equity                                          12.01      10.89       9.75       8.95       7.55

PERFORMANCE RATIOS
---------------------------------------------------------------------------------------------------------------
Return on average assets                                       0.98%      1.02%      0.83%      0.82%      0.99%
Return on average equity                                      12.46      12.71      10.61      11.34      14.22
Net interest margin on average earning assets                  4.29       4.53       4.53       4.56       4.83
Efficiency (noninterest expense / (net interest income +
  noninterest income))                                        67.43      65.56      70.11       71.3      67.58

LIQUIDITY AND CAPITAL RATIOS
---------------------------------------------------------------------------------------------------------------
Stockholders' equity (% assets)                                7.83%      8.00%      7.95%      7.50%      6.69%
Risk-based:
  Tier 1 Capital                                              12.14      11.73      11.60      10.78      10.35
  Total Capital                                               13.12      12.78      12.80      11.92      11.69
Dividends (% net income)                                      27.97      23.84      26.00      25.00      21.50
Loans to deposits                                             72.22      77.00      73.94      75.89      76.55

ASSET QUALITY RATIOS
---------------------------------------------------------------------------------------------------------------
Allowance for credit losses to total loans                     1.08%      1.13%      1.20%      1.20%      1.20%
Allowance for credit losses to non-performing loans          143.70     142.85     136.34     322.24     717.14
Net loan charge-offs to average total loans                    0.17       0.17       0.22       0.08       0.13

                                                              1998 ANNUAL REPORT

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

We have audited the accompanying consolidated balance sheets of Union National Bancorp. Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Bancorp, Inc. and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Frederick, Maryland
January 15, 1999

To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

We have audited the accompanying consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows of Union National Bancorp, Inc. and subsidiary for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Union National Bancorp, Inc. and subsidiary for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          [Signature to come]

Baltimore, Maryland
January 8, 1997

UNION NATIONAL BANCORP, INC.

UNION NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1998 AND 1997

                                                                                         1998         1997
                                                                                  -----------  -----------
ASSETS
----------------------------------------------------------------------------------------------------------
Cash and due from banks                                                           $ 6,867,629  $ 7,870,449
Interest bearing deposits with banks                                                  280,817       25,108
Federal funds sold                                                                  7,716,140    6,072,396
Investment securities available for sale-at fair value                             76,804,462   58,770,760
Investment securities held to maturity-at amortized cost-fair value of
  $22,382,238 (1998) and $13,647,089 (1997)                                        22,006,195   13,419,839
Loans                                                                             163,464,538  158,347,687
Less: allowance for credit losses                                                  (1,772,895)  (1,793,112)
                                                                                  -----------  -----------
Loans-net                                                                         161,691,643  156,554,575
                                                                                  -----------  -----------
Premises and equipment                                                              4,326,226    4,205,824
Foreclosed real estate                                                                      -      215,000
Accrued interest receivable                                                         1,699,794    1,708,814
Other assets                                                                        2,520,529    1,938,115
                                                                                  -----------  -----------
    TOTAL ASSETS                                                                  $283,913,435 $250,780,880
                                                                                  -----------  -----------
                                                                                  -----------  -----------

LIABILITIES
----------------------------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing deposits                                                    $28,247,301  $26,096,600
  Interest-bearing deposits                                                       198,090,078  179,542,196
                                                                                  -----------  -----------
    TOTAL DEPOSITS                                                                226,337,379  205,638,796

Short-term borrowings                                                              13,577,689   13,776,373
Federal Home Loan Bank borrowings                                                  20,000,000   10,000,000
Accrued expenses and other liabilities                                              1,761,688    1,301,385
                                                                                  -----------  -----------
    TOTAL LIABILITIES                                                             261,676,756  230,716,554
                                                                                  -----------  -----------

COMMITMENTS AND CONTINGENCIES (NOTES 4 & 11)

STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------
Common stock-$.01 par; 10,000,000 shares authorized; 1,851,458 shares in 1998
  and 1,674,800 shares in 1997 issued and outstanding                                  18,514       16,748
Capital surplus                                                                    13,570,913    8,469,115
Accumulated other comprehensive income                                                203,833      149,136
Retained earnings                                                                   8,443,419   11,429,327
                                                                                  -----------  -----------
    TOTAL STOCKHOLDERS' EQUITY                                                     22,236,679   20,064,326
                                                                                  -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $283,913,435 $250,780,880
                                                                                  -----------  -----------
                                                                                  -----------  -----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              1998 ANNUAL REPORT

UNION NATIONAL BANCORP, INC
CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                             1998        1997        1996
                                                                       ----------  ----------  ----------
INTEREST INCOME:
---------------------------------------------------------------------------------------------------------
Interest and fees on loans                                             $14,558,024 $13,652,870 $13,707,367
Interest and dividends on investment securities:
  Taxable interest on mortgage backed securities                        2,562,551   1,361,956   1,453,544
  Other taxable interest and dividends                                  1,931,675   2,432,532   1,346,903
  Nontaxable interest                                                     586,900     303,532     361,482
Interest on deposits at other banks                                         3,568       3,762      61,229
Interest on federal funds sold                                            734,448     459,479     430,342
                                                                       ----------  ----------  ----------
    TOTAL INTEREST INCOME                                              20,377,166  18,214,131  17,360,867
                                                                       ----------  ----------  ----------
INTEREST EXPENSE:
---------------------------------------------------------------------------------------------------------
Interest on deposits:
  Certificates of deposit of $100,000 and more                          1,118,868   1,021,731   1,097,504
  Other deposits                                                        7,093,244   6,677,699   6,604,581
                                                                       ----------  ----------  ----------
    TOTAL INTEREST ON DEPOSITS                                          8,212,112   7,699,430   7,702,085
  Interest on short-term borrowings                                       770,918     537,058     370,144
  Interest on Federal Home Loan Bank borrowings                           852,858     156,299      26,300
                                                                       ----------  ----------  ----------
    TOTAL INTEREST EXPENSE                                              9,835,888   8,392,787   8,098,529
                                                                       ----------  ----------  ----------
Net interest income                                                    10,541,278   9,821,344   9,262,338
  Provision for credit losses                                             246,000     275,000     329,000
                                                                       ----------  ----------  ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                  10,295,278   9,546,344   8,933,338
                                                                       ----------  ----------  ----------
NONINTEREST INCOME:
---------------------------------------------------------------------------------------------------------
  Service charges on deposit accounts                                   1,105,455   1,023,404     796,490
  Other service charges                                                   205,089     162,104     152,765
  Net gain on sale of loans                                                     -           -      19,791
  Net gain on sale of securities                                          107,111           -           -
  Other income                                                            136,799     141,192     116,754
                                                                       ----------  ----------  ----------
    TOTAL NONINTEREST INCOME                                            1,554,454   1,326,700   1,085,800
                                                                       ----------  ----------  ----------
NONINTEREST EXPENSE:
---------------------------------------------------------------------------------------------------------
  Salaries and employee benefits                                        4,522,630   4,057,005   3,879,323
  Occupancy expense                                                       859,869     756,231     802,443
  Equipment expense                                                       424,487     430,638     335,136
  Computer service fees                                                   514,981     418,459     598,147
  FDIC assessment                                                          25,168      24,559       2,000
  Legal and professional                                                  266,407     173,399     199,965
  Check clearing fees                                                      59,827      71,031      40,784
  Expenses related to terminated merger activities                              -           -     287,824
  Other expenses                                                        1,483,132   1,377,722   1,109,356
                                                                       ----------  ----------  ----------
    TOTAL NONINTEREST EXPENSES                                          8,156,501   7,309,044   7,254,978
                                                                       ----------  ----------  ----------
INCOME BEFORE INCOME TAXES                                              3,693,231   3,564,000   2,764,160
PROVISION FOR INCOME TAXES                                              1,055,407   1,163,898     934,132
                                                                       ----------  ----------  ----------
NET INCOME                                                             $2,637,824  $2,400,102  $1,830,028
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------
BASIC AND DILUTED EARNINGS PER COMMON SHARE                            $     1.43  $     1.30  $     1.00
                                                                       ----------  ----------  ----------
                                                                       ----------  ----------  ----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UNION NATIONAL BANCORP, INC.

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                               1998       1997       1996
---------------------------------------------------------------------------------------------------------
Net Income                                                                $2,637,824 $2,400,102 $1,830,028
OTHER COMPREHENSIVE INCOME, BEFORE TAXES
  Unrealized holding gains arising during period                            196,223    338,419    202,817
  Less: reclassification adjustment for gains included in net income        107,111          -          -
                                                                          ---------  ---------  ---------
  Other comprehensive income, before tax                                     89,112    338,419    202,817
  Income tax expense related to items of other comprehensive income         (34,415)  (130,697)   (78,328)
                                                                          ---------  ---------  ---------
Other comprehensive income, net of taxes                                     54,697    207,722    124,489
                                                                          ---------  ---------  ---------
COMPREHENSIVE INCOME                                                      $2,692,521 $2,607,824 $1,954,517
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              1998 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                        Accumulated
                                                                              Other
                                                 Common     Capital   Comprehensive    Retained
                                                  Stock     Surplus          Income    Earnings       Total
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                 $   8,340   $8,342,055    $ (183,075)   $8,253,883  $16,421,203
  Net income                                         -            -             -     1,830,028   1,830,028
  Cash dividends ($.26 per share)                    -            -             -      (475,380)   (475,380)
  Unrealized appreciation on securities
    available for sale (net of tax)                  -            -       124,489             -     124,489
                                            -----------  ----------  --------------  ----------  ----------
BALANCE AT DECEMBER 31, 1996                     8,340    8,342,055       (58,586)    9,608,531  $17,900,340
  Net income                                         -            -             -     2,400,102   2,400,102
  Cash dividends ($.31 per share)                    -            -             -      (567,120)   (567,120)
  Dividend Reinvestment Plan                        34      127,060             -        (3,812)    123,282
  Two-for-one stock split effected in the
    form of a 100% stock dividend                8,374            -             -        (8,374)          -
  Unrealized appreciation on securities
    available for sale (net of tax)                  -            -       207,722             -     207,722
                                            -----------  ----------  --------------  ----------  ----------
BALANCE AT DECEMBER 31, 1997                    16,748    8,469,115       149,136    11,429,327  $20,064,326
  Net income                                         -            -             -     2,637,824   2,637,824
  Cash dividends ($.40 per share)                    -            -             -      (740,829)   (740,829)
  Dividend Reinvestment Plan                        84      227,441             -        (6,864)    220,661
  Stock dividend (10%)                           1,682    4,874,357             -    (4,876,039)          -
  Unrealized appreciation on securities
    available for sale (net of tax)                  -            -        54,697             -      54,697
                                            -----------  ----------  --------------  ----------  ----------
BALANCE AT DECEMBER 31, 1998                 $  18,514   $13,570,913   $  203,833    $8,443,419  $22,236,679
                                            -----------  ----------  --------------  ----------  ----------
                                            -----------  ----------  --------------  ----------  ----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UNION NATIONAL BANCORP, INC.

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996                        1998         1997         1996
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................  $ 2,637,824  $ 2,400,102  $ 1,830,028
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provisions for credit losses...................................      246,000      275,000      329,000
    Depreciation and amortization..................................      663,236      641,442      565,016
    Gain on sale of foreclosed real estate and other assets........         (990)     (21,128)     (50,227)
    Net gain on sale of securities.................................     (107,111)           -            -
    Provision for deferred income taxes............................      (15,494)     (21,378)     (29,433)
    Provision for foreclosed real estate...........................       85,160       75,000            -
    Non-cash contribution..........................................        1,404        1,571            -
    Net decrease (increase) in accrued interest receivable.........        9,020     (416,620)     108,996
    Net increase in accrued expenses and other liabilities.........      460,302      170,285      263,979
    Other--net.....................................................     (573,062)      26,689      201,992
                                                                     -----------  -----------  -----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES......................    3,406,289    3,130,963    3,219,351
                                                                     -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available for sale securities.......................  (84,510,680) (34,962,184) (18,009,500)
  Proceeds from sale of available for sale securities..............   15,997,507            -            -
  Proceeds from maturities of available for sale securities........   50,542,642   15,235,953    6,176,022
  Purchases of held to maturity securities.........................  (13,161,433)           -     (650,000)
  Proceeds from maturities of held to maturity securities..........    4,678,461    3,785,800    9,272,045
  Proceeds from sale of other real estate and other assets.........      349,550      537,364      351,413
  Net increase in loans............................................   (5,601,798) (11,666,468)  (1,301,595)
  Premises and equipment acquired..................................     (783,638)    (918,705)    (642,719)
  Foreclosed real estate acquired..................................            -            -     (124,451)
                                                                     -----------  -----------  -----------
    NET CASH USED IN INVESTING ACTIVITIES..........................  (32,489,389) (27,988,240)  (4,928,785)
                                                                     -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits, NOW accounts, money
    market accounts, and savings accounts..........................   25,979,546    3,579,932      215,218
  Net increase (decrease) in time deposits.........................   (5,280,961)   2,767,428    5,614,375
  Net increase (decrease) in short-term borrowings.................     (198,684)   6,967,776    3,667,886
  Proceeds from Federal Home Loan Bank borrowings..................   10,000,000   10,000,000            -
  Repayments of Federal Home Loan Bank borrowings..................            -            -   (5,000,000)
  Dividend reinvestment plan.......................................      220,661      123,282            -
  Cash dividends paid..............................................     (740,829)    (567,120)    (475,380)
                                                                     -----------  -----------  -----------
    NET CASH PROVIDED BY FINACING ACTIVITIES.......................   29,979,733   22,871,298    4,022,099
                                                                     -----------  -----------  -----------
Net Increase (Decrease) In Cash And Cash Equivalents...............      896,633   (1,985,979)   2,312,665
Cash And Cash Equivalents At Beginning Of Year.....................   13,967,953   15,953,932   13,641,267
                                                                     -----------  -----------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........................  $14,864,586  $13,967,953  $15,953,932
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
Supplemental Disclosures Of Cash Flow Information:
  Interest paid....................................................  $ 9,849,303  $ 8,367,151  $ 8,112,787
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
  Income taxes paid................................................  $ 1,024,000  $ 1,490,000  $   922,000
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
Non-Cash Investing Activities
  Transfer from loans to foreclosed real estate....................  $   218,731  $   415,000  $   384,904
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              1998 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Union National Bancorp, Inc. (the "Parent Company") is a bank holding company that provides a full range of banking and certain non-banking services to individuals and businesses through its wholly owned subsidiary Union National Bank (the Bank). The Bank's primary loan products include commercial and consumer loans and real estate mortgages. The Bank's principal market area encompasses Carroll County, Maryland and the surrounding region. Additionally, the Bank maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks.

The accounting and reporting policies of Union National Bancorp, Inc. and its wholly owned subsidiary (collectively the "Company) conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in the current year. The following is a summary of the Company's significant accounting polices.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation allowances for real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of these allowances management may obtain independent appraisals for significant properties.

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

INVESTMENT SECURITIES AVAILABLE FOR SALE

Securities available for sale represent those securities that management may sell as part of its asset/liability management strategy or that may be sold in response to changing interest rates or liquidity needs. Investment securities available for sale are carried at fair value, with any unrealized gains and losses reported, net of related income tax effects, in stockholders' equity as a component of comprehensive income. The cost of securities sold is recognized using the specific identification method.

INVESTMENT SECURITIES HELD TO MATURITY

Investment securities held to maturity are those that the Company has the ability and intent to hold until maturity. These investments are carried at cost adjusted for amortization of premiums and accretion of discounts.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

IMPAIRED LOANS

Loans are considered impaired when, based on current information, it is probable that the Company will not collect all principal and interest payments according to the loans' contractual terms. Generally, loans are considered impaired once principal or interest payments become 90 days or more past due and they are placed on nonaccrual. Management also considers the financial condition of the borrower, loan cash flows and the value of the related collateral when evaluating loan impairment. Impaired loans do not include large groups of smaller balance homogeneous loans such as residential real estate and consumer installment loans that are evaluated collectively for impairment. Loans specifically reviewed for impairment are not considered impaired during periods of "minimum delay" in payment (90 days or less) provided eventual collection of all amounts due is expected. Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if repayment is expected to be provided by the collateral. The majority of the Company's impaired loans are measured by reference to the fair value of the collateral. Interest income on impaired loans is recognized on the cash basis when the likelihood of further loss is remote.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. Management's evaluation of the loan portfolio considers the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for credit losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of properties are computed using the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance and repairs are charged to operations. Expenditures for improvements that extend the life of an asset are capitalized and depreciated over the asset's remaining useful life.

FORECLOSED REAL ESTATE

Real estate acquired through foreclosure of loans is carried at the lower of cost or fair market value minus estimated cost of disposal. Fair market value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of the loan balance over fair market value is charged to the allowance for credit losses. Gains and losses on sales of foreclosed real estate are included in other income.

INCOME TAXES

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes on temporary differences between the amount of taxable income and pretax financial income and between tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

included in the financial statements at current enacted tax rates and represent the future tax return consequences of temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

BASIC AND DILUTED EARNINGS PER COMMON SHARE

In 1997 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement established new standards for computing and presenting earnings per share ("EPS"). It replaced the former presentation of primary EPS with a presentation of basic EPS and, when applicable, requires the dual presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted-average number of common shares for the period. Diluted EPS reflects the potential dilution that could occur if other contracts to issue common stock were exercised. Per share amounts are based on weighted-average number of shares outstanding during each year as follows:

                                                                                1998       1997       1996
----------------------------------------------------------------------------------------------------------
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING                                  1,847,663  1,834,819  1,834,800
Effect of stock options                                                        5,693          -          -
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING                                1,853,356  1,834,819  1,834,800

CASH FLOWS

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Interest bearing deposits with banks and Federal funds sold.

2. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves totaled $1,662,000 at December 31, 1998 and $1,600,000 at December 31, 1997. The average daily reserve balance maintained during 1998 was $1,539,000 and 1997 was $1,322,000.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale at December 31, were as follows:

AVAILABLE FOR SALE:

                                                                             Gross        Gross
                                                            Amortized   Unrealized   Unrealized        Fair
1998                                                             Cost        Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                      $28,103,821  $ 174,572    $  14,092   $28,264,301
Obligations of states and political subdivisions              500,000      56,250            -      556,250
Mortgage-backed securities                                 43,982,572     118,166       54,091   44,046,647
                                                           ----------  -----------  -----------  ----------
Total debt securities                                      72,586,393     348,988       68,183   72,867,198
Equity securities                                           3,807,132     130,132            -    3,937,264
                                                           ----------  -----------  -----------  ----------
TOTAL                                                      $76,393,525  $ 479,120    $  68,183   $76,804,462
                                                           ----------  -----------  -----------  ----------
                                                           ----------  -----------  -----------  ----------

                                                                             Gross        Gross
                                                            Amortized   Unrealized   Unrealized        Fair
1997                                                             Cost        Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                      $36,917,220  $ 112,812    $  18,474   $37,011,558
Obligations of states and political subdivisions              500,000      77,400            -      577,400
Mortgage-backed securities                                 19,683,611     167,942       64,912   19,786,641
                                                           ----------  -----------  -----------  ----------
Total debt securities                                      57,100,831     358,154       83,386   57,375,599
Equity securities                                           1,257,456     137,705            -    1,395,161
                                                           ----------  -----------  -----------  ----------
TOTAL                                                      $58,358,287  $ 495,859    $  83,386   $58,770,760
                                                           ----------  -----------  -----------  ----------
                                                           ----------  -----------  -----------  ----------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of securities to be held to maturity at December 31, were as follows:

HELD TO MATURITY:

                                                                             Gross        Gross
                                                            Amortized   Unrealized   Unrealized        Fair
1998                                                             Cost        Gains       Losses       Value
-----------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                      $  173,592   $       -    $     203   $  173,389
Obligations of states and political subdivisions           17,875,549     363,947       42,207   18,197,289
Mortgage-backed securities                                  3,957,054      56,712        2,206    4,011,560
                                                           ----------  -----------  -----------  ----------
TOTAL                                                      $22,006,195  $ 420,659    $  44,616   $22,382,238
                                                           ----------  -----------  -----------  ----------
                                                           ----------  -----------  -----------  ----------

                                                                             Gross          Gross
                                                            Amortized   Unrealized     Unrealized        Fair
1997                                                             Cost        Gains         Losses       Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                      $  879,382   $   2,819     $   2,394    $  879,807
Obligations of states and political subdivisions            5,233,663     104,824           265     5,338,222
Mortgage-backed securities                                  7,306,794     123,858         1,592     7,429,060
                                                           ----------  -----------       ------    ----------
TOTAL                                                      $13,419,839  $ 231,501     $   4,251    $13,647,089
                                                           ----------  -----------       ------    ----------
                                                           ----------  -----------       ------    ----------

Gross realized gains and losses on sales of securities available for sale for the years ended December 31, were:

                                                                                    1998       1997       1996
--------------------------------------------------------------------------------------------------------------
GROSS REALIZED GAINS:                                                          $ 126,727  $       -  $       -
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------
GROSS REALIZED LOSSES:                                                         $  19,616  $       -  $       -
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

The scheduled maturities of securities held to maturity and securities available for sale at December 31,1998, were as follows:

                                                            Securities held to     Securities available
                                                                 maturity                for sale
                                                          ----------------------  ----------------------
                                                           Amortized        Fair   Amortized        Fair
                                                                Cost       Value        Cost       Value
--------------------------------------------------------------------------------------------------------
Due in one year or less                                   $  173,606  $  173,389  $4,103,023  $4,097,143
Due from one year to five years                            2,771,059   2,857,744  18,188,978  18,225,661
Due from five to ten years                                 4,579,133   4,703,686  10,792,221  10,983,816
Due after ten years                                       14,482,397  14,647,419  39,502,171  39,560,578
                                                          ----------  ----------  ----------  ----------
TOTAL DEBT SECURITIES                                     $22,006,195 $22,382,238 $72,586,393 $72,867,198
                                                          ----------  ----------  ----------  ----------
                                                          ----------  ----------  ----------  ----------

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a book value of $23,736,391 at December 31, 1998 and $26,990,800 at December 31, 1997 were pledged as collateral for certain deposits and repurchase agreements as required or permitted by law.

There were no state, county and municipal securities whose book value, as to any issuer, exceeded ten percent of stockholders' equity at December 31, 1998 or 1997.

4. LOANS AND ALLOWANCE FOR CREDIT LOSSES

At December 31 loans were as follows:

                                                                                         1998         1997
----------------------------------------------------------------------------------------------------------
Real estate:
  Construction                                                                    $ 4,646,007  $ 5,893,105
  Conventional mortgages                                                          109,948,918  101,246,580
Loans to farmers                                                                      202,528    3,135,651
Commercial and industrial loans                                                    26,151,033   22,715,372
Loans to individuals                                                               18,020,174   22,379,555
Tax-exempt loans to political subdivisions                                          4,554,185    3,183,743
All other loans                                                                       262,303      230,202
                                                                                  -----------  -----------
  Gross loans                                                                     163,785,148  158,784,208
Net deferred loan fees and costs                                                     (320,610)    (436,521)
                                                                                  -----------  -----------
  TOTAL LOANS                                                                     $163,464,538 $158,347,687
                                                                                  -----------  -----------
                                                                                  -----------  -----------

Changes in the allowance for credit losses for the years ended December 31, 1998, 1997, and 1996 were as follows:

                                                                               1998       1997       1996
---------------------------------------------------------------------------------------------------------
Balance at beginning of year                                              $1,793,112 $1,772,433 $1,769,077
Provision charged to operating expenses                                     246,000    275,000    329,000
Recoveries                                                                  105,508     57,059     61,088
Loans charged off                                                          (371,725)  (311,380)  (386,732)
                                                                          ---------  ---------  ---------
BALANCE AT END OF YEAR                                                    $1,772,895 $1,793,112 $1,772,433
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information regarding impaired loans for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                               1998       1997       1996
---------------------------------------------------------------------------------------------------------
Impaired loans with a specific valuation allowance                        $ 171,965  $   5,625  $ 109,495
Impaired loans without a specific valuation allowance                     3,662,542  3,552,246  1,150,063
                                                                          ---------  ---------  ---------
  TOTAL IMPAIRED LOANS                                                    $3,834,507 $3,557,871 $1,259,558
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
Allowance for credit losses related to impaired loans                     $ 277,101  $ 221,178  $  96,314
Allowance for credit losses related to other than impaired loans          1,495,794  1,571,934  1,676,119
                                                                          ---------  ---------  ---------
  TOTAL ALLOWANCE FOR CREDIT LOSSES                                       $1,772,895 $1,793,112 $1,772,433
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
Average impaired loans for the year                                       $3,219,507 $1,281,158 $ 965,871
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------
Interest income on impaired loans recognized on a cash basis              $  23,717  $  63,256  $       -
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

The Company's loans are widely dispersed among individuals and industries. On December 31, 1998, there was no concentration of loans in any single industry that exceeded 5% of total loans.

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

The contract amounts of financial instruments that represent credit risk at December 31, 1998 and 1997 were as follows:

                                                                                          1998        1997
----------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                         28,008,885 $29,376,732
Standby letters of credit                                                            3,113,986   2,237,699

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

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 1998 and 1997:

                                                                                          1998        1997
----------------------------------------------------------------------------------------------------------
Land                                                                                $  260,085  $  204,756
Buildings and leasehold improvements                                                 5,231,962   5,124,858
Equipment                                                                            3,848,109   3,226,904
                                                                                    ----------  ----------
                                                                                     9,340,156   8,556,518
Accumulated depreciation and amortization                                           (5,013,930) (4,350,694)
                                                                                    ----------  ----------
  TOTAL                                                                             $4,326,226  $4,205,824
                                                                                    ----------  ----------
                                                                                    ----------  ----------

Depreciation and amortization charged to operations amounted to $663,236 in 1998, $641,442 in 1997, and $565,016 in 1996.

6. DEPOSITS

Interest-bearing deposits include certificates of deposit and other time deposits in denominations of $100,000 or more which totaled $22,646,924 at December 31,1998 and $20,024,381 at December 31, 1997.

At December 31,1998, the maturity distribution of certificates of deposit is as follows:

Maturing in:
1999                                                                           $59,340,404
2000                                                                            40,023,509
2001                                                                            13,787,206
2002                                                                             1,967,219
2003                                                                             1,583,604
Thereafter                                                                         190,021
                                                                               -----------
TOTAL                                                                          $116,891,963
                                                                               -----------
                                                                               -----------

Interest on deposits for the years ended December 31, 1998, 1997, and 1996 consists of the following:

                                                                               1998       1997       1996
---------------------------------------------------------------------------------------------------------
Savings deposits                                                          $1,947,767 $1,828,015 $1,873,911
Certificates of deposit ($100,000 or more)                                1,118,868  1,021,731  1,097,504
Other deposits                                                            5,145,477  4,849,684  4,730,670
                                                                          ---------  ---------  ---------
TOTAL                                                                     $8,212,112 $7,699,430 $7,702,085
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase.

Selected information at December 31, 1998 and 1997 is as follows:

                                                                                          1998        1997
----------------------------------------------------------------------------------------------------------
Average amount outstanding during year                                              $16,362,656 $11,771,647
Weighted-average interest rate during year                                                4.71%       4.56%
Amount outstanding at year end                                                      13,577,689  13,776,373
Weighted-average interest rate at year-end                                                3.92%       5.02%
Highest amount during year                                                          $30,005,162 $21,670,304

At December 31, 1998, the Company had unused lines of credit in the total amount of $27,500,000.

8. FEDERAL HOME LOAN BANK BORROWINGS

At December 31,1998, the Company had received two separate $10,000,000 advances from the Federal Home Loan Bank. The first advance is due September 24, 2002, callable in September 1999, with interest at 5.66%, and the second advance is due June 23, 2008 callable in June 2003, with interest at 5.51%. The Bank has pledged $40,000,000 of conventional mortgage loans as collateral on advances from this source.

9. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION:

The Company sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

those expected to be earned in the future. The change in benefit obligation and change in plan assets for the years ended December 31, 1998 and 1997 are as follows:

Change in Benefit Obligation                                                              1998        1997
----------------------------------------------------------------------------------------------------------
BENEFIT OBLIGATION AT BEGINNING OF YEAR                                             $1,035,496  $1,160,553
SERVICE COST - BENEFITS EARNED DURING THE YEAR                                          72,280      83,251
INTEREST COST ON PROJECTED BENEFIT OBLIGATION                                           60,149      65,815
ACTUARIAL (GAIN) LOSS                                                                  (33,526)     48,684
BENEFITS PAID                                                                             (970)   (322,807)
                                                                                    ----------  ----------
BENEFIT OBLIGATION AT END OF YEAR                                                   $1,133,429  $1,035,496
                                                                                    ----------  ----------

Change in Plan Assets
FAIR VALUE OF PLAN ASSETS AT BEGINNING OF YEAR                                        $ 688,437  $ 832,418
ACTUAL RETURN ON PLAN ASSETS                                                             50,921     93,269
EMPLOYER CONTRIBUTION                                                                   131,740    134,537
BENEFITS PAID                                                                              (970)  (371,787)
                                                                                      ---------  ---------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR                                              $ 870,128  $ 688,437
                                                                                      ---------  ---------

FUNDED STATUS                                                                         $(263,301) $(347,059)
UNRECOGNIZED NET ACTUARIAL LOSS                                                         166,823    205,652
UNRECOGNIZED PRIOR SERVICE COST                                                               -       (278)
UNRECOGNIZED NET OBLIGATION AT DECEMBER 15, 1988 BEING RECOGNIZED OVER 15 YEARS          17,482     23,309
                                                                                      ---------  ---------
ACCRUED BENEFIT COST                                                                  $ (78,996) $(118,376)
                                                                                      ---------  ---------
                                                                                      ---------  ---------

Weighted-average assumptions as of December 31,                                            1998       1997
----------------------------------------------------------------------------------------------------------
DISCOUNT RATE                                                                              7.50%      7.50%
EXPECTED LONG-TERM RETURN ON ASSETS                                                        7.50       7.50
RATE OF COMPENSATION INCREASE                                                              4.50       4.50

The components of net periodic benefit cost for the years ended December 31, 1998, 1997 and 1996 is detailed in the following table:

                                                                                 1998       1997       1996
-----------------------------------------------------------------------------------------------------------
SERVICE COST                                                                $  72,280  $  83,251  $  86,195
INTEREST COST                                                                  60,149     65,815     84,964
ACTUAL RETURN ON ASSETS                                                       (50,921)   (93,269)  (103,395)
NET AMORTIZATION AND DEFERRAL                                                  10,982     61,321     54,406
                                                                            ---------  ---------  ---------
NET PERIODIC BENEFIT COST                                                      92,490    117,118    122,170
ADDITIONAL EXPENSE RELATED TO SETTLEMENT OF PENSION OBLIGATION                      -     88,718    155,612
                                                                            ---------  ---------  ---------
  TOTAL                                                                     $  92,490  $ 205,836  $ 277,782
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

During 1997, the Company's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits." This settlement resulted in additional pension expense of $88,718 and $155,612 for the years ended December 31, 1997 and 1996.

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE SAVINGS AND INVESTMENT PLAN:

The Company has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the Plan, the Company will match 50% of the employee contributions up to 6% of compensation. The Company's contributions to the Plan were $79,388 for 1998, $62,564 for 1997, and $56,314 for 1996.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

The Company has entered into supplemental executive retirement agreements with certain executive officers and members of its Board of Directors to provide retirement benefits. The present value of the benefits to be paid by the Company upon retirement is being accrued over the number of years remaining to the retirement date of these individuals. The expense (income) recognized for this plan was $12,884 in 1998, ($9,754) in 1997, and $116,129 in 1996.

STOCK OPTION PLAN:

On April 15, 1997 the Company established the 1997 Key Employee Stock Option Plan (the "1997 Plan"). The 1997 Plan is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations.

Had compensation expense for the 1997 Plan been determined based on the fair value of each option on the date of grant using an option-pricing model as prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," there would have been no effect on the Company's net income and basic and diluted earnings per share for the years ended December 31, 1998 and 1997.

The 1997 Plan provides that 66,000 shares of the Company's common stock will be reserved for the granting of both incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase these shares. At December 31, 1998, reserved shares remaining for future grants under this 1997 Plan totaled 25,128. The exercise price per share for incentive stock options and non-qualified stock options shall be equal to the fair market value on the date the options are granted. However, in the case of incentive stock options, if at the time the options are granted the participant owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the exercise price shall not be less than 110% of the fair market value of the shares on the date the options are granted.

The options granted would become exercisable in increments of 20% on each anniversary date of the grant of the options, so that the options will become fully exercisable on the fifth anniversary of the date the options were granted.

The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 1998:

                                                                                              1998       1997
-------------------------------------------------------------------------------------------------------------
DIVIDEND YIELD                                                                                2.00%      2.00%
EXPECTED VOLATILITY                                                                          24.10%      9.90%
RISK FREE INTEREST RATE                                                                       4.75%      5.74%
EXPECTED LIFE, IN YEARS                                                                   10 YEARS   10 YEARS
WEIGHTED-AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING THE YEAR                               $9.46      $5.43

During 1998, the Company granted options to purchase 18,982 shares with an exercise price of $29.50. At December 31, 1998 options issued and outstanding had exercise prices ranging from $19.09 to $29.50 and had a weighted-average remaining contractual life of 9.46 years.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Options Issued   Weighted-Average
                                                                          and Outstanding     Exercise Price
------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1997                                                              -              $   -
------------------------------------------------------------------------------------------------------------
EXERCISED                                                                               -                  -
GRANTED                                                                            21,890              19.09
------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                                       21,890             $19.09
------------------------------------------------------------------------------------------------------------
EXERCISED                                                                               -                  -
GRANTED                                                                            18,982              29.50
------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                                       40,872             $23.92
------------------------------------------------------------------------------------------------------------

As of December 31, 1998 exercisable options totaled 4,378 shares with a weighted-average exercise price of $19.09.

10. INCOME TAXES

The provision for income taxes for the years ended December 31, 1998, 1997 and 1996 consists of the following:

                              1998                                 1997                               1996
               -----------------------------------  -----------------------------------  -------------------------------
                   Federal      State        Total      Federal      State        Total    Federal      State      Total
------------------------------------------------------------------------------------------------------------------------
CURRENTLY
  PAYABLE      $ 1,077,537  $  (6,636) $ 1,070,901  $ 1,061,389  $ 123,887  $ 1,185,276  $ 788,837  $ 174,728  $ 963,565
DEFERRED TAX
  EXPENSE
  (BENEFITS)       (10,680)    (4,814)     (15,494)     (25,491)     4,113      (21,378)   (24,098)    (5,335)   (29,433)
               -----------  ---------  -----------  -----------  ---------  -----------  ---------  ---------  ---------
TOTAL          $ 1,066,857  $ (11,450) $ 1,055,407  $ 1,035,898  $ 128,000  $ 1,163,898  $ 764,739  $ 169,393  $ 934,132
               -----------  ---------  -----------  -----------  ---------  -----------  ---------  ---------  ---------
               -----------  ---------  -----------  -----------  ---------  -----------  ---------  ---------  ---------

Deferred tax benefits resulting from temporary differences in the tax bases of assets and liabilities for tax and financial statement purposes for the years ended December 31 1998, 1997, and 1996 are attributable to:

                                                                                   1998       1997       1996
-------------------------------------------------------------------------------------------------------------
PROVISION FOR CREDIT LOSSES                                                   $   7,808  $  (8,267) $   5,647
DEFERRED LOAN FEES                                                               63,035     (3,918)    89,941
DEPRECIATION AND AMORTIZATION                                                   (68,152)   (41,104)   (49,801)
PENSION EXPENSE                                                                 (20,565)     9,664    (22,933)
DEFERRED COMPENSATION                                                           (39,391)     3,071    (40,148)
LOAN INCOME                                                                      31,945      9,770    (23,905)
HEALTH INSURANCE                                                                      -          -     23,638
OTHER                                                                             9,826      9,406    (11,872)
                                                                              ---------  ---------  ---------
TOTAL DEFERRED TAX BENEFIT                                                    $ (15,494) $ (21,378) $ (29,433)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated deferred income tax benefits of $1,087,082 at December 31, 1998 and $1,105,089 at December 31, 1997 are included in other assets and consist of the following:

                                                                                          1998        1997
----------------------------------------------------------------------------------------------------------
PROVISION FOR CREDIT LOSSES                                                         $  541,648  $  549,456
DEFERRED LOAN FEES                                                                     118,415     181,450
UNREALIZED GAINS ON INVESTMENT SECURITIES                                             (127,337)    (93,836)
DEPRECIATION AND AMORTIZATION                                                          285,890     217,738
DEFERRED COMPENSATION                                                                  280,721     241,330
PENSION EXPENSE                                                                         (5,798)    (26,363)
LOAN INCOME                                                                              4,165      36,110
OTHER                                                                                  (10,622)       (796)
                                                                                    ----------  ----------
NET DEFERRED TAX ASSET                                                              $1,087,082  $1,105,089
                                                                                    ----------  ----------
                                                                                    ----------  ----------

A reconciliation of the maximum statutory income tax to the provision for income taxes in the consolidated statements of income for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                           1998                     1997                     1996
                                                  -----------------------  -----------------------  ----------------------
                                                                  Percent                Percent                 Percent
                                                                of Pretax               of Pretax               of Pretax
                                                      Amount       Income    Amount      Income      Amount      Income
--------------------------------------------------------------------------------------------------------------------------
COMPUTED TAX AT STATUTORY RATE                    $1,255,698        34.0%  $1,211,760        34.0%  $ 939,815        34.0%
INCREASES (DECREASES) IN TAXES RESULTING FROM:
  TAX EXEMPT INTEREST INCOME                        (284,688)       (7.7)    (172,797)       (4.8)   (159,792)       (5.8)
  STATE INCOME TAXES, NET OF FEDERAL INCOME TAX
    BENEFIT                                           25,012         0.7       78,151         2.2     111,800         4.1
  NONDEDUCTIBLE INTEREST EXPENSE                      54,233         1.6       37,166         1.1      26,271          .9
  OFFICERS AND DIRECTORS LIFE INSURANCE                2,065         0.1        4,936          .1       7,306          .3
  OTHER                                                3,087        (0.1)       4,682          .1       8,732          .3
                                                  ----------       -----   ----------       -----   ---------       -----
                                                  $1,055,407        28.6%  $1,163,898        32.7%  $ 934,132        33.8%
                                                  ----------       -----   ----------       -----   ---------       -----
                                                  ----------       -----   ----------       -----   ---------       -----

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. LEASES

The Company is obligated under noncancelable lease agreements for certain bank premises. The leases generally contain renewal options and provide that the Company pays property taxes, insurance and maintenance costs.

Future minimum lease payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

Years ending December 31,                                                            Amount
-------------------------------------------------------------------------------------------
1999                                                                             $  310,409
2000                                                                                232,033
2001                                                                                214,929
2002                                                                                187,726
2003                                                                                169,932
THEREAFTER                                                                          669,391
                                                                                 ----------
    TOTAL                                                                        $1,784,420
                                                                                 ----------
                                                                                 ----------

The Company has entered into an agreement to lease a branch banking facility from a director through 2001 at a minimum annual rental of $37,800. The lease also contains one five-year renewal option. The Company also has an agreement with an advisory board member to lease a branch facility through November 2002 at a minimum annual rental of $21,532.

12. STOCKHOLDERS' EQUITY

RESTRICTIONS ON DIVIDENDS:

The amount of dividends that the Bank can pay to the Company without approval is limited to its net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1998 aggregated $5,824,272.

RESTRICTIONS ON LENDING FROM SUBSIDIARY TO PARENT:

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to the Parent Company in the form of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. There were no material loans or advances outstanding at December 31, 1998.

REPURCHASE PLAN:

On October 1, 1997, the Board of Directors authorized a stock repurchase program. Pursuant to the terms of this program, the Company may repurchase up to 6% of its common stock during the ten year period ending September 31, 2007. As of December 31, 1998 no shares had been purchased.

DIVIDEND REINVESTMENT PLAN:

The Company maintains a Dividend Reinvestment and Stock Purchase Plan for all stockholders of the Company. This Plan provides that 330,000 shares, as adjusted for stock distributions, of the Company's common stock will be reserved for issuance under the Plan. At December 31, 1998, reserved shares remaining for future issuance under this Plan totaled 313,265. The terms of this Plan allow participating shareholders to purchase additional shares of common stock in the Company by reinvesting the dividends paid on shares registered in their name, by making optional cash payments, or both. Shares purchased under the Plan with reinvested dividends or optional cash payment can be acquired at 97% of current market prices. Optional cash payments to this Plan are limited and may not exceed $10,000 in any calendar quarter. The Company reserves the right to amend, modify, suspend or terminate this Plan at any time at its discretion.

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31,1998, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                               To be Well
                                                                                                           Capitalized Under
                                                                                    For Capital            Prompt Corrective
                                                             Actual              Adequacy Purposes         Action Provisions
                                                    ------------------------  ------------------------  ------------------------
                                                         Amount        Ratio       Amount        Ratio       Amount        Ratio
--------------------------------------------------------------------------------------------------------------------------------
As of December 31,1998:
Total Capital (to risk-weighted assets)
    Consolidated                                    $23,805,741        13.1%  $14,518,218         8.0%          N/A
    Union National Bank                             $23,314,982        12.9%  $14,517,807         8.0%  $18,147,259        10.0%
Tier 1 Capital (to risk-weighted assets)
    Consolidated                                    $22,032,846        12.1%  $ 7,259,109         4.0%          N/A
    Union National Bank                             $21,542,087        11.9%  $ 7,258,904         4.0%  $10,888,356         6.0%
Tier 1 Capital (average assets)
    Consolidated                                    $22,032,846         8.2%  $10,744,569         4.0%          N/A
    Union National Bank                             $21,542,087         8.0%  $10,740,740         4.0%  $13,425,925         5.0%
As of December 31,1997:
Total Capital (to risk-weighted assets)
    Consolidated                                    $21,708,111        12.8%  $13,585,475         8.0%          N/A
    Union National Bank                             $21,431,005        12.7%  $13,565,425         8.0%  $16,956,781        10.0%
Tier 1 Capital (to risk-weighted assets)
    Consolidated                                    $19,914,999        11.7%  $ 6,792,738         4.0%          N/A
    Union National Bank                             $19,637,893        11.6%  $ 6,782,712         4.0%  $10,174,069         6.0%
Tier 1 Capital (average assets)
    Consolidated                                    $19,914,999         8.0%  $ 9,872,109         4.0%          N/A
    Union National Bank                             $19,637,893         8.0%  $ 9,865,349         4.0%  $12,331,686         5.0%

N/A = NOT APPLICABLE

Union National Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME". Comprehensive Income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, change in equity components under comprehensive income reporting would also include such items as the net change in unrealized gains and losses on available for sale securities, foreign currency transactions and adjustments in minimum pension liability. As required by Statement 130, prior year information has been modified to conform to the new presentation. The following table details related tax effects allocated to each component of other comprehensive income.

                                                                            Before-Tax        Tax   Net-of-Tax
1998                                                                            Amount    Expense       Amount
--------------------------------------------------------------------------------------------------------------
Unrealized holding gains arising during period                              $ 196,223   $ (75,781)  $ 120,442
Less: Realized gains on securities sold                                       107,111     (41,366)     65,745
                                                                           -----------  ---------  -----------
Other comprehensive income                                                  $  89,112   $ (34,415)  $  54,697
                                                                           -----------  ---------  -----------
                                                                           -----------  ---------  -----------

1997
--------------------------------------------------------------------------------------------------------------
Unrealized holding gains arising during period                              $ 338,419   $(130,697)  $ 207,722
Less: Realized gains on securities sold                                             -           -           -
                                                                           -----------  ---------  -----------
Other comprehensive income                                                  $ 338,419   $(130,697)  $ 207,722
                                                                           -----------  ---------  -----------
                                                                           -----------  ---------  -----------

1996
--------------------------------------------------------------------------------------------------------------
Unrealized holding gains arising during period                              $ 202,817   $ (78,328)  $ 124,489
Less: Realized gains on securities sold                                             -           -           -
                                                                           -----------  ---------  -----------
Other comprehensive income                                                  $ 202,817   $ (78,328)  $ 124,489
                                                                           -----------  ---------  -----------
                                                                           -----------  ---------  -----------

14. RELATED PARTY TRANSACTIONS

Certain members of the Board of Directors and senior officers had loan transactions with the Bank. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with outsiders

The following schedule summarizes changes in amounts of loans outstanding to directors and senior officers, both direct and indirect, during 1998.

Balance at January 1,1998                                                        $5,190,487
Additions                                                                          380,551
Repayments                                                                        (286,592)
                                                                                 ---------
Balance at December 31,1998                                                      $5,284,446
                                                                                 ---------
                                                                                 ---------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. This standard excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as for December 31, 1998 and 1997:

Cash and due from banks: The carrying amounts reported in the balance sheets approximate their fair values.

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow techniques, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

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

Federal Home Loan Bank Borrowings: Fair value for these borrowings is based on quoted market price.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Company's financial instruments were as follows at:

                                                         December 31, 1998         December 31, 1997
                                                      ------------------------  ------------------------
                                                         Carrying         Fair     Carrying         Fair
                                                           Amount        Value       Amount        Value
--------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks, interest-bearing deposits
    with banks, and federal funds sold                $14,864,586  $14,864,586  $13,967,953  $13,967,953
  Investment securities available for sale             76,804,462   76,804,462   58,770,760   58,770,760
  Investment securities held to maturity               22,006,195   22,382,238   13,419,839   13,647,089
  Loans receivable                                    163,464,538  159,879,224  158,347,687  157,021,020
  Accrued interest receivable                           1,699,794    1,699,794    1,708,814    1,708,814
FINANCIAL LIABILITIES:
  Deposit liabilities                                 226,337,379  205,741,056  205,638,796  209,204,688
  Short-term borrowings                                13,577,689   13,577,689   13,776,373   13,776,373
  Federal Home Loan Bank borrowings                    20,000,000   20,933,048   10,000,000   10,000,000

16. PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for Union National Bancorp, Inc. (Parent
Only) pertaining to the periods covered by the Company's consolidated financial statement are presented below:

BALANCE SHEETS

DECEMBER 31,                                                                              1998        1997
                                                                                    ----------  ----------
ASSETS
----------------------------------------------------------------------------------------------------------
  Cash and due from banks                                                           $  485,620  $   26,480
  Investment in subsidiary                                                          21,745,921  19,787,220
  Other assets                                                                           5,138     136,082
  Due from Union National Bank                                                               -     114,544
                                                                                    ----------  ----------
    TOTAL ASSETS                                                                    $22,236,679 $20,064,326
                                                                                    ----------  ----------
                                                                                    ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                               $        -  $        -
                                                                                    ----------  ----------
  Common stock                                                                          18,514      16,748
  Capital surplus                                                                   13,570,913   8,469,115
  Accumulated other comprehensive income                                               203,833     149,136
  Retained earnings                                                                  8,443,419  11,429,327
                                                                                    ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY                                                      22,236,679  20,064,326
                                                                                    ----------  ----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $22,236,679 $20,064,326
                                                                                    ----------  ----------
                                                                                    ----------  ----------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                                      1998        1997        1996
----------------------------------------------------------------------------------------------------------
Income
  Dividends from subsidiary                                             $  740,829  $  592,120  $  660,380
  Expenses                                                                  10,620      17,947     287,824
                                                                        ----------  ----------  ----------
  Income before income taxes and equity in undistributed income of
    subsidiary                                                             730,209     574,173     372,556
  Income tax expense (benefit)                                              (3,611)     (6,102)    (97,860)
                                                                        ----------  ----------  ----------
  Income before equity in undistributed income of subsidiary               733,820     580,275     470,416
  Equity in undistributed income of subsidiary                           1,904,004   1,819,827   1,359,612
                                                                        ----------  ----------  ----------
    NET INCOME                                                          $2,637,824  $2,400,102  $1,830,028
Other comprehensive income, net of taxes                                    54,697     207,722     124,489
                                                                        ----------  ----------  ----------
    COMPREHENSIVE INCOME                                                $2,692,521  $2,607,824  $1,954,517
                                                                        ----------  ----------  ----------
                                                                        ----------  ----------  ----------

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                                      1998        1997        1996
----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                                            $2,637,824  $2,400,102  $1,830,028
  Equity in undistributed income of subsidiary                          (1,904,004) (1,819,827) (1,359,612)
  Amortization of organization cost                                         10,420      10,419      13,181
  (Increase) Decrease in amount due from subsidiary                        122,952      (6,101)    (97,860)
  Decrease in other assets                                                 112,116           -      88,385
                                                                        ----------  ----------  ----------
  Net cash provided by operating activities                                979,308     584,593     474,122
                                                                        ----------  ----------  ----------
Cash Flows from Financing Activities:
  Proceeds from Dividend Reinvestment Plan                                 220,661           -           -
  Dividends paid                                                          (740,829)   (567,120)   (475,380)
                                                                        ----------  ----------  ----------
  Net cash used in financing activities                                   (520,168)   (567,120)   (475,380)
Net increase (decrease) in cash and cash equivalents                       459,140      17,473      (1,258)
Cash and Cash Equivalents at Beginning of Year                              26,480       9,007      10,265
                                                                        ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $  485,620  $   26,480  $    9,007
                                                                        ----------  ----------  ----------
                                                                        ----------  ----------  ----------

17. TERMINATION OF PROPOSED ACQUISITION

On October 25, 1995, the Company entered into a definitive agreement to acquire Maryland Permanent Bank & Trust Company ("Maryland Permanent") of Owings Mills, Maryland. On July 26, 1996, prior to the consummation of the merger the Company, as provided in the definitive agreement, terminated negotiations with Maryland Permanent. Costs associated with the proposed affiliation, consisting primarily of professional fees of $287,824, were expensed in 1996.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company's unaudited quarterly results of operations:

(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                       Three months ended
                                                            ------------------------------------------------
1998                                                         December 31  September 30    June 30   March 31
------------------------------------------------------------------------------------------------------------
Interest Income                                                   $5,139        $5,263     $5,097     $4,878
Net Interest Income                                                2,612         2,623      2,711      2,595
Net Security gains                                                    86             -         21          -
Provision for credit losses                                           60            60         41         85
Income before taxes                                                  998           803        968        924
Net Income                                                           688           631        679        640
Basic and diluted earnings per share(1)                             0.41          0.31       0.36       0.35

(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                       Three months ended
                                                            ------------------------------------------------
1997                                                         December 31  September 30    June 30   March 31
------------------------------------------------------------------------------------------------------------
Interest Income                                                   $4,825        $4,511     $4,496     $4,382
Net Interest Income                                                2,557         2,432      2,438      2,394
Provision for credit losses                                          130            30         55         60
Income before taxes                                                  880           929        882        873
Net Income                                                           594           628        592        586
Basic and diluted earnings per share(1)                             0.32          0.35       0.32       0.32

(1) Basic and diluted earnings per share have been restated for the effects of a 10% stock dividend that was distributed on October 22, 1998.

50