Form 10-K405, Exhibit 13
period 1999-12-31
UNION NATIONAL BANCORP INC
filed 2000-03-29
CIK 919871

                                                                      Exhibit 13

                                                              1999 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
FINANCIAL HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31:

                                                                                              % CHANGE FROM
                                                                                                 PRIOR YEAR
                                                                                        -------------------
(IN 1999 THOUSANDS EXCEPT PER SHARE DATA)              1999         1998         1997    1999/98    1998/97
-----------------------------------------------------------------------------------------------------------
NET INCOME                                       $    3,203   $    2,638   $    2,400     21.4%       9.9%
  Net Interest Income                                11,195       10,541        9,821      6.2        7.3
  Noninterest Income                                  2,499        1,554        1,327     60.8       17.1
  Noninterest Expense                                (9,007)      (8,157)      (7,309)    10.4       11.6
  Provision for Loan Losses                            (255)        (246)        (275)     3.7      (10.5)
  Return on Average Assets                             1.08%        0.98%        1.02%
  Return on Average Equity                            13.30%       12.46%       12.71%

AVERAGE BALANCES:
  Assets                                         $  297,245   $  268,614   $  234,206     10.7%      14.7%
  Deposits                                          228,869      214,380      199,435      6.8        7.5
  Gross Loans                                       171,273      160,168      148,586      6.9        7.8
  Stockholders' Equity                               24,085       21,165       18,884     13.8       12.1

AT DECEMBER 31:
  Assets                                         $  302,928   $  283,913   $  250,781      6.7%      13.2%
  Deposits                                          232,178      226,337      205,639      2.6       10.1
  Gross Loans                                       179,721      163,465      158,348      9.9        3.2
  Stockholders' Equity                               25,583       22,237       20,064     15.0       10.8

PER SHARE DATA:
  Net Income                                     $     1.68   $     1.43   $     1.30     17.5%      10.0%
  Dividends                                           0.460        0.400        0.309     15.0       29.4
  Stockholders' Equity                                13.03        12.01        10.89      8.5       10.3

RATIOS AND KEY DATA
  Loans (% of Deposits)                               77.41%       72.22%       77.00%
  Allowance for Credit Losses (% of Loans)             1.00%        1.08%        1.13%
  Net Charge-Offs (% of Average Loans)                 0.14%        0.17%        0.17%
  Offices at year end                                     9            9            8
  Employees (Full-time equivalent)                      133          125          118      6.4%       5.9%
  Shares Outstanding                              1,964,128    1,851,458    1,674,800
  Shareholders                                          463          473          442
  Average Equity to Average Assets                     8.10%        7.88%        8.06%
  Total Risk-based Capital Ratio                      13.95%       13.12%       12.78%

UNION NATIONAL BANCORP, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Union National Bancorp earnings for 1999 were $3,203,094 or 21.4% over 1998. Net interest income was up $653,492 or 6.2% due to strong performance in investments and loans. Noninterest income was up $945,185 or 60.8% over 1998 while noninterest expense was up $850,991, only 10.4% over last year. Both increases were primarily due the operating income and expense of our insurance subsidiary.

Total assets were $302.9 million at December 31, 1999, an increase of $19.0 million or 6.7% over the previous year. We experienced strong growth in investments from our customers in Sweep accounts, Savings, Super NOW's, and CD's.

Return on average assets in 1999 was 1.08% as compared to .98% in 1998, and 1.02% in 1997. The return on average equity was 13.30% in 1999 as compared to 12.46% in 1998 and 12.71% in 1997.

Dividends on common stock rose to $.46 in 1999 from $.40 in 1998 and from $.31 in 1997. This represents a 15.0% rise over 1998.

NET INTEREST INCOME

Net interest income is the major component of the Company's earnings and consists of the excess of interest income from earning assets less the expense of interest bearing liabilities. Earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as change in yields earned and rates paid, are determinants of the changes in net interest income.

Net interest income was $11,194,770 in 1999, $10,541,278 in 1998, and $9,821,344
in 1997. The trend has shown continual improvement due to loan and investment income growth. Net interest income on a tax-equivalent basis was $
11,796,000 in 1999, $10,965,000 in 1998, and $10,080,000 in 1997. The net
interest spread, the difference between the yield on earning assets and the cost of interest bearing liabilities, fell slightly to 3.64% in 1999, from 3.69% in 1998 and from 3.92% in 1997. The net interest margin as a percentage of earning assets was 4.18% in 1999, compared to 4.29% in 1998 and 4.53% in 1997.

Average earning assets were $281,928,000 in 1999 up 10.2%, from $255,843,000 in 1998, up 15.1% from $222,332,000 in 1997. Total interest income on a tax-equivalent basis was up 5.9% to $22,028,000 in 1999 over $20,801,000 in 1998, which moved up 12.6% from 1997 at $18,473,000. Tax-equivalent yield on earning assets fell in 1999 to 7.81% from 8.13% in 1998 and 8.31% in 1997.

Nonperforming assets were down significantly to $2,298,407 by year-end and several are in the process of resolution and are well secured.

Average interest-bearing liabilities were $245,381,000 in 1999 up 10.7%, from $221,609,000 in 1998 up 16.0% from $191,091,000 in 1997. These funds made up
82.6% of average assets in 1999 compared to 82.5% in 1998 and 81.6% in 1997. Total interest expense on a tax-equivalent basis was $10,232,312 in 1999, up $396,424 or 4.03%, from $9,835,888 in 1998, up $1,443,101 or 17.2% from
$8,392,787 in 1997.

The following table illustrates average balances of assets, liabilities, and stockholders' equity, as well as the related income and expense for each item and the average yields and costs for the years 1997 through 1999:

                                                              1999 ANNUAL REPORT

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

                                                           1999                                1998                    1997
                                             ---------------------------------   ---------------------------------   --------
                                              Average                   Yield/    Average                   Yield/    Average
(IN THOUSANDS-TAX EQUIVALENT BASIS)           Balance   Interest(3)       Rate    Balance   Interest(3)       Rate    Balance
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
  Loans(1,2):
    Real estate:
      Construction                           $  3,760     $   323        9.36%   $  5,802     $   543        9.36%   $  3,653
      Mortgage                                104,591       9,238        8.83     103,520       9,622        9.29      94,804
    Installment                                29,688       2,406        8.10      21,872       1,901        8.69      24,190
    Commercial                                 28,651       2,443        8.53      25,100       2,257        8.99      22,718
    Tax-exempt                                  4,583         406        8.86       3,874         356        9.19       3,221
                                             --------     -------                --------     -------                --------
    TOTAL LOANS                               171,273      14,816        8.65     160,168      14,679        9.16     148,586
                                             --------     -------                --------     -------                --------
  Investment securities available for sale:
    Taxable                                    76,070       4,965        6.53      63,668       4,106        6.45      49,233
    Non-taxable                                   551          73       13.25         593          73       12.31         591
                                             --------     -------                --------     -------                --------
    TOTAL SECURITIES AVAILABLE FOR SALE        76,621       5,038        6.58      64,261       4,179        6.50      49,824
                                             --------     -------                --------     -------                --------
  Investment securities held to maturity:
    Taxable                                    10,389         586        5.64       6,438         388        6.03       9,985
    Non-taxable                                18,242       1,286        7.05      11,542         817        7.08       5,275
                                             --------     -------                --------     -------                --------
    TOTAL SECURITIES HELD TO MATURITY          28,631       1,872        6.54      17,980       1,205        6.70      15,260
                                             --------     -------                --------     -------                --------
  Interest-bearing deposits in other banks         34           2        5.88          41           4        9.76          58
  Federal funds sold                            5,369         300        5.59      13,393         734        5.48       8,604
                                             --------     -------                --------     -------                --------
      TOTAL EARNING ASSETS                    281,928      22,028        7.81%    255,843      20,801        8.13%    222,332
                                             --------     -------                --------     -------                --------
  Less: allowance for credit losses            (1,791)                             (1,784)                             (1,832)
  Cash and due from banks                       7,084                               6,857                               5,850
  Bank premises and equipment, net              4,099                               4,226                               3,980
  Other Assets                                  5,925                               3,472                               3,876
                                             --------                            --------                            --------
      TOTAL ASSETS                           $297,245                            $268,614                            $234,206
                                             ========                            ========                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing demand deposits           $ 30,827     $   482        1.56%   $ 25,107     $   491        1.96%   $ 19,787
  Regular savings deposits                     33,381         751        2.25      33,274         904        2.72      31,470
  Money market savings deposits                16,351         445        2.72      18,075         553        3.06      17,919
  Time deposits                               122,198       6,445        5.27     113,554       6,264        5.52     107,410
                                             --------     -------                --------     -------                --------
    TOTAL INTEREST-BEARING DEPOSITS           202,757       8,123        4.01     190,010       8,212        4.32     176,586
  Other borrowings                             42,349       2,109        4.98      31,599       1,624        5.14      14,505
                                             --------     -------                --------     -------                --------
      TOTAL INTEREST-BEARING LIABILITIES      245,106      10,232        4.17     221,609       9,836        4.44     191,091
                                                          -------      ------                 -------      ------
    NET INTEREST SPREAD                                   $11,796        3.64%                $10,965        3.69%
                                                          =======      ======                 =======      ======
  Noninterest-bearing demand deposits          26,112                              24,370                              22,849
  Accrued expenses and other liabilities        1,942                               1,470                               1,382
  Stockholders' equity                         24,085                              21,165                              18,884
                                             --------                            --------                            --------
      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                               $297,245                            $268,614                            $234,206
                                             ========                            ========                            ========
  Net interest income / earning assets                                   7.81%                               8.13%
  Net interest expense / earning assets                                  3.63                                3.84
                                                                       ------                              ------
  NET INTEREST MARGIN                                                    4.18%                               4.29%
                                                                       ======                              ======

                                                      1997
                                             ----------------------
                                                             Yield/
(IN THOUSANDS-TAX EQUIVALENT BASIS)          Interest(3)       Rate
                                             ----------------------
-------------------------------------------
ASSETS
  Loans(1,2):
    Real estate:
      Construction                             $   351        9.60%
      Mortgage                                   8,997        9.49
    Installment                                  2,039        8.43
    Commercial                                   2,063        9.08
    Tax-exempt                                     306        9.50
                                               -------
    TOTAL LOANS                                 13,756        9.26
                                               -------
  Investment securities available for sale:
    Taxable                                      3,235        6.57
    Non-taxable                                     73       12.35
                                               -------
    TOTAL SECURITIES AVAILABLE FOR SALE          3,308        6.64
                                               -------
  Investment securities held to maturity:
    Taxable                                        559        5.60
    Non-taxable                                    387        7.34
                                               -------
    TOTAL SECURITIES HELD TO MATURITY              946        6.20
                                               -------
  Interest-bearing deposits in other banks           4        6.90
  Federal funds sold                               459        5.33
                                               -------
      TOTAL EARNING ASSETS                      18,473        8.31%
                                               -------
  Less: allowance for credit losses
  Cash and due from banks
  Bank premises and equipment, net
  Other Assets

      TOTAL ASSETS

LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing demand deposits             $   403        2.04%
  Regular savings deposits                         859        2.73
  Money market savings deposits                    566        3.16
  Time deposits                                  5,872        5.47
                                               -------
    TOTAL INTEREST-BEARING DEPOSITS              7,700        4.36
  Other borrowings                                 693        4.78
                                               -------
      TOTAL INTEREST-BEARING LIABILITIES         8,393        4.39
                                               -------      ------
    NET INTEREST SPREAD                        $10,080        3.92%
                                               =======      ======
  Noninterest-bearing demand deposits
  Accrued expenses and other liabilities
  Stockholders' equity

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY

  Net interest income / earning assets                        8.31%
  Net interest expense / earning assets                       3.78
                                                            ------
  NET INTEREST MARGIN                                         4.53%
                                                            ======

1. Loan fee income of $423,000, $449,000 and $410,000 in 1999, 1998 and 1997,
    respectively, has been included in interest income, and yields

2. Balances of nonaccrual loans and related income have been included for computational purposes.

3. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

UNION NATIONAL BANCORP, INC.

RATE AND VOLUME ANALYSIS

The following table reflects the impact on net interest income caused by changes in average balances and rates.

                                          1999 compared to 1998              1998 compared to 1997
                                     --------------------------------   --------------------------------

                                                     Change Due to(1)                   Change Due to(1)
                                       Increase   -------------------     Increase   -------------------
(IN THOUSANDS-TAX EQUIVALENT BASIS)  (Decrease)       Rate     Volume   (Decrease)       Rate     Volume
--------------------------------------------------------------------------------------------------------
Interest Income:
  Loans:
    Real estate:
      Construction                     $ (220)     $ (29)     $ (191)     $  192      $ (14)     $  206
      Mortgage                           (384)      (484)        100         625       (202)        827
    Installment                           505       (174)        679        (138)        57        (195)
    Commercial                            186       (133)        319         194        (22)        216
    Tax-exempt(2,4)                        50        (15)         65          50        (12)         62
                                       ------      -----      ------      ------      -----      ------
    TOTAL LOANS                           137       (835)        972         923       (193)      1,116
                                       ------      -----      ------      ------      -----      ------
  Investment securities available
    for sale:
    Taxable                               859         59         800         871        (77)        948
    Non-taxable (2,3)                       0          5          (5)          0          0           0
                                       ------      -----      ------      ------      -----      ------
    TOTAL SECURITIES AVAILABLE FOR
      SALE                                859         64         795         871        (77)        948
                                       ------      -----      ------      ------      -----      ------
  Investment securities held to
    maturity:
    Taxable                               198        (40)        238        (171)        28        (199)
    Non-taxable (2,3)                     469         (5)        474         430        (30)        460
                                       ------      -----      ------      ------      -----      ------
    TOTAL SECURITIES HELD TO
      MATURITY                            667        (45)        712         259         (2)        261
                                       ------      -----      ------      ------      -----      ------
  Interest-bearing deposits in
    other banks                            (2)        (1)         (1)          0          1          (1)
  Federal funds sold                     (434)         6        (440)        275         20         255
                                       ------      -----      ------      ------      -----      ------
      TOTAL INTEREST INCOME             1,227       (811)      2,038       2,328       (251)      2,579
                                       ------      -----      ------      ------      -----      ------

Interest Expense:
  Interest-bearing demand deposits         (9)      (121)        112          88        (20)        108
  Regular savings deposits               (153)      (156)          3          45         (4)         49
  Money market savings deposits          (108)       (55)        (53)        (13)       (18)          5
  Time deposits                           181       (296)        477         392         56         336
                                       ------      -----      ------      ------      -----      ------
    TOTAL INTEREST-BEARING DEPOSITS       (89)      (628)        539         512         14         498
  Other borrowings                        485        (67)        552         931        114         817
                                       ------      -----      ------      ------      -----      ------
      TOTAL INTEREST EXPENSE              396       (695)      1,091       1,443        128       1,315
                                       ------      -----      ------      ------      -----      ------
  NET INTEREST INCOME                  $  831      $(116)     $  947      $  885      $(379)     $1,264
                                       ======      =====      ======      ======      =====      ======

                                          1997 compared to 1996
                                     --------------------------------
                                                           Change Due
                                                                to(1)
                                       Increase   -------------------
(IN THOUSANDS-TAX EQUIVALENT BASIS)  (Decrease)       Rate     Volume
                                     --------------------------------
-----------------------------------
Interest Income:
  Loans:
    Real estate:
      Construction                      $ 167      $ (14)     $ 181
      Mortgage                            269       (152)       421
    Installment                           136        (50)       186
    Commercial                           (720)       (11)      (709)
    Tax-exempt(2,4)                       142        (10)       152
                                        -----      -----      -----
    TOTAL LOANS                            (6)      (237)       231
                                        -----      -----      -----
  Investment securities available
    for sale:
    Taxable                             1,293        210      1,083
    Non-taxable (2,3)                       8          9         (1)
                                        -----      -----      -----
    TOTAL SECURITIES AVAILABLE FOR
      SALE                              1,301        219      1,082
                                        -----      -----      -----
  Investment securities held to
    maturity:
    Taxable                              (300)        (5)      (295)
    Non-taxable (2,3)                     (95)       (13)       (82)
                                        -----      -----      -----
    TOTAL SECURITIES HELD TO
      MATURITY                           (395)       (18)      (377)
                                        -----      -----      -----
  Interest-bearing deposits in
    other banks                           (57)         1        (58)
  Federal funds sold                       29          2         27
                                        -----      -----      -----
      TOTAL INTEREST INCOME               872        (33)       905
                                        -----      -----      -----
Interest Expense:
  Interest-bearing demand deposits         24         (3)        27
  Regular savings deposits                (50)        (3)       (47)
  Money market savings deposits           (20)        (1)       (19)
  Time deposits                            43       (222)       265
                                        -----      -----      -----
    TOTAL INTEREST-BEARING DEPOSITS        (3)      (229)       226
  Other borrowings                        297         52        245
                                        -----      -----      -----
      TOTAL INTEREST EXPENSE              294       (177)       471
                                        -----      -----      -----
  NET INTEREST INCOME                   $ 578      $ 144      $ 434
                                        =====      =====      =====

1. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

2. Tax-exempt income has been converted to a tax-equivalent basis using an incremental rate of 34%.

3. Tax-equivalent adjustments of $463,000 for 1999, $303,000 for 1998 and $157,000 for 1997 are included in the calculation of tax-exempt investment securities rate variances.

4. Tax-equivalent adjustments of $138,000 for 1999, $121,000 for 1998 and $103,000 for 1997 are included in the calculation of tax-exempt loan rate variances.

                                                              1999 ANNUAL REPORT

NONINTEREST INCOME

Noninterest income is derived from service charges, and service fees. Service charge income includes account charges and automatic teller machine income. Service fee income is mostly made up of commissions and gains.

For the year ended December 31, 1999, noninterest income was $2,499,639. This is an increase of $945,185 or 60.8% from $1,554,454 at December 31, 1998. The increase is mainly due to insurance service commissions from our new wholly owned subsidiary Barnes Bollinger Insurance Services, Inc. as well as increased activity in debit card services. Total insurance services commissions of $903,046, for the year ended December 31, 1999, represented 72.9% of service fees income.

For the year ended December 31, 1998, noninterest income increased $227,754 or 17.2% as compared to the previous year. The increase was due to full year of revenue from additional automatic teller machines, increased activity on the secondary mortgage market, and gains from the sale of securities.

NONINTEREST EXPENSE

Noninterest expense is composed of salaries and benefits, occupancy and equipment, and other operating expenses. For the year ended December 31, 1999, noninterest expense was $9,007,492. This is an increase of $850,991 or 10.4% from $8,156,501 at December 31, 1998. This increase is a reflection of expenses related to insurance operations plus a minimal increase of only 2.0% related to bank asset growth and operating costs.

Salaries and benefits represent the largest portion of total noninterest expense at 56.4%. Full time equivalent employees increased to 133 in 1999 from 125 in 1998. Salaries and benefits totaled $5,086,178 in 1999, up $563,548 or 12.5%
from $4,522,630 the previous year. Insurance services made up $522,220 of this increase, while bank operations employee expenses increased only $41,328. This modest increase in expense enabled the Bank to grow average assets per employee to $2.23 million in 1999, from $2.15 million in 1998.

Occupancy and equipment expense totaled $1,596,786 in 1999, up $312,430 from $1,284,356 in 1998. Technological advances as well as additional fixed assets needed for expansion and year 2000 technologies are reflected in this increase. Depreciation and maintenance expenses represent 68.4% of occupancy and equipment.

Other operating expense totaled $2,324,528 in 1999, down from $2,349,515 the previous year. In 1998, other operating expenses were higher due to the one-time legal and professional expenses related to becoming a public company.

For the year ended December 31, 1998, noninterest expense increased $847,457 or 11.6% from $7,309,044 at December 31, 1997. The increase was a result of growth, expansion of facilities, and one-time expenses of becoming a public company.

INCOME TAXES

Income tax expense increased to $1,228,823 in 1999 due to the higher level of pre-tax income. However the effective tax rate of income before taxes continues to decrease as the passive investment company in Delaware continues to have a positive impact on state income tax expense. In 1998 income tax expensed decreased to $1,055,407 from $1,163,898 in 1997 as a result of lower Maryland state tax. See note 11 to the consolidated financial statements for a reconciliation of expected income taxes at statutory rates to actual income taxes and effective tax rates for the past three years.

UNION NATIONAL BANCORP, INC.

INCOME TAXES

                                                                             EFFECTIVE TAX RATE
                                                              INCOME TAX                     OF
                                                                EXPENSES    INCOME BEFORE TAXES
-----------------------------------------------------------------------------------------------
1999                                                          $1,228,823                   27.7%
1998                                                          $1,055,407                   28.6%
1997                                                          $1,163,898                   32.7%

INVESTMENT SECURITIES PORTFOLIO COMPOSITION--BOOK VALUE (AMORTIZED COST)

                                                                 1999(1)       1998(1)       1997(1)
----------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of U.S.
  government agencies                                       $ 36,123,114   $28,277,413   $37,796,602
Obligations of states and political subdivisions              18,844,666    18,375,549     5,733,663
Mortgage-backed securities                                    48,783,384    47,939,626    26,990,405
Other securities                                               2,547,788     2,556,632         6,956
                                                            ------------   -----------   -----------
    TOTAL INVESTMENT SECURITIES                             $106,298,952   $97,149,220   $70,527,626
                                                            ============   ===========   ===========

Available for Sale                                          $ 73,679,865   $75,143,025   $57,107,787
Held to Maturity                                              32,619,087    22,006,195    13,419,839
                                                            ------------   -----------   -----------
    TOTAL INVESTMENT SECURITIES                             $106,298,952   $97,149,220   $70,527,626
                                                            ============   ===========   ===========

1. Reflects the cost of securities purchased, adjusted for premium amortization and discount accretion, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments.

                                                              1999 ANNUAL REPORT

SECURITIES PORTFOLIO

The total carrying value of holdings in the investment portfolio at year-end were $102,999,989 in 1999 and $97,560,157 in 1998. In 1998, the investment portfolio growth was due to increases in deposits, slower loan demand and borrowings from the Federal Home Loan Bank. In 1999, the slight growth in the investment portfolio was due to increases in deposits. Our strategy was to stay as fully invested as possible and increase income. The total portfolio had a duration of 5.02 years on December 31, 1999 compared to 3.7 years on December 31, 1998. These maturities represent estimates of the actual life of the instruments considering mortgage-back pay downs and calls for tax-free securities.

In 1999, there were $70,380,902 classified as available for sale and $32,619,087 as held to maturity, compared with $75,553,962 available for sale and $22,006,195 held to maturity in 1998. In 1998, declining rates caused an increase in values, and the fair value was $786,980 above amortized cost by year-end. In 1999 the exact opposite was true, rising rates had a detrimental effect of values and the fair value was $4,657,382 below amortized cost by year-end.

UNION NATIONAL BANCORP, INC.

MATURITY OF THE INVESTMENT SECURITIES PORTFOLIO

                                          1 Year or Less         1-5 Years                5-10 Years             Over 10 Years
                                   ---------------------   ----------------------   ----------------------   ----------------------
                                         Book    Average          Book    Average          Book    Average          Book    Average
                                        Value      Yield         Value      Yield         Value      Yield         Value      Yield
-----------------------------------------------------------------------------------------------------------------------------------
Held to Maturity:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                         $        -         -    $ 3,498,959      6.42%   $ 8,994,997      6.40%   $         -         -
Obligations of states and
  political subdivisions(1)           252,677      6.51%     3,331,806      7.15%     3,710,792      6.95%    11,049,391      7.00%
Mortgage-backed Securities                  -         -              -         -        996,103      5.91%       784,362      5.98%
                                   ----------              -----------              -----------              -----------
  TOTAL HELD TO MATURITY              252,677      6.51%     6,830,765      6.78%    13,701,892      6.51%    11,833,753      6.93%
                                   ----------              -----------              -----------              -----------

Available for Sale:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                                  -         -     14,881,018      6.02%     8,748,140      6.27%             -         -
Obligations of states and
  political subdivisions(1)                 -         -              -         -        500,000     14.58              -         -
Mortgage-backed Securities            467,888      6.00        898,880      6.21      1,638,025      6.80     43,998,126      6.51%
Equity Securities                           -         -      1,532,573      5.88      1,010,668      6.02          4,547
                                   ----------              -----------              -----------              -----------
  TOTAL AVAILABLE FOR SALE            467,888      6.00%    17,312,471      6.02%    11,896,833      6.67%    44,002,673      6.51%
                                   ----------              -----------              -----------              -----------

    TOTAL SECURITIES               $  720,565      6.18%   $24,143,236      6.23%   $25,598,725      6.59%   $55,836,426      6.60%
                                   ==========              ===========              ===========              ===========

                                           Totals
                                   -----------------------
                                           Book    Average
                                          Value      Yield
---------------------------------  -----------------------
Held to Maturity:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                         $ 12,493,956      6.41%
Obligations of states and
  political subdivisions(1)          18,344,666      7.01%
Mortgage-backed Securities            1,780,465      5.94%
                                   ------------
  TOTAL HELD TO MATURITY             32,619,087      6.72%
                                   ------------
Available for Sale:
U.S.Treasury securities and
  obligations of U.S. government
  agencies                           23,629,158      6.11%
Obligations of states and
  political subdivisions(1)             500,000     14.58
Mortgage-backed Securities           47,002,919      6.51
Equity Securities                     2,547,788      5.93
                                   ------------
  TOTAL AVAILABLE FOR SALE           73,679,865      6.42%
                                   ------------
    TOTAL SECURITIES               $106,298,952      6.51%
                                   ============

(1) Yields, calculated using amortized cost book values, are presented on a fully taxable equivalent basis using the federal statutory rate of 34%.

                                                              1999 ANNUAL REPORT

LOAN PORTFOLIO

Total loans outstanding on December 31, 1999 were $179,720,903 compared with $163,464,538 in 1998. The increase of $16,256,365 or 9.9% from the previous year is reflective of increased activity in consumer lending as well as growth in the residential mortgage portfolio. The portfolio represented 59.3% of total assets on December 31, 1999 compared with 57.6% in 1998.

The Company's loan portfolio mix has remained relatively constant over the years and is composed of commercial loans, residential loans, and consumer installment loans. At December 31, 1999 the commercial portfolio (including commercial real estate) represents 59.2% of the total portfolio and is comprised of commercial real estate mortgages, lines of credit, tax-exempt loans through local municipalities, and demand notes for various purposes, including but not limited to, working capital and equipment purchases. Some form of real estate collateralizes the majority of commercial loans. The residential portfolio at December 31, 1999 represents 18.3% of the overall loan portfolio and is a mix of well-seasoned mortgages along with more recent loans. Only a minimal number of these loans have a loan to value greater than 80%. Most residential mortgages are kept "in house", however the Company is involved in selling mortgages on the secondary market. The consumer portfolio at December 31, 1999 makes up the remaining 22.5%. Included in the consumer portfolio are direct installment loans for purposes such as vehicle purchases, debt consolidation, home improvements, and indirect installment loans purchased from approximately six auto dealerships, both new and used, and one farm equipment dealer. Unsecured personal lines of credit and personal time and demand loans comprise the remainder of the portfolio. The Company does not engage in foreign lending, and involvement in speculative real estate and land development is minimal. It is the Company's practice to lend primarily in the Carroll County market area and to meet the needs of the community.

Some risk is involved in all types of lending. The Company, however, attempts to minimize potential losses in all portfolios. Concentrations in commercial loans continue to be minimal except in the general area of real estate secured loans. The Company continues to expand the financial analysis and credit functions to enhance the capability of identifying potential risk in the commercial portfolio. Residential loans are generally well secured. Standard debt to income ratios are adhered to, and loan to value ratios greater than 80% require private mortgage insurance to reduce risk. The largest segment of the consumer portfolio is secured by motor vehicles. Use of debt to income ratios and recent Credit Bureau scores have assisted in the approval process. The collection department works delinquent accounts quickly and attempts to minimize losses in the consumer portfolio. Net Charge-offs were reduced in 1999 as a result of these efforts.

UNION NATIONAL BANCORP, INC.

The following table summarizes the composition of the loan portfolio at the periods indicated:

LOAN PORTFOLIO

DECEMBER 31,                                     1999           1998           1997           1996           1995
-----------------------------------------------------------------------------------------------------------------
Commercial                               $ 33,422,696   $ 31,170,049   $ 27,239,983   $ 27,563,398   $ 28,929,165
Real Estate-Construction                    4,400,853      4,646,007      5,893,105      1,842,538      2,494,150
Real Estate-Mortgage                      115,656,109    109,948,918    103,041,363     91,262,059     89,709,340
Installment                                26,513,020     18,020,174     22,609,757     27,219,780     26,368,732
                                         ------------   ------------   ------------   ------------   ------------
  GROSS LOANS                             179,992,678    163,785,148    158,784,208    147,887,775    147,501,387
Net deferred loan fees and costs             (271,775)      (320,610)      (436,521)      (537,235)      (679,793)
                                         ------------   ------------   ------------   ------------   ------------
  GROSS LOANS (NET OF DEFERRED FEES AND
    COSTS)                                179,720,903    163,464,538    158,347,687    147,350,540    146,821,594
Allowance for loan losses                  (1,792,921)    (1,772,895)    (1,793,112)    (1,772,433)    (1,769,077)
                                         ------------   ------------   ------------   ------------   ------------
  NET LOANS                              $177,927,982   $161,691,643   $156,554,575   $145,578,107   $145,052,517
                                         ============   ============   ============   ============   ============

MATURITY SCHEDULE OF LOANS

                                                                 Over One
                                     One year or less   Within Five years    Over Five years              Total
---------------------------------------------------------------------------------------------------------------
Commercial                                 $9,323,653        $11,625,568         $12,473,475        $33,422,696
Real Estate-Construction                      110,164            803,459           3,487,230          4,400,853
Real Estate-Mortgage                        2,940,697         24,752,652          87,962,760        115,656,109
Installment                                 3,666,883         21,011,985           1,834,152         26,513,020
                                     ----------------   ----------------    ----------------   ----------------
  TOTAL                                   $16,041,397        $58,193,664        $105,757,617       $179,992,678
                                     ================   ================    ================   ================
Total Loans with Predetermined
  Rates                                    $4,829,778        $49,285,070         $36,218,542        $90,333,390
Total Loans with Variable rates           $11,211,619         $8,908,594         $69,539,075        $89,659,288
                                     ----------------   ----------------    ----------------   ----------------
  TOTAL                                   $16,041,397        $58,193,664        $105,757,617       $179,992,678
                                     ================   ================    ================   ================

                                                              1999 ANNUAL REPORT

The following table allocates the allowance for credit losses by loan type. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific categories in which future charge-offs may ultimately occur:

ALLOWANCE FOR CREDIT LOSSES AND MANAGEMENT OF CREDIT RISK

YEARS ENDED DECEMBER 31,
                                       1999           1998           1997           1996           1995
-------------------------------------------------------------------------------------------------------
Average total loans            $171,272,762   $160,168,014   $148,586,476   $146,478,690   $144,641,805
                               ============   ============   ============   ============   ============
Balance, beginning of period   $  1,772,895   $  1,793,112   $  1,772,433   $  1,769,077   $  1,670,940
                               ------------   ------------   ------------   ------------   ------------
Less charge-offs:
  Commercial                         78,484        265,953        174,899        263,682         84,063
  Installment                       172,128         90,772        127,434        123,050        122,824
  Residential real estate            17,452         15,000          9,047             --             --
                               ------------   ------------   ------------   ------------   ------------
    TOTAL CHARGE-OFFS               268,064        371,725        311,380        386,732        206,887
                               ------------   ------------   ------------   ------------   ------------

Plus recoveries:
  Commercial                          9,453         17,225         21,891         17,051          2,668
  Installment                        23,637         83,850         35,160         44,037         37,356
  Residential real estate                --          4,433              8             --         53,000
                               ------------   ------------   ------------   ------------   ------------
    TOTAL RECOVERIES                 33,090        105,508         57,059         61,088         93,024
                               ------------   ------------   ------------   ------------   ------------

Net charge-offs                     234,974        266,217        254,321        325,644        113,863
                               ------------   ------------   ------------   ------------   ------------
Provision for credit losses         255,000        246,000        275,000        329,000        212,000
                               ============   ============   ============   ============   ============
Balance, end of period         $  1,792,921   $  1,772,895   $  1,793,112   $  1,772,433   $  1,769,077
                               ============   ============   ============   ============   ============
Allowance for credit losses
  to period-end gross
  loans--net                           1.00%          1.08%          1.13%          1.20%          1.21%
Allowance for credit losses
  to nonaccrual loans                800.41         349.61         252.78         140.72         322.48
Net charge-offs to average
  total loans                          0.14           0.17           0.17           0.22           0.08

UNION NATIONAL BANCORP, INC.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                               1999         1998         1997         1996         1995
-------------------------------------------------------------------------------------------------------
Commercial                               $1,354,620   $1,016,957   $1,140,580   $  853,418   $  455,916
Real Estate-mortgage                        131,951      163,516      160,978      302,760      110,694
Real Estate-construction                         --      102,515           --           --        4,095
Installment                                 290,404      312,936      271,757      309,883      355,320
Unallocated portion                          15,946      176,971      219,797      306,372      843,052
                                         ----------   ----------   ----------   ----------   ----------
  TOTAL ALLOWANCE FOR CREDIT LOSSES      $1,792,921   $1,772,895   $1,793,112   $1,772,433   $1,769,077
                                         ==========   ==========   ==========   ==========   ==========

LOAN CATAGORIES BY PERCENTAGES

                                                         1999             1998             1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------------
Commercial                                              59%              65%              60%              57%              57%
Residential Real Estate                                 18               17               19               22               22
Installment                                             23               18               21               21               21
                                                       ---              ---              ---              ---              ---
  TOTAL                                                100%             100%             100%             100%             100%
                                                       ===              ===              ===              ===              ===

                                                              1999 ANNUAL REPORT

A decrease in the level of the allowance as a percentage of loans is warranted because of improvement in the quality of the loan portfolio and the reduced risk factors of the loans. Management uses a detailed analysis of the portfolio to determine the adequacy of the allowance for credit losses. Prior loss history along with current trends, both nationally and locally, is taken into consideration. Additionally: (i) specific reserves are established on all classified loans where a loss seems imminent; (ii) a general reserve is established on identified problem loans where specific potential losses are not yet determined, but likely; (iii) smaller reserves are also established on criticized loans that have identifiable weaknesses but are not yet classified; and (iv) a general overall reserve is calculated on the entire remainder of the portfolio by loan type and included as an unallocated reserve allowance. It is the Company's practice to manage the risk elements of lending through rigorous credit evaluation of prospective borrowers, continuous review of the portfolio, diversification of the types of borrowers, and by maintaining a well-collateralized portfolio.

The following table details information concerning nonaccrual, restructured, and past due loans, as well as foreclosed assets. It is the policy of the Company to consider a loan not in the process of collection when there is doubt of the full repayment of the principal and interest when the loan is 90 days past due. When either event occurs, the loan is placed on nonaccrual status, any previously accrued income is charged against income, and no future income is accrued until performance is restored.

NONPERFORMING ASSETS

DECEMBER 31,                                     1999         1998         1997         1996       1995
-------------------------------------------------------------------------------------------------------
Nonaccrual loans                           $  224,000   $  507,105   $  709,348   $1,259,558   $548,578
Restructured loans                          2,036,123    1,836,186           --      123,940         --
Loans past due 90 or more days accruing
  interest                                     38,284      726,647      545,854       40,192         --
                                           ----------   ----------   ----------   ----------   --------
  TOTAL NONPERFORMING LOANS                 2,298,407    3,069,938    1,255,202    1,423,690    548,578
Foreclosed assets                                  --           --      215,000      391,236    183,067
                                           ----------   ----------   ----------   ----------   --------
  TOTAL NONPERFORMING ASSETS               $2,298,407   $3,069,938   $1,470,202   $1,814,926   $731,645
                                           ==========   ==========   ==========   ==========   ========
Nonperforming loans to gross loans at
  period-end                                     1.28%        1.88%        0.79%        0.97%      0.37%
Nonperforming assets to period-end gross
  loans plus foreclosed assets                   1.28%        1.88%        0.93%        1.23%      0.50%

NONPERFORMING ASSETS

The loans listed above as nonaccrual are significantly past due and not considered to be in the process of collection. Income recorded on these loans as compared to income expected under the original loan agreements for the years ended December 31, 1999, 1998 and 1997 is detailed in the following table.

                                                              INCOME RECORDED   INCOME EXPECTED
-----------------------------------------------------------------------------------------------
1999                                                                       --            17,366
1998                                                                   29,598            43,440
1997                                                                   38,709           132,144

Once the collection is deemed to be unlikely over the foreseeable future, a loan is charged-off. Even though a loan is charged-off, the Company continues to work with a borrower to collect the entire balance whenever possible. In addition to the above loans, certain other loans, estimated to aggregate $132,862 at December 31, 1999, are currently being paid out in accordance with their terms but, in the opinion of management, there is doubt as to the ability of the borrowers to comply with the repayment terms in the

UNION NATIONAL BANCORP, INC.

future. As evidenced by the 1999 and 1998 figures, management continues to focus effort on improving the quality of the loan portfolio by working on problem loans. While management does not anticipate any loss not previously provided for on these loans, changes in the financial condition of these borrowers may necessitate future modifications in the repayment terms.

DEPOSITS

The Company uses deposits as the primary source of funding of its assets. The Company has experienced continuous growth of deposits, especially in certificates of deposit. The Company offers individuals, businesses and non-profit organizations a variety of accounts. These accounts, including checking, savings, money market, and certificates of deposit are obtained primarily from the communities which the Company services. The following table details the average amount, the average rate paid on, and the percent of the total, of the following primary deposit categories for the past three years:

                                             1999                              1998                             1997
                                -------------------------------   ------------------------------   ------------------------------
                                  Average                 % of     Average                 % of     Average                 % of
(IN THOUSANDS)                    Balance      Rate      Total     Balance      Rate      Total     Balance      Rate      Total
---------------------------------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING DEMAND
  DEPOSITS                      $  26,112         -      11.41%   $ 24,370         -      11.37%   $ 22,849         -      11.46%
                                ---------              -------    --------              -------    --------              -------
Interest-bearing demand
  deposits                         30,827      1.56%     13.47%     25,107      1.96%     11.71      19,787      2.04%      9.92
Regular savings deposits           33,381      2.25      14.59      33,274      2.72      15.52      31,470      2.73      15.78
Money market savings deposits      16,351      2.72       7.14      18,075      3.06       8.43      17,919      3.16       8.98
Time deposits                     122,198      5.27      53.39     113,554      5.52      52.97     107,410      5.47      53.86
                                ---------              -------    --------              -------    --------              -------
  TOTAL INTEREST-BEARING
    DEPOSITS                    $ 202,757      4.01      88.59    $190,010      4.32      88.63    $176,586      4.36      88.54
                                ---------              -------    --------              -------    --------              -------
    TOTAL DEPOSITS              $ 228,869      3.55%    100.00%   $214,380      3.83%    100.00%   $199,435      3.86%    100.00%
                                =========   =======    =======    ========   =======    =======    ========   =======    =======

Total deposits were $232,177,952 on December 31, 1999 as compared to $226,337,379 on December 31, 1999. The main source of deposits in 1999 was time deposits which grew $6.4 million or 5.5% to $123,286,039. In addition, checking accounts, regular savings and money market accounts rose slightly to $108,891,913, an decrease of $553,503 or 0.5%.

The following is a summary of the maturity distribution of certificates of deposit in the amount of $100,000 or more as of December 31, 1999:

                                                        1999                    1998                    1997
                                                 -------------------     -------------------     -------------------
(IN THOUSANDS)                                    Amount    Percent       Amount    Percent       Amount    Percent
--------------------------------------------------------------------------------------------------------------------
Maturing in:
Three months or less                             $ 3,973      17.57%     $ 4,250      18.77%     $ 4,689      23.42%
Over three months through six months               5,576      24.66        3,406      15.04        2,559      12.78
Over six months through twelve months              5,822      25.75        5,376      23.74        3,692      18.44
Over twelve months                                 7,238      32.01        9,615      42.45        9,084      45.36
                                                 -------     ------      -------     ------      -------     ------
                                                 $22,609     100.00%     $22,647     100.00%     $20,024     100.00%
                                                 =======     ======      =======     ======      =======     ======

                                                              1999 ANNUAL REPORT

OTHER BORROWINGS

Short-term borrowings consist of Federal Funds purchased, repurchase agreements, and borrowings from the Federal Reserve Bank and correspondent banks.

In September of 1999, management borrowed an additional $5,000,000 from the Federal Home Loan Bank to fund loans. At the same time, management rolled over $10,000,000 on a called note. In June of 1998, management drew on $10,000,000 of its line of credit with the Federal Home Loan Bank to fund securities purchases. Borrowings from the Federal Home Loan Bank averaged $21,342,466 during 1999 and $15,000,000 during 1998.

Repurchase agreements averaged $19,051,891 during 1999 compared to $16,362,656 during 1998. At year-end, they were $16,269,157 in 1999 and $13,577,689 in 1998.
These funds included customer repurchase agreements in addition to those funds that were obtained solely to provide liquidity.

Federal Funds purchased average $1,954,822 during 1999 and were $2,000,000 at year-end. These funds were not utilized in 1998 and were used in 1999 to provide short term liquidity when needed.

FED FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

YEARS ENDED DECEMBER 31,                                            1999          1998          1997
----------------------------------------------------------------------------------------------------
SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE
Total outstanding at year end                                $16,269,157   $13,577,656   $13,776,373
Average amount outstanding during the year                    19,051,891    16,362,656    11,771,647
Maximum outstanding at any month-end                          33,755,079    30,005,162    21,670,304
Weighted-average interest rate at year-end                          4.44%         3.92%         5.02%
Weighted-average interest rate during the year                      4.03%         4.71%         4.56%

FED FUNDS PURCHASED
Total outstanding at year end                                $ 2,000,000            --            --
Average amount outstanding during the year                     1,954,822            --            --
Maximum outstanding at any month-end                           7,000,000            --            --
Weighted-average interest rate at year-end                          4.79%           --            --
Weighted-average interest rate during the year                      6.21%           --            --

UNION NATIONAL BANCORP, INC.

LIQUIDITY

Assuring adequate liquidity involves meeting future cash flow needs. Reducing asset balances, increasing deposits and short term borrowings can provide this liquidity, or a combination of both may be employed. Traditionally, the Company has maintained a strong liquidity position because core deposit growth has been able to match loan growth. Federal Funds sold is the Bank's most liquid earning asset. Other sources include money market instruments and securities classified as available for sale. In addition to these sources, the Bank has total credit lines of $52 million available from correspondent banks of which $27 million were in use at year-end.

On December 31, 1999 securities available for sale and federal funds sold totaled $71,180,775, compared with $84,520,602 in 1998. These funds averaged $81,990,016 in 1999 and $77,653,773 in 1998. Managing the maturities of loans, securities, and certificates of deposit also provides asset liquidity.

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

The Company's rate-sensitivity position reflected in the following table, "Interest Rate Sensitivity Analysis," shows a liability sensitive gap. This analysis makes several assumptions. First, noninterest-bearing, money market, and savings accounts are not rate sensitive. Convertible CD's are shown by their maturity dates and in a rapidly rising rate environment, this category would exhibit additional sensitivity. Second, mortgage-

                                                              1999 ANNUAL REPORT

backed securities are projected at the average levels experienced over the most recent three months. Finally, repayment of loan principal is projected at the most recent level.

                                                               MATURING OR REPRICING IN:
                                                  ----------------------------------------------------
                                                     1-90      91-180    181-365        1-5     Over 5
(IN THOUSANDS)                                       Days        Days       Days      Years      Years
------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS
  Loans                                           $37,326    $  8,947   $ 18,479   $105,927   $  9,042
  Securities                                        2,425       3,397      5,697     37,358     54,123
  Federal funds sold                                  800           -          -          -          -
                                                  -------    --------   --------   --------   --------
    TOTAL RATE-SENSITIVE ASSETS                   $40,551    $ 12,344   $ 24,176   $143,285   $ 63,165
                                                  =======    ========   ========   ========   ========
  Cumulative rate-sensitive assets                $40,551    $ 52,895   $ 77,071   $220,356   $283,521
                                                  =======    ========   ========   ========   ========

RATE-SENSITIVE LIABILITIES
  Interest bearing checking                       $    --    $      -   $      -   $      -   $ 32,909
  Money market deposits                                --           -          -          -     14,981
  Regular savings                                      --           -          -          -     32,127
  Certificates of deposits                         22,732      24,647     38,309     35,718      2,228
  Other borrowings                                 18,269           -          -     25,000          -
                                                  -------    --------   --------   --------   --------
    TOTAL RATE-SENSITIVE LIABILITIES              $41,001    $ 24,647   $ 38,309   $ 60,718   $ 82,245
                                                  =======    ========   ========   ========   ========
  Cumulative rate-sensitive liabilities           $41,001    $ 65,648   $103,957   $164,675   $246,920
                                                  =======    ========   ========   ========   ========
Period gap                                        $  (450)   $(12,303)  $(14,133)  $(82,567)  $(19,080)
Cumulative gap                                    $  (450)   $(12,753)  $(26,886)  $(55,681)  $(36,601)
Cumulative rate-sensitive assets to
  rate-sensitive liabilities                        98.90%      80.57%     74.14%    133.81%    114.82%
Cumulative gap to total assets                      (0.15)%     (4.21)%    (8.88)%    18.38%     12.08%

UNION NATIONAL BANCORP, INC.

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

PRINCIPAL AMOUNTS MATURING IN:
                                      FAIR
(IN THOUSANDS)                       VALUE      2000       2001       2002       2003       2004    THEREAFTER
------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE ASSETS:
  Fixed interest rate loans       $ 91,458   $ 4,830    $ 5,416    $12,305    $ 9,808    $21,756     36,218
    Average interest rate                       8.63%      9.01%      8.92%      8.56%      8.41%      7.83%
  Variable interest rate loans    $ 79,923   $11,212    $ 3,548    $ 1,529    $ 1,005    $ 2,827    $69,539
    Average interest rate                       9.28%      9.71%      9.66%      9.48%      9.28%      8.16%
  Fixed interest rate securities  $100,344   $   718    $ 3,433    $ 2,502    $ 8,647    $ 6,669    $79,710
    Average interest rate                       5.82%      5.33%      5.71%      5.83%      6.25%      6.04%
  Variable interest rate
    securities                    $  1,298   $     -    $     -    $     -    $     -    $     -    $ 1,321
    Average interest rate                          -          -          -          -          -       6.24%
  Other interest-bearing assets   $    800   $   800    $     -    $     -    $     -    $     -    $     -
    Average interest rate                       5.21%         -          -          -          -          -

                                  FAIR VALUE       2000       2001       2002       2003       2004   THEREAFTER
----------------------------------------------------------------------------------------------------------------
RATE-SENSITIVE LIABILITIES:
  Noninterest-bearing checking     $ 28,527    $     -    $     -    $     -    $     -    $     -      $28,247
    Average interest rate                            -          -          -          -          -            -
  Savings and interest-bearing
    checking                       $ 86,877    $     -    $     -    $     -    $     -    $     -      $80,365
    Average interest rate                            -          -          -          -          -         2.03%
  Time deposits                    $123,095    $86,729    $25,410    $ 7,453    $ 1,658    $ 1,832      $   204
    Average interest rate                         5.13%      5.39%      5.84%      5.22%      4.91%        5.30%
  Fixed interest rate borrowings   $ 24,958    $ 2,000    $     -    $     -    $     -    $15,000      $10,000
    Average interest rate                         5.88%         -          -          -       5.54%        5.51%
  Variable interest rate
    borrowings                     $ 16,269    $16,269    $     -    $     -    $     -    $     -      $     -
    Average interest rate                         4.44%         -          -          -          -            -

                                                              1999 ANNUAL REPORT

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

The Company's capital position is presented in the following table:

                                                                   DECEMBER 31,
                                                              -----------------------    REGULATORY
                                                                  1999           1998   REQUIREMENT
---------------------------------------------------------------------------------------------------
Tier 1 capital to risk weighted assets......................   13.0%          12.1%        4.0%
Total capital to risk weighted assets.......................   14.0%          13.1%        8.0%
Capital leverage ratio......................................    8.6%           8.2%        4.0%

RECENT STOCK PRICE RANGES AND DIVIDENDS

The Company's stock, although now publicly traded, is sold and exchanged principally among area residents. There were 463 stockholders of record as of December 31, 1999. The table below shows the range from the lowest price paid to the highest along with dividend payments each quarter.

                                           1999                              1998                              1997
                              -------------------------------   -------------------------------   -------------------------------
                                  PRICE RANGE                       PRICE RANGE                       PRICE RANGE
                              -------------------   DIVIDENDS   -------------------   DIVIDENDS   -------------------   DIVIDENDS
                                   LOW       HIGH    DECLARED        LOW       HIGH    DECLARED        LOW       HIGH    DECLARED
---------------------------------------------------------------------------------------------------------------------------------
1st Quarter                    $29.50     $38.50     $0.110      $16.82     $22.75     $0.091      $14.55     $16.82     $0.068
2nd Quarter                     26.25      32.75      0.115       19.09      30.45      0.095       15.00      16.93      0.073
3rd Quarter                     26.00      28.50      0.115       25.45      28.18      0.100       15.11      16.82      0.082
4th Quarter                     27.00      29.25      0.120       29.00      32.00      0.110       15.11      17.27      0.086

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

YEAR 2000 CONVERSION

Union National Bank's computer systems operated normally before, during and after the Year 2000 event.

Over the course of the event, we methodically evaluated computers and other equipment to ensure expected performance levels and accuracy were maintained. No problems were encountered and at no time did management resort to Year 2000 contingency plans.

The Year 2000 Project team continues to monitor system performance and verify the accuracy of information. This initiative will focus on various dates throughout 2000, including February 29, 2000.

As of December 31, 1999, we spent $67,068 to evaluate, upgrade and test our systems and to communicate Year 2000 progress to our customers. This expense did not have, and will not have a material impact on past or future operating results or our financial condition. The project is ongoing and actual results could differ from what has been anticipated.

INSURANCE SUBSIDIARY ACQUISITION

In June 1999, Union National Bank acquired Barnes Bollinger Insurance Services as a wholly owned subsidiary. Barnes Bollinger is a full service insurance agency headquartered in Carroll County providing a full range of business, personal, life, group medical, disability, and long term care coverages.

PROPOSED MERGER

On January 20, 2000 the Company entered into an agreement and plan of affiliation merger with Mercantile Bancshares Corporation. Under the proposal, the Company's shareholders will receive 1.15 shares of the Mercantile's $2.00 par common stock for each share of common stock of the Company. Consummation of the proposed sale is subject to regulatory approval and approval of two-thirds of the Company's shareholders.

SECURITIES AND EXCHANGE COMMISSION WEB SITE INFORMATION

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission, including the Company; that address is: HTTP:\\WWW.SEC.GOV.

                                                              1999 ANNUAL REPORT

SELECTED FINANCIAL DATA 1995-1999

                                                                    FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)           ----------------------------------------------------
                                                              1999       1998       1997       1996       1995
RESULTS FROM OPERATIONS
--------------------------------------------------------------------------------------------------------------
Interest Income                                           $ 21,427   $ 20,377   $ 18,214   $ 17,361   $ 17,091
Interest Expense                                            10,232      9,836      8,393      8,099      8,092
                                                          --------   --------   --------   --------   --------
  Net Interest Income                                       11,195     10,541      9,821      9,262      8,999
Provision for Credit Losses                                    255        246        275        329        212
                                                          --------   --------   --------   --------   --------
  Net Interest Income after Provision for Credit Losses     10,940     10,295      9,546      8,933      8,787
Noninterest Income                                           2,499      1,554      1,327      1,086        977
Noninterest Expense                                          9,007      8,156      7,309      7,255      7,114
                                                          --------   --------   --------   --------   --------
  Income Before Income Taxes                                 4,432      3,693      3,564      2,764      2,650
  Provision for Income Taxes                                 1,229      1,055      1,164        934        890
                                                          --------   --------   --------   --------   --------
    NET INCOME                                            $  3,203   $  2,638   $  2,400   $  1,830   $  1,760
                                                          ========   ========   ========   ========   ========

FINANCIAL CONDITION
--------------------------------------------------------------------------------------------------------------
Total assets                                              $302,928   $283,913   $250,781   $225,131   $218,891
Investment securities (including available for sale)       103,000     97,560     70,940     54,389     51,320
Loans, net of unearned income                              179,721    163,465    158,348    147,351    146,822
Allowance for loan losses                                    1,793      1,773      1,793      1,772      1,769
Deposits                                                   232,178    226,337    205,639    199,291    193,462
Long-term debt                                              25,000     20,000     10,000
Stockholders' Equity                                        25,583     22,237     20,064     17,900     16,421

PER SHARE DATA
--------------------------------------------------------------------------------------------------------------
Net Income -- Basic                                       $   1.68   $   1.43   $   1.30   $   1.00   $   0.96
Diluted                                                       1.67       1.43       1.30       1.00       0.96
Dividends                                                     0.46       0.40       0.31       0.26       0.24
Stockholders' equity                                         13.03      12.01      10.89       9.75       8.95

PERFORMANCE RATIOS
--------------------------------------------------------------------------------------------------------------
Return on average assets                                      1.08%      0.98%      1.02%      0.83%      0.82%
Return on average equity                                     13.30      12.46      12.71      10.61      11.34
Net interest margin on average earning assets                 4.18       4.29       4.53       4.53       4.56
Efficiency (noninterest expense / (net interest income +
  noninterest income))                                       65.77      67.43      65.56      70.11       71.3

LIQUIDITY AND CAPITAL RATIOS
--------------------------------------------------------------------------------------------------------------
Stockholders' equity (% assets)                               8.44%      7.83%      8.00%      7.95%      7.50%
Risk-based:
  Tier 1 Capital                                             13.03      12.14      11.73      11.60      10.78
  Total Capital                                              13.95      13.12      12.78      12.80      11.92
Average Equity to Average Assets                              8.10%      7.88%      8.06%
Dividends per share / earnings per share                     27.38      27.97      23.84      26.00      25.00
Loans to deposits                                            77.41      72.22      77.00      73.94      75.89

ASSET QUALITY RATIOS
--------------------------------------------------------------------------------------------------------------
Allowance for credit losses to total loans                    1.00%      1.08%      1.13%      1.20%      1.21%
Allowance for credit losses to non-performing loans          78.01      57.75     142.85     124.50     322.24
Net loan charge-offs to average total loans                   0.14       0.17       0.17       0.22       0.08

UNION NATIONAL BANCORP, INC.

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Union National Bancorp, Inc.
Westminster, Maryland

We have audited the accompanying consolidated balance sheets of Union National Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Union National Bancorp, Inc. and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

Frederick, Maryland
January 21, 2000

                                                              1999 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1999 AND 1998

                                                                      1999           1998
                                                              ------------   ------------
ASSETS
-----------------------------------------------------------------------------------------
Cash and due from banks                                       $  7,496,284   $  7,140,409
Interest bearing deposits with banks                                23,983          8,037
Federal funds sold                                                 799,873      7,716,140
Investment securities available for sale-at fair value          70,380,902     75,553,962
Investment securities held to maturity-at amortized
  cost-fair value of $31,260,668 (1999) and $22,382,238
  (1998)                                                        32,619,087     22,006,195
Loans                                                          179,720,903    163,464,538
Less: allowance for credit losses                               (1,792,921)    (1,772,895)
                                                              ------------   ------------
Loans-net                                                      177,927,982    161,691,643
                                                              ------------   ------------
Premises and equipment                                           4,059,081      4,326,226
Accrued interest receivable                                      2,000,671      1,699,794
Goodwill                                                         2,204,923              -
Deferred tax                                                     2,536,222      1,087,083
Other assets                                                     2,879,100      2,683,946
                                                              ------------   ------------
    TOTAL ASSETS                                              $302,928,108   $283,913,435
                                                              ============   ============
LIABILITIES
-----------------------------------------------------------------------------------------
Deposits:
  Noninterest-bearing deposits                                $ 28,526,731   $ 28,247,301
  Interest-bearing deposits                                    203,651,221    198,090,078
                                                              ------------   ------------
    TOTAL DEPOSITS                                             232,177,952    226,337,379

Short-term borrowings                                           18,269,157     13,577,689
Federal Home Loan Bank borrowings                               25,000,000     20,000,000
Accrued expenses and other liabilities                           1,898,117      1,761,688
                                                              ------------   ------------
    TOTAL LIABILITIES                                          277,345,226    261,676,756
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES (NOTES 4 & 11)

STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------
Common stock-$.01 par; 10,000,000 shares authorized;
  1,964,128 shares in 1999 and 1,851,458 shares in 1998
  issued and outstanding                                            19,640         18,514
Capital surplus                                                 16,831,138     13,570,913
Accumulated other comprehensive income (loss)                   (2,020,588)       203,833
Retained earnings                                               10,752,692      8,443,419
                                                              ------------   ------------
    TOTAL STOCKHOLDERS' EQUITY                                  25,582,882     22,236,679
                                                              ------------   ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $302,928,108   $283,913,435
                                                              ============   ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UNION NATIONAL BANCORP, INC.

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                     1999          1998          1997
                                                              -----------   -----------   -----------
INTEREST INCOME:
-----------------------------------------------------------------------------------------------------
Interest and fees on loans                                    $14,677,761   $14,558,024   $13,652,870
Interest and dividends on investment securities:
  Taxable interest on mortgage backed securities                3,251,724     2,562,551     1,361,956
  Other taxable interest and dividends                          2,299,415     1,931,675     2,432,532
  Nontaxable interest                                             896,689       586,900       303,532
Interest on deposits at other banks                                 1,659         3,568         3,762
Interest on federal funds sold                                    299,834       734,448       459,479
                                                              -----------   -----------   -----------
    TOTAL INTEREST INCOME                                      21,427,082    20,377,166    18,214,131
                                                              -----------   -----------   -----------
INTEREST EXPENSE:
-----------------------------------------------------------------------------------------------------
Interest on deposits:
  Certificates of deposit of $100,000 and more                  1,000,111     1,118,868     1,021,731
  Other deposits                                                7,244,588     7,093,244     6,677,699
                                                              -----------   -----------   -----------
    TOTAL INTEREST ON DEPOSITS                                  8,244,699     8,212,112     7,699,430
  Interest on short-term borrowings                               768,086       770,918       537,058
  Interest on Federal Home Loan Bank borrowings                 1,219,527       852,858       156,299
                                                              -----------   -----------   -----------
    TOTAL INTEREST EXPENSE                                     10,232,312     9,835,888     8,392,787
                                                              -----------   -----------   -----------
Net interest income                                            11,194,770    10,541,278     9,821,344
  Provision for credit losses                                     255,000       246,000       275,000
                                                              -----------   -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES          10,939,770    10,295,278     9,546,344
                                                              -----------   -----------   -----------
NONINTEREST INCOME:
-----------------------------------------------------------------------------------------------------
  Service charges on deposit accounts                           1,261,106     1,105,455     1,023,404
  Other service charges                                           230,208       205,089       162,104
  Insurance services commissions                                  903,046             -             -
  Net gain on sale of securities                                        -       107,111             -
  Other income                                                    105,279       136,799       141,192
                                                              -----------   -----------   -----------
    TOTAL NONINTEREST INCOME                                    2,499,639     1,554,454     1,326,700
                                                              -----------   -----------   -----------
NONINTEREST EXPENSE:
-----------------------------------------------------------------------------------------------------
  Salaries and employee benefits                                5,086,178     4,522,630     4,057,005
  Occupancy expense                                               903,405       859,869       756,231
  Equipment expense                                               693,381       424,487       430,638
  Computer service fees                                           560,339       514,981       418,459
  FDIC assessment                                                  26,189        25,168        24,559
  Legal and professional                                          177,303       266,407       173,399
  Check clearing fees                                              77,223        59,827        71,031
  Other expenses                                                1,483,474     1,483,132     1,377,722
                                                              -----------   -----------   -----------
    TOTAL NONINTEREST EXPENSES                                  9,007,492     8,156,501     7,309,044
                                                              -----------   -----------   -----------
INCOME BEFORE INCOME TAXES                                      4,431,917     3,693,231     3,564,000
PROVISION FOR INCOME TAXES                                      1,228,823     1,055,407     1,163,898
                                                              -----------   -----------   -----------
NET INCOME                                                    $ 3,203,094   $ 2,637,824   $ 2,400,102
                                                              ===========   ===========   ===========
EARNINGS PER COMMON SHARE       BASIC                         $      1.68   $      1.43   $      1.30
                                                              ===========   ===========   ===========
                               DILUTED                        $      1.67   $      1.43   $      1.30
                                                              ===========   ===========   ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              1999 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                    1999         1998         1997
--------------------------------------------------------------------------------------------------
Net Income                                                    $3,203,094   $2,637,824   $2,400,102
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAXES
  Unrealized holding gains (losses) arising during period     (3,624,016)     196,223      338,419
  Less: reclassification adjustment for gains included in
    net income                                                        --      107,111           --
                                                              ----------   ----------   ----------
  Other comprehensive income (loss), before tax               (3,624,016)      89,112      338,419
  Income tax benefit (expense) related to items of other
    comprehensive income (loss)                                1,399,595      (34,415)    (130,697)
                                                              ----------   ----------   ----------
Other comprehensive income (loss), net of taxes               (2,224,421)      54,697      207,722
COMPREHENSIVE INCOME                                          $  978,673   $2,692,521   $2,607,824
                                                              ==========   ==========   ==========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

UNION NATIONAL BANCORP, INC.

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                            ACCUMULATED
                                                                                  OTHER
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND    COMMON       CAPITAL   COMPREHENSIVE      RETAINED
1997                                                STOCK       SURPLUS          INCOME      EARNINGS         TOTAL
-------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                     $ 8,340    $ 8,342,055    $   (58,586)   $ 9,608,531   $17,900,340
  Net income                                          --             --             --      2,400,102     2,400,102
  Cash dividends ($.31 per share)                     --             --             --       (567,120)     (567,120)
  Dividend reinvestment plan                          34        127,060             --         (3,812)      123,282
  Two-for-one stock split effected in the form
    of a 100% stock dividend                       8,374             --             --         (8,374)           --
  Unrealized appreciation on securities
    available for sale (net of tax)                   --             --        207,722             --       207,722
                                                 -------    -----------    -----------    -----------   -----------

BALANCE AT DECEMBER 31, 1997                      16,748      8,469,115        149,136     11,429,327   $20,064,326
  Net income                                          --             --             --      2,637,824     2,637,824
  Cash dividends ($.40 per share)                     --             --             --       (740,829)     (740,829)
  Dividend reinvestment plan                          84        227,441             --         (6,864)      220,661
  Stock dividend (10%)                             1,682      4,874,357             --     (4,876,039)           --
  Unrealized appreciation on securities
    available for sale (net of tax)                   --             --         54,697             --        54,697
                                                 -------    -----------    -----------    -----------   -----------

BALANCE AT DECEMBER 31, 1998                      18,514     13,570,913        203,833      8,443,419    22,236,679
  Net income                                          --             --             --      3,203,094     3,203,094
  Cash dividends ($.46 per share)                     --             --             --       (887,607)     (887,607)
  Dividend reinvestment plan                          70        208,507             --         (6,214)      202,363
  Additional Shares issued for insurance agency
    acquisition                                    1,056      3,051,718             --             --     3,052,774
  Unrealized depreciation on securities
    available for sale (net of tax)                   --             --     (2,224,421)            --    (2,224,421)
                                                 -------    -----------    -----------    -----------   -----------

BALANCE AT DECEMBER 31, 1999                     $19,640    $16,831,138    $(2,020,588)   $10,752,692   $25,582,882
                                                 =======    ===========    ===========    ===========   ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              1999 ANNUAL REPORT

UNION NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997                  1999           1998           1997
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $  3,203,094   $  2,637,824   $  2,400,102
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provisions for credit losses                                   255,000        246,000        275,000
    Depreciation and amortization                                  845,369        663,236        641,442
    Gain on sale of foreclosed real estate and other assets              -           (990)       (21,128)
    Net gain on sale of securities                                       -       (107,111)             -
    Provision for deferred income tax (benefits)                   (50,458)       (15,494)       (21,378)
    Provision for foreclosed real estate                                 -         85,160         75,000
    Non-cash contribution                                            1,021          1,404          1,571
    Net decrease (increase) in accrued interest receivable        (300,877)         9,020       (416,620)
    Net increase in accrued expenses and other liabilities         136,430        460,302        170,285
    Other--net                                                     935,002       (573,062)        26,689
                                                              ------------   ------------   ------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                    5,024,581      3,406,289      3,130,963
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available for sale securities                   (19,237,610)   (84,510,680)   (34,962,184)
  Proceeds from sale of available for sale securities                    -     15,997,507              -
  Proceeds from maturities of available for sale securities     20,375,814     50,542,642     15,235,953
  Purchase of held to maturity securities                      (12,994,387)   (13,161,433)             -
  Proceeds from maturities of held to maturity securities        2,403,923      4,678,461      3,785,800
  Proceeds from sale of other real estate and other assets               -        349,550        537,364
  Net increase in loans                                        (16,524,430)    (5,601,798)   (11,666,468)
  Premises and equipment acquired                                 (439,133)      (783,638)      (918,705)
                                                              ------------   ------------   ------------
    NET CASH USED IN INVESTING ACTIVITIES                      (26,415,823)   (32,489,389)   (27,988,240)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits, NOW
    accounts, money market accounts, and savings accounts       18,722,497     25,979,546      3,579,932
  Net increase (decrease) in time deposits                     (12,881,925)    (5,280,961)     2,767,428
  Net increase (decrease) in short-term borrowings               4,691,468       (198,684)     6,967,776
  Proceeds from Federal Home Loan Bank borrowings                5,000,000     10,000,000     10,000,000
  Dividend reinvestment plan                                       202,363        220,661        123,282
  Cash dividends paid                                             (887,607)      (740,829)      (567,120)
                                                              ------------   ------------   ------------
    NET CASH PROVIDED BY FINACING ACTIVITIES                    14,846,796     29,979,733     22,871,298
                                                              ------------   ------------   ------------
Net Increase (Decrease) In Cash And Cash Equivalents            (6,544,446)       896,633     (1,985,979)
Cash And Cash Equivalents At Beginning Of Year                  14,864,586     13,967,953     15,953,932
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $  8,320,140   $ 14,864,586   $ 13,967,953
                                                              ============   ============   ============
Supplemental Disclosures Of Cash Flow Information:
  Interest paid                                               $ 10,201,001   $  9,849,303   $  8,367,151
                                                              ============   ============   ============
  Income taxes paid                                           $  1,125,000   $  1,024,000   $  1,490,000
                                                              ============   ============   ============
Non-Cash Investing Activities
  Purchased insurance subsidiary                              $  3,052,774   $          -   $          -
                                                              ============   ============   ============
  Transfer from loans to foreclosed real estate               $          -   $    218,731   $    415,000
                                                              ============   ============   ============

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

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on these loans is reversed from income. Interest payments received on such loans generally are applied as a reduction of the loan principal balance unless the likelihood of further loss is remote.

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

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

INTANGIBLE ASSETS

Intangible assets consist only of goodwill related to the acquisition of the insurance subsidiary. Goodwill represents the excess of the cost of the company acquired over the fair value of assets at the date of acquisition and is being amortized on a straight line basis over 25 years.

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

BASIC AND DILUTED EARNINGS PER COMMON SHARE

In 1997 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement established new standards for computing and presenting earnings per share ("EPS"). It replaced the former presentation of primary EPS with a presentation of basic EPS and, when applicable, requires the dual presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted EPS

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reflects the potential dilution that could occur if other contracts to issue common stock were exercised. Per share amounts are based on weighted-average number of shares outstanding during each year as follows:

                                                                  1999         1998         1997
------------------------------------------------------------------------------------------------
BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING                    1,904,811    1,847,663    1,834,819
Effect of stock options                                          7,994        5,693           --
DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING                  1,912,805    1,853,356    1,834,819

CASH FLOWS

The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions: Cash and due from banks, Interest bearing deposits with banks and Federal funds sold.

2. ACQUISITION OF INSURANCE SUBSIDIARY

On June 18, 1999, the Company acquired Barnes Bollinger Insurance
Services, Inc. (Barnes Bollinger) a local full service insurance agency headquartered in Carroll County. The purchase price of approximately
$3.0 million was effected through the exchange of 105,633 shares of the Company's common stock for all of the outstanding common stock of Barnes Bollinger. The acquisition has been accounted for under the purchase method of accounting and the results of operations of Barnes Bollinger have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair market value of net assets acquired, of $2.3 million, was recognized as goodwill and is being amortized on a straight-line basis over 25 years.

The following tables present the unaudited proforma separate and combined results of operations of the Company and Barnes Bollinger as if its acquisition had occurred on January 1, 1998:

                                                                                       NET INCOME
YEAR ENDED DECEMBER 31, 1998                               TOTAL INCOME   NET INCOME    PER SHARE
-------------------------------------------------------------------------------------------------
  Company                                                  $21,931,620    $2,637,824     $1.43
  Barnes Bollinger                                           1,304,094        80,577        --
  Proforma (unaudited)                                      23,235,714     2,718,401      1.39

Year ended December 31, 1999
  Company                                                  $23,926,721    $3,203,094     $1.68
  Barnes Bollinger                                             599,003         6,101        --
  Proforma (unaudited)                                      24,525,724     3,209,195      1.64

3. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. The amounts of such reserves totaled $2,044,000 at December 31, 1999 and $1,662,000 at December 31, 1998. The average daily reserve balance maintained during 1999 was $2,061,000 and 1998 was $1,539,000.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale at December 31, were as follows:

AVAILABLE FOR SALE:

                                                                   GROSS        GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED          FAIR
1999                                                   COST        GAINS       LOSSES         VALUE
---------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
  U.S. government agencies                      $23,629,158    $     --    $  815,171   $22,813,987
Obligations of states and political
  subdivisions                                      500,000      85,698            --       585,698
Mortgage-backed securities                       47,002,919       8,596     2,543,391    44,468,124
                                                -----------    --------    ----------   -----------
Total debt securities                            71,132,077      94,294     3,358,562    67,867,809
Equity securities                                 2,547,788      96,805       131,500     2,513,093
                                                -----------    --------    ----------   -----------
TOTAL                                           $73,679,865    $191,099    $3,490,062   $70,380,902
                                                ===========    ========    ==========   ===========

                                                                    GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED          FAIR
1998                                                    COST        GAINS       LOSSES         VALUE
----------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
  U.S. government agencies                       $28,103,821    $174,572      $14,092    $28,264,301
Obligations of states and political
  subdivisions                                       500,000      56,250           --        556,250
Mortgage-backed securities                        43,982,572     118,166       54,091     44,046,647
                                                 -----------    --------      -------    -----------
Total debt securities                             72,586,393     348,988       68,183     72,867,198
Equity securities                                  2,556,632     130,132           --      2,686,764
                                                 -----------    --------      -------    -----------
TOTAL                                            $75,143,025    $479,120      $68,183    $75,553,962
                                                 ===========    ========      =======    ===========

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of securities to be held to maturity at December 31, were as follows:

HELD TO MATURITY:

                                                                   GROSS        GROSS
                                                  AMORTIZED   UNREALIZED   UNREALIZED          FAIR
1999                                                   COST        GAINS       LOSSES         VALUE
---------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
  U.S. government agencies                      $12,493,956    $     --    $  454,866   $12,039,090
Obligations of states and political
  subdivisions                                   18,344,666      35,461       914,891    17,465,236
Mortgage-backed securities                        1,780,465          --        24,123     1,756,342
                                                -----------    --------    ----------   -----------
TOTAL                                           $32,619,087    $ 35,461    $1,393,880   $31,260,668
                                                ===========    ========    ==========   ===========

                                                                    GROSS        GROSS
                                                   AMORTIZED   UNREALIZED   UNREALIZED          FAIR
1998                                                    COST        GAINS       LOSSES         VALUE
----------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
  U.S. government agencies                       $   173,592    $     --      $   203    $   173,389
Obligations of states and political
  subdivisions                                    17,875,549     363,947       42,207     18,197,289
Mortgage-backed securities                         3,957,054      56,712        2,206      4,011,560
                                                 -----------    --------      -------    -----------
TOTAL                                            $22,006,195    $420,659      $44,616    $22,382,238
                                                 ===========    ========      =======    ===========

Gross realized gains and losses on sales of securities available for sale for the years ended December 31, were:

                                                                  1999       1998       1997
--------------------------------------------------------------------------------------------
GROSS REALIZED GAINS:                                         $     --   $126,727   $     --
                                                              ========   ========   ========
GROSS REALIZED LOSSES:                                        $     --   $ 19,616   $     --
                                                              ========   ========   ========

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The scheduled maturities of securities held to maturity and securities available for sale at December 31,1999, were as follows:

                                            SECURITIES HELD TO MATURITY   SECURITIES AVAILABLE FOR SALE
                                            ---------------------------   -----------------------------
                                               AMORTIZED           FAIR       AMORTIZED            FAIR
                                                    COST          VALUE            COST           VALUE
-------------------------------------------------------------------------------------------------------
Due in one year or less                     $   252,677    $   253,667     $   467,888     $   464,879
Due from one year to five years               6,830,765      6,757,607      15,779,898      15,355,859
Due from five to ten years                   13,701,892     13,222,000      10,886,165      10,558,897
Due after ten years                          11,833,753     11,027,394      43,998,126      41,488,174
                                            -----------    -----------     -----------     -----------
TOTAL DEBT SECURITIES                       $32,619,087    $31,260,668     $71,132,077     $67,867,809
TOTAL EQUITY SECURITIES                              --             --     $ 2,547,788     $ 2,513,093
                                            -----------    -----------     -----------     -----------
TOTAL                                       $32,619,087    $31,260,668     $73,679,865     $70,380,902
                                            ===========    ===========     ===========     ===========

For the purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

Securities with a book value of $29,534,038 at December 31, 1999 and $23,736,391 at December 31, 1998 were pledged as collateral for certain deposits and repurchase agreements as required or permitted by law.

There were no state, county and municipal securities whose book value, as to any issuer, exceeded ten percent of stockholders' equity at December 31, 1999 or 1998.

5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

At December 31 loans were as follows:

                                                                      1999           1998
-----------------------------------------------------------------------------------------
Real estate:
  Construction                                                $  4,400,853   $  4,646,007
  Conventional mortgages                                       115,656,109    109,948,918
Loans to farmers                                                   283,443        202,528
Commercial and industrial loans                                 28,450,629     26,151,033
Loans to individuals                                            26,424,317     18,020,174
Tax-exempt loans to political subdivisions                       4,518,893      4,554,185
All other loans                                                    258,434        262,303
                                                              ------------   ------------
  Gross loans                                                  179,992,678    163,785,148
Net deferred loan fees and costs                                  (271,775)      (320,610)
                                                              ------------   ------------
  TOTAL LOANS                                                 $179,720,903   $163,464,538
                                                              ============   ============

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the allowance for credit losses for the years ended December 31, 1999, 1998, and 1997 were as follows:

                                                                 1999         1998         1997
-----------------------------------------------------------------------------------------------
Balance at beginning of year                               $1,772,895   $1,793,112   $1,772,433
Provision charged to operating expenses                       255,000      246,000      275,000
Recoveries                                                     33,090      105,508       57,059
Loans charged off                                            (268,064)    (371,725)    (311,380)
                                                           ----------   ----------   ----------
BALANCE AT END OF YEAR                                     $1,792,921   $1,772,895   $1,793,112
                                                           ==========   ==========   ==========

Information regarding impaired loans for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                                 1999         1998         1997
-----------------------------------------------------------------------------------------------
Impaired loans with a specific valuation allowance         $  395,145   $  171,965   $    5,625
Impaired loans without a specific valuation allowance              --    3,662,542    3,552,246
                                                           ----------   ----------   ----------
  TOTAL IMPAIRED LOANS                                     $  395,145   $3,834,507   $3,557,871
                                                           ==========   ==========   ==========
Allowance for credit losses related to impaired loans      $   64,169   $   70,000   $  221,178
Allowance for credit losses related to other than
  impaired loans                                            1,728,752    1,702,895    1,571,934
                                                           ----------   ----------   ----------
  TOTAL ALLOWANCE FOR CREDIT LOSSES                        $1,792,921   $1,772,895   $1,793,112
                                                           ==========   ==========   ==========
Average impaired loans for the year                        $  895,549   $3,219,507   $1,281,158
                                                           ==========   ==========   ==========
Interest income on impaired loans recognized on a cash
  basis                                                    $      205   $   23,717   $   63,256
                                                           ==========   ==========   ==========

The Company's loans are widely dispersed among individuals and industries. On December 31, 1999, with the exception of Commercial Real Estate Investment loans at 15.4%, there was no concentration of loans in any single industry that exceeded 10% of total loans.

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

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The contract amounts of financial instruments that represent credit risk at December 31, 1999 and 1998 were as follows:

                                                                    1999          1998
--------------------------------------------------------------------------------------
Commitments to extend credit                                  23,623,256    28,008,885
Standby letters of credit                                      2,388,296     3,113,986

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

6. PREMISES AND EQUIPMENT

Premises and equipment consist of the following at December 31, 1999 and 1998:

                                                                 1999          1998
                                                              -----------   -----------
---------------------------------------------------------------------------------------
Land                                                          $   260,085   $   260,085
Buildings and leasehold improvements                            5,295,013     5,231,962
Equipment                                                       4,363,282     3,848,109
                                                              -----------   -----------
                                                                9,918,380     9,340,156
Accumulated depreciation and amortization                      (5,859,299)   (5,013,930)
                                                              -----------   -----------
    TOTAL                                                     $ 4,059,081   $ 4,326,226
                                                              ===========   ===========

Depreciation and amortization charged to operations amounted to $845,369 in 1999, $663,236 in 1998, and $641,442 in 1997.

7. DEPOSITS

Interest-bearing deposits include certificates of deposit and other time deposits in denominations of $100,000 or more which totaled $22,609,102 at December 31, 1999 and $22,646,924 at December 31,1998.

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31,1999, the maturity distribution of certificates of deposit is as follows:

Maturing in:
2000                                                          $ 86,728,332
2001                                                            25,410,010
2002                                                             7,452,530
2003                                                             1,658,430
2004                                                             1,832,309
Thereafter                                                         204,428
                                                              ------------
TOTAL                                                         $123,286,039
                                                              ============

Interest on deposits for the years ended December 31, 1999, 1998, and 1997 consists of the following:

                                                                 1999         1998         1997
-----------------------------------------------------------------------------------------------
Savings deposits                                           $1,677,876   $1,947,767   $1,828,015
Certificates of deposit ($100,000 or more)                  1,000,111    1,118,868    1,021,731
Other deposits                                              5,566,712    5,145,477    4,849,684
                                                           ----------   ----------   ----------
TOTAL                                                      $8,244,699   $8,212,112   $7,699,430
                                                           ==========   ==========   ==========

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. SHORT-TERM BORROWINGS

Short-term borrowings include federal funds purchased and securities sold under agreements to repurchase.

Selected information at December 31, 1999 and 1998 is as follows:

REPURCHASE AGREEMENTS                                                1999          1998
---------------------------------------------------------------------------------------
Average amount outstanding during year                        $19,051,891   $16,362,656
Weighted-average interest rate during year                           4.03%         4.71%
Amount outstanding at year end                                $16,269,157   $13,577,689
Weighted-average interest rate at year-end                           4.44%         3.92%
Highest amount during year                                    $33,755,079   $30,005,162

FEDERAL FUNDS PURCHASED                                              1999          1998
---------------------------------------------------------------------------------------
Average amount outstanding during year                        $ 1,954,822             -
Weighted-average interest rate during year                           6.21%            -
Amount outstanding at year end                                $ 2,000,000             -
Weighted-average interest rate at year-end                           5.88%            -
Highest amount during year                                    $ 7,000,000             -

At December 31, 1999, the Company had unused lines of credit in the total amount of $25,000,000.

9. FEDERAL HOME LOAN BANK BORROWINGS

At December 31,1999, the Company had received three separate advances totaling $25,000,000 from the Federal Home Loan Bank. The first advance in the amount of $7,500,000 is due September 28, 2004, callable in September 2001, with interest at 5.71%. The second advance in the amount of $10,000,000 is due June 23, 2008 callable in June 2003, with interest at 5.51%. The third advance in the amount of $7,500,000 is due September 29, 2004 callable in September 2000, with interest at 5.36%. The Bank has pledged $37,000,000 of conventional mortgage loans as collateral on advances from this source.

Union National Bancorp, Inc.

UNION NATIONAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION:

The Company sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's compensation. The Company's funding policy is to contribute the maximum amount deductible for income tax purposes. Contributions provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The change in benefit obligation and change in plan assets for the years ended December 31, 1999 and 1998 are as follows:

CHANGE IN BENEFIT OBLIGATION                                        1999         1998
-------------------------------------------------------------------------------------
Benefit obligation at beginning of year                       $1,133,429   $1,035,496
Service cost--benefits earned during the year                    105,323       72,280
Interest cost on projected benefit obligation                     70,736       60,149
Actuarial (gain) loss                                           (143,363)     (33,526)
Benefits paid                                                   (118,659)        (970)
                                                              ----------   ----------
Benefit obligation at end of year                             $1,047,466   $1,133,429
                                                              ----------   ----------
Change in Plan Assets
Fair value of plan assets at beginning of year                $  870,128   $  688,437
Actual return on plan assets                                     126,069       50,921
Employer contribution                                            170,313      131,740
Benefits paid                                                   (118,659)        (970)
                                                              ----------   ----------
Fair value of plan assets at end of year                      $1,047,851   $  870,128
                                                              ----------   ----------
Funded status                                                 $      385   $ (263,301)
Unrecognized net actuarial (gain) loss                           (37,967)     166,823
Unrecognized net obligation at December 15, 1988 being
  recognized over 15 years                                        11,655       17,482
                                                              ----------   ----------
Accrued benefit cost                                          $  (25,927)  $  (78,996)
                                                              ==========   ==========

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,                    1999        1998
-----------------------------------------------------------------------------------
Discount rate                                                      7.25%       7.50%
Expected long-term return on assets                                7.50        7.50
Rate of compensation increase                                      4.50        4.50

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of net periodic benefit cost for the years ended December 31, 1999, 1998 and 1997 is detailed in the following table:

                                                                  1999       1998        1997
---------------------------------------------------------------------------------------------
Service cost                                                  $105,323   $ 72,280   $  83,251
Interest cost                                                   70,736     60,149      65,815
Actual return on assets                                       (126,069)   (50,921)    (93,269)
Net amortization and deferral                                   67,254     10,982      61,321
                                                              --------   --------   ---------
Net periodic benefit cost                                     $117,244     92,490     117,118
Additional expense related to settlement of pension
  obligation                                                        --         --      88,718
                                                              --------   --------   ---------
  Total                                                       $117,244   $ 92,490   $ 205,836
                                                              ========   ========   =========

During 1997, the Company's defined benefit pension plan made lump sum payments to plan participants which met the criteria for a settlement of pension obligations as defined in SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits." This settlement resulted in additional pension expense of $88,718 for the year ended December 31, 1997.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE SAVINGS AND INVESTMENT PLAN:

The Company has an Employee Savings and Investment Plan in which substantially all employees are eligible to participate. Under the terms of the Plan, the Company will match 50% of the employee contributions up to 6% of compensation. The Company's contributions to the Plan were $76,457 for 1999, $79,388 for 1998, and $62,564 for 1997.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN:

The Company has entered into supplemental executive retirement agreements with certain executive officers and members of its Board of Directors to provide retirement benefits. The present value of the benefits to be paid by the Company upon retirement is being accrued over the number of years remaining to the retirement date of these individuals. The expense (income) recognized for this plan was $12,187 in 1999, $12,884 in 1998, and ($9,754) in 1997.

STOCK OPTION PLAN:

On April 15, 1997 the Company established the 1997 Key Employee Stock Option Plan (the "1997 Plan"). The 1997 Plan is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations.

Had compensation expense for the 1997 Plan been determined based on the fair value of each option on the date of grant using an option-pricing model as prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," there would have an immaterial effect on the Company's net income and basic and diluted earnings per share for the years ended December 31, 1999, 1998 and 1997.

The 1997 Plan provides that 66,000 shares of the Company's common stock will be reserved for the granting of both incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase these shares. At December 31, 1999, reserved shares remaining for future grants under this 1997 Plan totaled 3,733. The exercise price per share for incentive stock options and non-qualified stock options shall be equal to the fair market value on the date the options are granted. However, in the case of incentive stock options, if at the time the options are granted the participant owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the exercise price shall not be less than 110% of the fair market value of the shares on the date the options are granted.

The options granted would become exercisable in increments of 20% on each anniversary date of the grant of the options, so that the options will become fully exercisable on the fifth anniversary of the date the options were granted.

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 1999 and 1998:

                                                                  1999       1998
---------------------------------------------------------------------------------
Dividend yield                                                    3.00%      2.00%
Expected volatility                                              23.20%     24.10%
Risk free interest rate                                           6.48%      4.75%
Expected life, in years                                       10 years   10 years
Weighted-average fair value of options granted during the
  year                                                           $8.11      $9.46

During 1999, the Company granted options to purchase 21,483 shares with an exercise price of $27.00. At December 31, 1999 options issued and outstanding had exercise prices ranging from $19.09 to $29.50 and had a weighted- average remaining contractual life of 8.99 years.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               OPTIONS ISSUED   WEIGHTED-AVERAGE
                                                              AND OUTSTANDING     EXERCISE PRICE
------------------------------------------------------------------------------------------------
Balance at January 1, 1997                                                 --             $   --
Exercised                                                                  --                 --
Granted                                                                21,890              19.09
------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                           21,890             $19.09
------------------------------------------------------------------------------------------------
Exercised                                                                  --                 --
Granted                                                                18,982              29.50
------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                           40,872             $23.92
------------------------------------------------------------------------------------------------
Exercised                                                                  88              19.09
Granted                                                                21,483              27.00
------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                           62,267             $24.99
------------------------------------------------------------------------------------------------

As of December 31, 1999 exercisable options totaled 12,464 shares with a weighted-average exercise price of $23.92.

11. INCOME TAXES

The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                       1999                                    1998                             1997
                       -------------------------------------   -------------------------------------   ----------------------
                           FEDERAL       STATE         TOTAL       FEDERAL       STATE         TOTAL      FEDERAL       STATE
-----------------------------------------------------------------------------------------------------------------------------
Currently payable      $ 1,339,276   $ (59,995)  $ 1,279,281   $ 1,077,537   $  (6,636)  $ 1,070,901   $1,061,389   $ 123,887
Deferred tax expense
  (benefits)               (27,449)    (23,009)  $   (50,458)      (10,680)     (4,814)      (15,494)     (25,491)      4,113
                       -----------   ---------   -----------   -----------   ---------   -----------   ----------   ---------
TOTAL                  $ 1,311,827   $ (83,004)  $ 1,228,823   $ 1,066,857   $ (11,450)  $ 1,055,407   $1,035,898   $ 128,000
                       ===========   =========   ===========   ===========   =========   ===========   ==========   =========

                          1997
                       ----------
                            TOTAL
---------------------  ----------
Currently payable      $1,185,276
Deferred tax expense
  (benefits)              (21,378)
                       ----------
TOTAL                  $1,163,898
                       ==========

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax benefits resulting from temporary differences in the tax bases of assets and liabilities for tax and financial statement purposes for the years ended December 31 1999, 1998, and 1997 are attributable to:

                                                                  1999       1998       1997
--------------------------------------------------------------------------------------------
Provision for credit losses                                   $ (7,734)  $  7,808   $ (8,267)
Deferred loan fees                                              24,199     63,035     (3,918)
Depreciation and amortization                                  (60,417)   (68,152)   (41,104)
Pension expense                                                 19,202    (20,565)     9,664
Deferred compensation                                          (60,830)   (39,391)     3,071
Loan income                                                     (5,603)    31,945      9,770
Other                                                           40,725      9,826      9,406
                                                              --------   --------   --------
TOTAL DEFERRED TAX BENEFIT                                    $(50,458)  $(15,494)  $(21,378)
                                                              ========   ========   ========

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accumulated deferred income tax benefits of $2,536,222 at December 31, 1999 and $1,087,083 at December 31, 1998 are included in other assets and consist of the following:

                                                                    1999         1998
-------------------------------------------------------------------------------------
Provision for credit losses                                   $  549,382   $  541,648
Deferred loan fees                                                94,216      118,415
Unrealized gains on investment securities                      1,271,344     (127,337)
Depreciation and amortization                                    346,307      285,890
Pension expense                                                  (25,000)      (5,798)
Deferred compensation                                            341,551      280,721
Loan income                                                        9,768        4,165
Other                                                            (51,346)     (10,621)
                                                              ----------   ----------
NET DEFERRED TAX ASSET                                        $2,536,222   $1,087,083
                                                              ==========   ==========

A reconciliation of the maximum statutory income tax to the provision for income taxes in the consolidated statements of income for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                                  1999                    1998                    1997
                                          ---------------------   ---------------------   ---------------------
                                                       PERCENT                 PERCENT                 PERCENT
                                                           OF                      OF                    OF
                                                       PRETAX                  PRETAX                  PRETAX
                                              AMOUNT   INCOME         AMOUNT   INCOME         AMOUNT   INCOME
---------------------------------------------------------------------------------------------------------------
Computed tax at statutory rate            $1,506,852     34.0%    $1,255,698     34.0%    $1,211,760     34.0%
Increases (decreases) in taxes resulting
  from:
  Tax exempt interest income                (396,615)    (8.9)      (284,688)    (7.7)      (172,797)    (4.8)
  State income taxes, net of federal
    income tax benefit                       (54,782)    (1.2)        25,012      0.7         78,151      2.2
  Nondeductible interest expense              83,668      1.9         54,233      1.6         37,166      1.1
  Officers and directors life insurance        2,065      0.0          2,065      0.1          4,936       .1
  Other                                       87,635      1.9          3,087     (0.1)         4,682       .1
                                          ----------    -----     ----------    -----     ----------    -----
                                          $1,228,823     27.7%    $1,055,407     28.6%    $1,163,898     32.7%
                                          ==========    =====     ==========    =====     ==========    =====

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. LEASES

The Company is obligated under noncancelable lease agreements for certain bank premises. The leases generally contain renewal options and provide that the Company pays property taxes, insurance and maintenance costs.

Future minimum lease payments under leases having initial or remaining noncancelable lease terms in excess of one year are as follows:

YEARS ENDING DECEMBER 31,                                         AMOUNT
------------------------------------------------------------------------
2000                                                          $  255,032
2001                                                             239,982
2002                                                             211,726
2003                                                             193,933
2004                                                             199,719
Thereafter                                                       612,618
                                                              ----------
    Total                                                     $1,713,010
                                                              ==========

The Company has entered into an agreement to lease a branch banking facility from a director through 2001 at a minimum annual rental of $37,800. The lease also contains one five-year renewal option. The Company also has an agreement with an advisory board member to lease a branch facility through November 2002 at a minimum annual rental of $21,532.

13. STOCKHOLDERS' EQUITY

RESTRICTIONS ON DIVIDENDS:

The amount of dividends that the Bank can pay to the Company without approval is limited to its net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1999 aggregated $6,928,628.

RESTRICTIONS ON LENDING FROM SUBSIDIARY TO PARENT:

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to the Parent Company in the form of loans or advances.
Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. There were no material loans or advances outstanding at December 31, 1999.

REPURCHASE PLAN:

On October 1, 1997, the Board of Directors authorized a stock repurchase program. Pursuant to the terms of this program, the Company may repurchase up to 6% of its common stock during the ten year period ending September 31, 2007. As of December 31, 1999 no shares had been purchased.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DIVIDEND REINVESTMENT PLAN:

The Company maintains a Dividend Reinvestment and Stock Purchase Plan for all stockholders of the Company. This Plan provides that 330,000 shares, as adjusted for stock splits and dividends, of the Company's common stock will be reserved for issuance under the Plan. At December 31, 1999, reserved shares remaining for future issuance under this Plan totaled 305,980. The terms of this Plan allow participating shareholders to purchase additional shares of common stock in the Company by reinvesting the dividends paid on shares registered in their name, by making optional cash payments, or both. Shares purchased under the Plan with reinvested dividends or optional cash payment can be acquired at 97% of current market prices. Optional cash payments to this Plan are limited and may not exceed $10,000 in any calendar quarter. The Company reserves the right to amend, modify, suspend or terminate this Plan at any time at its discretion.

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31,1999, the most recent notification from the regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's and the Bank's actual capital amounts and ratios are also presented in the following table:

                                                                                                           TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                                 FOR CAPITAL           PROMPT CORRECTIVE
                                                           ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                                   ----------------------   ----------------------   ----------------------
                                                        AMOUNT      RATIO        AMOUNT      RATIO        AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------------------
As of December 31,1999:
Total Capital (to risk-weighted assets)
    Consolidated                                   $27,191,468     14.0%    $15,598,786     8.0%             N/A
    Union National Bank                            $26,500,047     13.6%    $15,598,465     8.0%     $19,498,081     10.0%
Tier 1 Capital (to risk-weighted assets)
    Consolidated                                   $25,398,547     13.0%    $ 7,799,393     4.0%             N/A
    Union National Bank                            $24,707,126     12.7%    $ 7,799,233     4.0%     $11,698,849      6.0%
Tier 1 Capital (average assets)
    Consolidated                                   $25,398,547      8.6%    $11,801,613     4.0%             N/A
    Union National Bank                            $24,707,126      8.4%    $11,801,484     4.0%     $14,751,855      5.0%
As of December 31,1998:
Total Capital (to risk-weighted assets)
    Consolidated                                   $23,805,741     13.1%    $14,518,218     8.0%             N/A
    Union National Bank                            $23,314,982     12.9%    $14,517,807     8.0%     $18,147,259     10.0%
Tier 1 Capital (to risk-weighted assets)
    Consolidated                                   $22,032,846     12.1%    $ 7,259,109     4.0%             N/A
    Union National Bank                            $21,542,087     11.9%    $ 7,258,904     4.0%     $10,888,356      6.0%
Tier 1 Capital (average assets)
    Consolidated                                   $22,032,846      8.2%    $10,744,569     4.0%             N/A
    Union National Bank                            $21,542,087      8.0%    $10,740,740     4.0%     $13,425,925      5.0%

N/A = NOT APPLICABLE

Union National Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "REPORTING COMPREHENSIVE INCOME".Comprehensive Income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company's net income, change in equity components under comprehensive income reporting would also include such items as the net change in unrealized gains and losses on available for sale securities, foreign currency transactions and adjustments in minimum pension liability. As required by Statement 130, prior year information has been modified to conform to the new presentation. The following table details related tax effects allocated to each component of other comprehensive income.

                                                           BEFORE-TAX          TAX    NET-OF-TAX
1999                                                           AMOUNT      EXPENSE        AMOUNT
------------------------------------------------------------------------------------------------
Unrealized holding gains (losses) arising during period   $(3,624,016)  $1,399,595   $(2,224,421)
Less: Realized gains on securities sold                             -            -             -
                                                          -----------   ----------   -----------
Other comprehensive income                                $(3,624,016)  $1,399,595   $(2,224,421)
                                                          ===========   ==========   ===========

1998
------------------------------------------------------------------------------------------------
Unrealized holding gains arising during period            $   196,223   $  (75,781)  $   120,442
Less: Realized gains on securities sold                       107,111      (41,366)       65,745
                                                          -----------   ----------   -----------
Other comprehensive income                                $    89,112   $  (34,415)  $    54,697
                                                          ===========   ==========   ===========

1997
------------------------------------------------------------------------------------------------
Unrealized holding gains arising during period            $   338,419   $ (130,697)  $   207,722
Less: Realized gains on securities sold                             -            -             -
                                                          -----------   ----------   -----------
Other comprehensive income                                $   338,419   $ (130,697)  $   207,722
                                                          ===========   ==========   ===========

15. RELATED PARTY TRANSACTIONS

Certain members of the Board of Directors and senior officers had loan transactions with the Bank. Such loans were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with outsiders

The following schedule summarizes changes in amounts of loans outstanding to directors and senior officers, both direct and indirect, during 1999.

Balance at January 1,1999                                     $ 5,284,446
Additions                                                         916,755
Repayments                                                     (3,202,966)
                                                              -----------
Balance at December 31,1999                                   $ 2,998,235
                                                              ===========

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments"' requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. This standard excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amount presented does not represent the underlying value of the Company.

The following methods and assumptions were used to estimate the fair value disclosures for financial instruments as for December 31, 1999 and 1998:

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

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Company's financial instruments were as follows at:

                                             DECEMBER 31, 1999             DECEMBER 31, 1998
                                        ---------------------------   ---------------------------
                                            CARRYING           FAIR       CARRYING           FAIR
                                              AMOUNT          VALUE         AMOUNT          VALUE
-------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks, interest-
    bearing deposits with banks, and
    federal funds sold                  $  8,320,140   $  8,320,140   $ 14,864,586   $ 14,864,586
  Investment securities available for
    sale                                  70,380,902     70,380,902     75,553,962     75,553,962
  Investment securities held to
    maturity                              32,619,087     31,260,668     22,006,195     22,382,238
  Loans receivable                       179,720,903    171,381,364    163,464,538    159,879,224
  Accrued interest receivable              2,000,671      2,000,671      1,699,794      1,699,794
FINANCIAL LIABILITIES:
  Deposit liabilities                    232,177,952    238,499,240    226,337,379    205,741,056
  Short-term borrowings                   18,269,157     18,269,157     13,577,689     13,577,689
  Federal Home Loan Bank borrowings       25,000,000     22,957,911     20,000,000     20,933,048

17. PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements for Union National Bancorp, Inc. (Parent
Only) pertaining to the periods covered by the Company's consolidated financial statement are presented below:

BALANCE SHEETS

                                                                     1999          1998
DECEMBER 31,                                                  -----------   -----------
ASSETS
---------------------------------------------------------------------------------------
  Cash and due from banks                                     $   687,413   $   485,620
  Investment in subsidiary                                     24,891,461    21,745,921
  Other assets                                                      4,008         5,138
                                                              -----------   -----------
    TOTAL ASSETS                                              $25,582,882   $22,236,679
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                         $         -   $         -
                                                              -----------   -----------
  Common stock                                                     19,640        18,514
  Capital surplus                                              16,831,138    13,570,913
  Accumulated other comprehensive income (loss)                (2,020,588)      203,833
  Retained earnings                                            10,752,692     8,443,419
                                                              -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY                                 25,582,882    22,236,679
                                                              -----------   -----------

                                                              1998 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     1999          1998
DECEMBER 31,                                                  -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $25,582,882   $22,236,679
                                                              ===========   ===========

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31,                                          1999         1998         1997
------------------------------------------------------------------------------------------------
Income
  Dividends from subsidiary                                $   887,607   $  740,829   $  592,120
  Expenses                                                       2,580       10,620       17,947
                                                           -----------   ----------   ----------
  Income before income taxes and equity in undistributed
    income of subsidiary                                       885,027      730,209      574,173
  Income tax expense (benefit)                                    (877)      (3,611)      (6,102)
                                                           -----------   ----------   ----------
  Income before equity in undistributed income of
    subsidiary                                                 885,904      733,820      580,275
  Equity in undistributed income of subsidiary               2,317,190    1,904,004    1,819,827
                                                           -----------   ----------   ----------
    NET INCOME                                             $ 3,203,094   $2,637,824   $2,400,102
Other comprehensive income (loss), net of taxes             (2,224,421)      54,697      207,722
                                                           -----------   ----------   ----------
    COMPREHENSIVE INCOME                                   $   978,673   $2,692,521   $2,607,824
                                                           ===========   ==========   ==========

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                                        1999          1998          1997
------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net Income                                             $ 3,203,094   $ 2,637,824   $ 2,400,102
  Equity in undistributed income of subsidiary            (2,317,190)   (1,904,004)   (1,819,827)
  Amortization of organization cost                            2,380        10,420        10,419
  (Increase) Decrease in amount due from subsidiary             (370)      122,952        (6,101)
  (Increase) Decrease in other assets                           (877)      112,116             -
                                                         -----------   -----------   -----------
  Net cash provided by operating activities                  887,037       979,308       584,593
                                                         -----------   -----------   -----------
Cash Flows from Financing Activities:
  Proceeds from Dividend reinvestment plan                   202,363       220,661             -
  Dividends paid                                            (887,607)     (740,829)     (567,120)
                                                         -----------   -----------   -----------
  Net cash used in financing activities                     (685,244)     (520,168)     (567,120)
Net increase in cash and cash equivalents                    201,793       459,140        17,473
Cash and Cash Equivalents at Beginning of Year               485,620        26,480         9,007
                                                         -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                 $   687,413   $   485,620   $    26,480
                                                         ===========   ===========   ===========

UNION NATIONAL BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company's unaudited quarterly results of operations:

(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                                                      THREE MONTHS ENDED
                                                      --------------------------------------------------
1999                                                   DECEMBER 31   SEPTEMBER 30    JUNE 30    MARCH 31
--------------------------------------------------------------------------------------------------------
Interest income                                            $5,515          $5,475    $5,340      $5,097
Net interest income                                         2,863           2,839     2,814       2,679
Net security gains                                              -               -         -           -
Provision for credit losses                                    76             105        15          59
Income before taxes                                         1,271           1,184     1,051         926
Net income                                                    892             875       758         678
Earnings per share - Basic                                   0.46            0.45      0.40        0.37
                - Diluted                                    0.45            0.45      0.40        0.37

(DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                                                      Three months ended
                                                      --------------------------------------------------
1998                                                   December 31   September 30    June 30    March 31
--------------------------------------------------------------------------------------------------------
Interest income                                            $5,139          $5,263    $5,097      $4,878
Net interest income                                         2,612           2,623     2,711       2,595
Net security gains                                             86               -        21           -
Provision for credit losses                                    60              60        41          85
Income before taxes                                           998             803       968         924
Net income                                                    688             631       679         640
Basic and diluted earnings per share                         0.41            0.31      0.36        0.35

19. PROPOSED MERGER

On January 20, 2000, the Company entered into an agreement and plan of affiliation and merger with Mercantile Bancshares Corporation. Under the proposal, the Company's shareholders will receive 1.15 shares of the Mercantile's $2.00 par common stock for each share of common stock of the Company.

No material legal obligations are created by the proposal and either party may withdraw from the transaction until a definitive agreement is executed. Consummation of the proposed sale is subject to regulatory approval and approval of two-thirds of the Company's shareholders.

                                                              1999 ANNUAL REPORT

UNION NATIONAL BANK
DIRECTORS

Wesley D. Blakeslee
Attorney at Law

David L. Brauning
Insurance, Real Estate, Agriculture

Robert L. Bullock
President
Bullock's Country Meats, Inc.

Donald C. Essich
Vice Chairman of the Board
Union National Bank
Agriculture and Real Estate Development

Dean H. Griffin, M.D.
Medicine

Bernard L. Jones, Sr.
Engineering Technologist

William R. Klinger
General Manager
Star Vending Service

K. Wayne Lockard
Chairman of the Board
Union National Bank
Real Estate Consultant

Ellen Miller
Assistant Secretary for Business and Training
Maryland Department of Labor, Liscensing
And Regulation

Robert T. Scott, D.D.S.
Orthodontics

Ethan A. Siedel
Vice President, Administration and
Finance, Western Maryland College

Virginia W. Smith
President and Chief Executive Officer
Union National Bank

Larry A. Van Sant, Sr.
President
Van Sant Plumbing and Heating, Inc.

Kenneth B. Wright
President
Towne Pride Interiors, Inc.
Director Emeritus

Joseph H. Beaver, Jr.
Retired President
Union National Bank

UNION NATIONAL BANK
EXECUTIVE MANAGEMENT

Virginia W. Smith
President and Chief Executive Officer

Steven L. Wantz
Senior Vice President and
Chief Operating Officer

Bradley T. Duggan
Senior Vice President and
Chief Lending Officer

Gabrielle M. Peregoy
Vice President/Funds Manager

UNION NATIONAL BANCORP, INC.
OFFICERS

K. Wayne Lockard
Chairman of the Board

Donald C. Essich
Vice Chairman

Virginia W. Smith
President

Denise L. Baker
Secretary

Gabrielle M. Peregoy
Treasurer

FINKSBURG ADVISORY BOARD
Melvin L. Anderson

UNION NATIONAL BANCORP, INC.

Edwin R. Armacost
Francis H. Flater
Gregory C. Maier
Robert L. Moser

HAMPSTEAD ADVISORY BOARD
Ronald W. Cox
Margaret A. Miller
Lawrence R. Whitney, Jr. D.D.S.

SOUTH CARROLL ADVISORY BOARD
Dann J. Finch
Michelle L. Fleming
Holly J. Harrison Frey
Lawrence W. Helminiak

WESTMINSTER ADVISORY BOARD
David S. Bollinger
Linda C. Galvin
G. Melvin Mills
R. Kyle Pritts, Jr.

MT. AIRY ADVISORY BOARD
John E. Fleming, Jr.
Frank Illiano
Kenneth J. Lee
Ronald E. Miller, M.D.
Delores Wilson

ADMINISTRATION

Denise L. Baker
Vice President-Cashier

Brenda G. Boudreau
Vice President-
Risk Manager

Julie S. Frantz
Assistant Vice President-
Human Resources

Reynold R. Grove
Auditor

GENERAL BANKING

Steven L. Wantz
Senior Vice President/ Chief
Operating Officer

Mary E. Harris
Vice President
Market Manager

Cristina R. Moore
Vice President-
Operations Manager

Terry A. Williams
Vice President
Market Manager

James C. Wise
Vice President-
Director of Marketing

Barbara R. Burke
Assistant Vice President-
Investment and Retirement
Services Manager

Karen B. Corder
Assistant Vice President-
Information Technology

Stephanie C. Haines
Operations Officer-
Deposit Operations

LENDING

Bradley T. Duggan
Senior Vice President and Chief
Lending Officer

Robert A Holmes, Jr.
Vice President-Commercial
Lending Manager

Cynthia D. Irvin
Vice President--Loan Operations
Manager

                                                              1999 ANNUAL REPORT

Patricia M. DeBone
Vice President-
Mortgage Lending Manager

Alice M. Denell
Assistant Vice President-
Consumer Lending Manager

Sharon L. Wenzing
Assistant Vice President-
Home Equity Manager

Gary A. Harris
Vice President-
Commercial Lender

Mark E. Blacksten
Assistant Vice President-
Commercial Lender

John E. Hilker
Vice President-
Chief Credit Officer/
Credit Manager

FINANCE

Gabrielle M. Peregoy
Vice President-
Funds Manager

Alan D. Bevard
Assistant Vice President-
Funds Management

Patricia L. Howard
Assistant Vice President-
Accounting Manager

UNION NATIONAL BANK
COMMUNITY BANKING
LOCATIONS AND MANAGEMENT

Northern Region
Mary E. Harris
Vice President
Market Area Manager

132 West Main Street
Westminster
Doreen Capece
Assistant Vice President-
Branch Manager

111 East Main Street
Westminster

140 Village Shopping Center
Westminster
Mary E. Harris
Vice President
Market Area Manager

Cranberry Mall
Westminster
Jill Cornwell
Branch Officer

Southern Region
Terry A. Williams
Vice President
Market Area Manager

Route 140 and 91
Finksburg
Jon M. Page
Branch Manager

7564 Main Street
Sykesville
(Satellite of the Eldersburg Office)

5420 Klee Mill Road
Eldersburg
Terry Williams
Vice President
Market Area Manager

400 Ridgeville Blvd
Mt. Airy
Linda E. Koons
Assistant Vice President-
Branch Manger

UNION NATIONAL BANCORP, INC.

SHAREHOLDER
INFORMATION

CORPORATE HEADQUARTERS

Union National Bancorp, Inc.
117 East Main Street
Westminster, MD 21157
410-848-7200

GENERAL INFORMATION

For additional information about
Union National Bancorp, Inc.
Please contact:
Denise L. Baker, Secretary
Union National Bancorp, Inc.
117 East Main Street
Westminster, MD 21157
410-848-7200

TRANSFER AGENT

American Stock Transfer & Trust
Company
40 Wall Street
New York, NY 10005
(800) 937-5449

The following brokers are registered as market makers of Union National Bancorp, Inc. Common Stock:

Ferris, Baker, Watts, Inc.
295 East Main Street
Westminster, MD 21157
410-848-9333

Legg Mason Wood Walker, Inc.
119 East Main Street
Westminster, MD 21157

Sandler O'Neiill & Partners, L.P.
Two World Trade Center
104(th) Floor
New York, NY 10048
(800) 635-6851

58